 As filed with the Securities and Exchange Commission on April 21, 1997

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                         _____________________________


                                   Form 10/A
                                AMENDMENT NO. 1
                                      TO
                                 FORM-10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
    PURSUANT TO SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934
                         _____________________________


                              VITAL IMAGES, INC.
            (Exact name of registrant as specified in its charter)

            IOWA*                                        42-1321776
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

3100 WEST LAKE STREET, SUITE 100                            55416
     MINNEAPOLIS, MINNESOTA                              (Zip Code)
     (Address of principal
       executive offices)

                                (612) 915-8000
             (Registrant's telephone number, including area code)

                         _____________________________

      Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                       Name of each exchange on which
     to be so registered                       each class is to be registered
     -------------------                       ------------------------------

                                     None

       Securities to be registered pursuant to Section 12(g) of the Act:

                    Common Stock, par value $.01 per share
                        Preferred Stock Purchase Rights

================================================================================
* It is expected that the Registrant will be reincorporated in Minnesota prior to the effectiveness of this Registration Statement on Form 10, and the information contained in the Information Statement forming a part hereof reflects such reincorporation.

                              VITAL IMAGES, INC.

                INFORMATION REQUIRED IN REGISTRATION STATEMENT
              CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT
                             AND ITEMS OF FORM 10

ITEM
NO.     CAPTION                              LOCATION IN INFORMATION STATEMENT
---     -------                              ---------------------------------
1.      Business...........................  Summary; Vital Images, Inc.; Introduction; Risk
                                             Factors; The Distribution; Management's
                                             Discussion and Analysis of Financial Condition
                                             and Results of Operations; Business; Index to
                                             Financial Statements

2.      Financial Information..............  Selected Financial Data; Unaudited Pro Forma
                                             Statements of Operations; Management's
                                             Discussion and Analysis of Financial Condition
                                             and Results of Operations


3.      Properties.........................  Business -- Facilities

4.      Security Ownership of Certain
        Beneficial Owners and Management...  Security Ownership of Certain Beneficial
                                             Owners; Beneficial Ownership of Management

5.      Directors and Executive Officers...  Management; Description of Capital
                                             Stock -- Certain Limited Liability,
                                             Indemnification and Anti-Takeover Provisions

6.      Executive Compensation.............  Management; Security Ownership of Certain
                                             Beneficial Owners

7.      Certain Relationships and Related
        Transactions.......................  Summary; The Distribution; Relationship
                                             Between Bio-Vascular and Vital Images After
                                             the Distribution; Certain Relationships and
                                             Related Transactions

8.      Legal Proceedings..................  Business -- Legal Proceedings

9.      Market Price of and Dividends on
        the Registrant's Common Equity
        and Related Stockholder Matters....  Summary; Risk Factors; The Distribution;
                                             Management; Security Ownership of Certain
                                             Beneficial Owners; Beneficial Ownership of
                                             Management; Description of Capital Stock

10.     Recent Sales of Unregistered
        Securities.........................  Not Applicable

ITEM
NO.     CAPTION                              LOCATION IN INFORMATION STATEMENT
---     -------                              ---------------------------------
11.     Description of Registrant's
        Securities to be Registered........  Description of Capital Stock; Rights
                                             Agreement

12.     Indemnification of Directors and
        Officers...........................  Description of Capital Stock -- Certain Limited
                                             Liability, Indemnification and Anti-Takeover
                                             Provisions

13.     Financial Statements and
        Supplementary Data.................  Summary; Summary Financial Data; Capitalization;
                                             Selected Financial Data; Unaudited Pro Forma
                                             Statements of Operations; Management's Discussion
                                             and Analysis of Financial Condition and Results of
                                             Operations; Index to Financial Statements

14.     Changes in and Disagreements with
        Accountants on Accounting and
        Financial Disclosure...............  Not Applicable

                      [LETTER ON BIO-VASCULAR LETTERHEAD]

Dear Shareholder:

The attached Information Statement sets forth information regarding Vital Images, Inc. ("Vital Images") and the distribution of all of the issued and outstanding shares of Vital Images' common stock, as well as certain preferred stock purchase rights, to shareholders of Bio-Vascular, Inc. ("Bio-Vascular"). Bio-Vascular's Board of Directors authorized the distribution at a meeting of the entire Board on October 28, 1996. It is expected that the distribution of shares of Vital Images will occur on or about April ___, 1997.

Vital Images was incorporated in Iowa in September 1988 and was reincorporated in Minnesota in March 1997. Vital Images was acquired by Bio-Vascular through a tax-free merger on May 24, 1994 and has operated as a wholly-owned subsidiary of Bio-Vascular since that date. The acquisition by Bio-Vascular provided financial resources and management capabilities to Vital Images and enabled Vital Images to leverage these resources and focus its efforts on medical applications for its technologies.

The decision to spin-off Vital Images was made because, strategically and financially, the timing and circumstances were right to separate Bio-Vascular's Surgical and Medical Visualization Businesses for the long-term benefit of its shareholders, and because of the belief that each business would benefit by being able to adopt strategies and pursue objectives appropriate to its specific business, focus on its distinct distribution and marketing channels, be recognized and evaluated by the financial community as a separate and distinct business, and implement more focused incentive compensation arrangements that are tied more directly to the results of operations of its respective business.

The attached Information Statement provides important information regarding Vital Images and the distribution of Vital Images common stock to the shareholders of Bio-Vascular. It also contains information about Vital Images' organization, business, properties, management and operations, including financial information. We encourage you to read this material carefully.

If you are a Bio-Vascular shareholder at the close of business on April ___, 1997, the record date for the distribution, you will receive one share of Vital Images common stock for every two shares of Bio-Vascular common stock you own on that date, with cash to be paid in lieu of any fractional interest in a share to any holder who would be entitled to less than one whole share of Vital Images common stock.

                                        Sincerely,


                                        John T. Karcanes
                                        President and Chief Executive Officer


   SHAREHOLDERS OF BIO-VASCULAR COMMON STOCK ON THE RECORD DATE FOR THE DISTRIBUTION ARE NOT REQUIRED TO TAKE ANY ACTION TO PARTICIPATE IN THE
                    ---
   DISTRIBUTION. BIO-VASCULAR IS NOT SOLICITING YOUR PROXY BECAUSE
                                 ---
   SHAREHOLDER APPROVAL OF THE DISTRIBUTION IS NOT REQUIRED.

                      [LETTER ON VITAL IMAGES LETTERHEAD]



Dear Shareholder of Bio-Vascular, Inc.:

Attached you will find an Information Statement providing you with considerable detail about the business and operations of Vital Images, Inc. ("Vital Images"), the company in which you will become a shareholder if you own shares of common stock of Bio-Vascular, Inc. on April __, 1997.

Vital Images is engaged in the business of developing, marketing and supporting medical visualization software and systems for use in clinical diagnosis and surgical planning. Vital Images' VoxelView/_/ and Vitrea/_/ products are designed for use by primary care physicians, radiologists, surgeons and medical researchers, and apply computer graphics and image processing technologies to data from standard medical scanning and imaging devices such as computed tomography and magnetic resonance imaging scanners. By applying these technologies, Vital Images' products provide clinicians with both two- and three-dimensional views inside the human body for use in a variety of clinical and research settings.


VoxelView/_/, Vital Images' first medical visualization product, received
510(k) marketing clearance from the U.S. Food and Drug Administration (the "FDA") in November 1995 and currently has approximately 350 user sites around the world. Vitrea/_/, an advanced version of Vital Images' technology designed to bring medical visualization into routine clinical use, received 510(k) marketing clearance from the FDA in December 1996 and is expected to be commercially released in the second half of calendar 1997. Vital Images intends to offer Vitrea/_/ both as a software package and as a part of an integrated software and hardware system to radiologists, surgeons and other care providers. Vitrea/_/ and the integrated Vitrea/_/ system are both designed for ready integration into hospital radiology networks.

Vital Images' business strategy is to continue to develop and sell medical visualization software and systems to end users and to seek opportunities to integrate its technologies into medical imaging equipment developed and marketed by other medical device manufacturers.

We at Vital Images are excited about our opportunities for growth. We hope you share our enthusiasm about Vital Images' business and prospects, and we welcome your participation in our future.

                                    Sincerely,


                                    Andrew M. Weiss
                                    President and Chief Executive Officer

                             INFORMATION STATEMENT

                           [VITAL IMAGES, INC. LOGO]

                    COMMON STOCK, PAR VALUE $.01 PER SHARE

This Information Statement is being furnished by Bio-Vascular, Inc. ("Bio-Vascular") in connection with the distribution (the "Distribution") to holders of record of Bio-Vascular Common Stock ("Bio-Vascular Common Stock") on ________________, 1997 (the "Record Date") of one share of common stock, par value $.01 per share ("Vital Images Common Stock"), including certain preferred stock purchase rights, of Vital Images, Inc. ("Vital Images") for every two shares of Bio-Vascular Common Stock owned on that date. The Distribution will result in 100% of the outstanding shares of Vital Images Common Stock being distributed to holders of Bio-Vascular Common Stock on a pro-rata basis. The Distribution will be effective on April __, 1997 (the "Distribution Date"), and it is expected that certificates representing Vital Images Common Stock will be mailed on or about April __, 1997 (the "Mailing Date").

No consideration will be paid by Bio-Vascular's shareholders for the shares of Vital Images Common Stock to be received by them in the distribution nor will they be required to surrender or exchange shares of Bio-Vascular Common Stock in order to receive Vital Images Common Stock.

There is no current public trading market for the shares of Vital Images Common Stock, although it is expected that a "when issued" trading market will develop on or about the Distribution Date. Application has been made to list Vital Images Common Stock, and it is expected that the Vital Images Common Stock will be listed, on the Nasdaq SmallCap Market under the symbol "VTAL."

IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION "RISK FACTORS" ON PAGE ___.
                            ______________________

     NO VOTE OF STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS
     DISTRIBUTION. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                            ______________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ______________________

THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. ANY SUCH OFFERING MAY ONLY BE MADE BY MEANS OF A SEPARATE PROSPECTUS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND OTHERWISE IN COMPLIANCE WITH APPLICABLE LAW.

          THE DATE OF THIS INFORMATION STATEMENT IS __________, 1997.

                   CLINICAL STUDIES VISUALIZED WITH VITREA(TM)


[Photo of three-dimensional medical         [Photo of three-dimensional medical
             image]                                      image]



        CIRCLE OF WILLIS                                  COLON
Three-dimensional view using Vitrea/_/      Three -dimensional, spiral CT view
  demonstates the carotid artery in           of the colon using Vitrea/_/.
            the brain.




[Photo of three-dimensional medical         [Photo of three-dimensional medical
             image]                                      image]



               CAROTID                                    BRONCHUS
  Using Vitrea/_/ a three-dimensional          Three-dimensional image using
     view of the carotid artery           Vitrea/_/ demonstrates an "endoscopic"
demonstrates facial and cranial bone,             view of the bronchus.
     muscular structure and the
       vasculature of the neck.

                               TABLE OF CONTENTS

                                                                                     Page
                                                                                     ----
SUMMARY..............................................................................   5
  The Distribution...................................................................   5
  Vital Images, Inc..................................................................   8
  Summary Financial Data.............................................................  10
INTRODUCTION.........................................................................  11
RISK FACTORS.........................................................................  11
THE DISTRIBUTION.....................................................................  20
  Reasons for the Distribution.......................................................  20
  Manner of Effecting the Distribution...............................................  21
  Certain Federal Income Tax Consequences............................................  21
  Listing and Trading of Vital Images Common Stock...................................  24
RELATIONSHIP BETWEEN BIO-VASCULAR AND VITAL IMAGES AFTER THE DISTRIBUTION............  24
  Distribution Agreement.............................................................  25
  Employee Benefits Agreement........................................................  26
  Tax Sharing Agreement..............................................................  29
  Transition Services Agreement......................................................  29
FINANCING............................................................................  30
  Initial Capital Contribution by Bio-Vascular.......................................  30
  Need for Additional Financing......................................................  30
CAPITALIZATION.......................................................................  31
DIVIDEND POLICY......................................................................  32
SELECTED FINANCIAL DATA..............................................................  33
UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS.........................................  35
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
     OPERATIONS......................................................................  37
BUSINESS.............................................................................  43
  General............................................................................  43
  Technology.........................................................................  43
  Strategy...........................................................................  44
  Industry Background................................................................  45
  Markets............................................................................  46
  Products & Product Development.....................................................  47
  Competition........................................................................  49
  Marketing, Distribution and Customer Support.......................................  50
  Intellectual Property..............................................................  50
  Manufacturing and Service..........................................................  51
  Governmental Regulation............................................................  51
  Third Party Reimbursement and Cost Containment.....................................  53
  Facilities.........................................................................  54
  Employees..........................................................................  54
  Legal Proceedings..................................................................  54
MANAGEMENT...........................................................................  55
  Directors and Executive Officers...................................................  55
  Committees of the Board of Directors...............................................  57
  Compensation of Directors..........................................................  58
  Director Stock Option Plan.........................................................  58
  Executive Compensation.............................................................  59
  Grants of Options to Purchase Bio-Vascular Common Stock............................  60
  Exercises and Year-End Values of Options to Purchase Bio-Vascular Common Stock.....  61

  Change in Control Agreements......................................................  61
  1997 Stock Option and Incentive Plan..............................................  62
  Stock Purchase Plan...............................................................  63
  Other Stock Option Plans..........................................................  63
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.....................................  64
BENEFICIAL OWNERSHIP OF MANAGEMENT..................................................  65
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS......................................  66
DESCRIPTION OF CAPITAL STOCK........................................................  67
  Common Stock......................................................................  67
  Preferred Stock...................................................................  67
  Certain Limited Liability, Indemnification and Anti-Takeover Provisions...........  67
  Transfer Agent and Registrar......................................................  68
RIGHTS AGREEMENT....................................................................  69
ADDITIONAL INFORMATION..............................................................  72
INDEX TO FINANCIAL STATEMENTS....................................................... F-1

                                    SUMMARY


     The following is a summary of certain information contained elsewhere in this Information Statement. Reference is made to, and this summary is qualified by, the more detailed information set forth in this Information Statement, which should be read in its entirety. The information contained herein reflects the reincorporation of Vital Images, Inc. in Minnesota, effective in April
1997.

                               THE DISTRIBUTION

Distributing Corporation.......  Bio-Vascular, Inc., a Minnesota corporation
                                 ("Bio-Vascular").


Distributed Corporation and
Business.......................  Vital Images, Inc., a Minnesota corporation
                                 ("Vital Images"), currently a wholly-owned
                                 subsidiary of Bio-Vascular. The Medical
                                 Visualization Business of Bio-Vascular
                                 (formerly called the "Medical Imaging Software
                                 Business"), involving the development,
                                 marketing and support of medical visualization
                                 software and systems for the interactive, two-
                                 and three- dimensional visualization and
                                 analysis of data collected by medical scanning
                                 and imaging devices, has been conducted solely
                                 by Vital Images since its acquisition by Bio-
                                 Vascular in a tax-free merger in May 1994. See
                                 "Business."

Principal Business to be
Retained by Bio-Vascular.......  Bio-Vascular will retain its Surgical Business, involving the development, manufacturing and
                                 marketing of proprietary, specialty medical
                                 products for use in thoracic, cardiac, neuro
                                 and vascular surgery (the "Surgical Business").

Primary Purposes of the
Distribution...................  To separate the Surgical Business, conducted solely by Bio-Vascular, from the Medical
                                 Visualization Business, conducted solely by
                                 Vital Images, so that each company can (i)
                                 adopt strategies and pursue objectives
                                 appropriate to its specific business; (ii)
                                 focus on its distinct distribution and
                                 marketing channels; (iii) be recognized and
                                 evaluated by the financial community as a
                                 separate and distinct business; and (iv)
                                 implement more focused incentive compensation
                                 arrangements that are tied more directly to
                                 results of operations of its respective
                                 business. See "The Distribution -- Reasons for
                                 the Distribution."

Distribution Ratio.............  Each Bio-Vascular shareholder will receive one share of Vital Images Common Stock, including
                                 certain preferred stock purchase rights, for
                                 every two shares of Bio-Vascular Common Stock
                                 held on the Record Date.

Shares to be Distributed.......  Approximately ________ shares of Vital Images
                                 Common Stock, based on ___________ shares of
                                 Bio-Vascular Common Stock outstanding as of
                                 ___________. The shares of Vital Images

                                 Common Stock to be distributed will constitute
                                 100% of the outstanding shares of Vital Images
                                 Common Stock on the Distribution Date.

Distribution Agent.............  American Stock Transfer & Trust Company.

Fractional Share Interests.....  Fractional share interests will be sold by the
                                 Distribution Agent and the cash proceeds
                                 distributed to those Bio-Vascular shareholders
                                 entitled to a fractional interest by reason of
                                 the Distribution. See "The Distribution --
                                 Manner of Effecting the Distribution."

Listing and Trading Market.....  Application has been made to list the Vital
                                 Images Common Stock, and it is expected that
                                 the Vital Images Common Stock will be listed,
                                 on the Nasdaq SmallCap Market under the symbol
                                 "VTAL." See "The Distribution -- Listing and
                                 Trading of Vital Images Common Stock."

Record Date....................  Close of business on April __, 1997.

Distribution Date..............  April __, 1997.

Mailing Date...................  Certificates representing the shares of Vital
                                 Images Common Stock and certain attached
                                 preferred stock purchase rights will be mailed
                                 to Bio-Vascular shareholders on or about April
                                 __, 1997.

Tax Consequences...............  Bio-Vascular has received an opinion of its tax advisor to the effect that there appears to be
                                 substantial authority for viewing the
                                 Distribution as a non-taxable transaction for
                                 Bio-Vascular and its shareholders. Bio-Vascular
                                 has not applied, and does not intend to apply,
                                 for a ruling from the Internal Revenue Service
                                 to such effect. See "The Distribution --
                                 Certain Federal Income Tax Consequences."

Relationship with Bio-Vascular
After the Distribution.........  Following the Distribution, Bio-Vascular and
                                 Vital Images will be operated as independent
                                 public companies. Bio-Vascular and Vital Images
                                 will, however, continue to have a relationship
                                 as a result of the agreements being entered
                                 into between Bio-Vascular and Vital Images in
                                 connection with the Distribution, which include
                                 a Distribution Agreement, an Employee Benefits
                                 Agreement, a Tax Sharing Agreement and a
                                 Transition Services Agreement. In addition, two
                                 individuals will continue to serve as directors
                                 of both Bio-Vascular and Vital Images after the
                                 Distribution, with one of these individuals
                                 serving for a transition period not to exceed
                                 18 months. Except as referred to above or as
                                 otherwise described herein, Bio-Vascular and
                                 Vital Images will cease to have any material
                                 relationship with each other following the
                                 Distribution. See "Relationship Between Bio-

                                 Vascular and Vital Images After the
                                 Distribution," "Financing," "Capitalization" and "Management -- Directors and Executive
                                 Officers."

Risk Factors...................  Shareholders should carefully consider the matters discussed in the section entitled "Risk
                                 Factors."

Certain Anti-Takeover
Considerations.................  Certain provisions of Vital Images' Articles of
                                 Incorporation (the "Articles") and Bylaws (the
                                 "Bylaws"), as each will be in effect as of the
                                 Distribution, as well as applicable Minnesota
                                 corporate law and Vital Images' preferred stock
                                 purchase rights, may have the effect, following
                                 the Distribution, of making an acquisition of
                                 control of Vital Images in a transaction not
                                 approved by Vital Images' Board of Directors
                                 more difficult. See "Description of Capital
                                 Stock" and "Rights Agreement."

                              VITAL IMAGES, INC.

     Vital Images, currently a wholly-owned subsidiary of Bio-Vascular, will, upon completion of the Distribution, be an independent, publicly-owned company that will continue to operate the Medical Visualization Business of Bio-Vascular. The Medical Visualization Business of Bio-Vascular has been conducted solely by Vital Images since Bio-Vascular's acquisition of Vital Images in a tax-free merger in May 1994.

     Vital Images is engaged in the business of developing, marketing and supporting medical visualization software and systems for use in clinical diagnosis and surgical planning. Since its incorporation in 1988, Vital Images has pioneered the use of computer-based visualization software, and, in particular, three-dimensional visualization software. Initially, Vital Images focused on developing powerful visualization software tools for use by engineers and researchers in a variety of imaging applications, including gas and oil exploration, microscopy and medical research. Since its acquisition in 1994, Vital Images has consolidated its focus and now dedicates its efforts to developing and marketing high performance visualization software for medical applications, designed for routine clinical use in clinical diagnosis and surgical planning.

     Vital Images' products are based on proprietary visualization algorithms and display techniques involving "volume rendering" of imaging data. Volume rendering is an advanced technique for displaying two- or three-dimensional images on a computer monitor which has significant advantages over the alternative technique, known as "surface rendering." Traditionally, volume rendering has been largely overlooked by visualization companies because the computer power necessary to perform volume rendering is, in general, significantly more intensive than the requirements for surface rendering. However, Vital Images proprietary technologies offer volume rendering-based systems which operate on standard computer workstations manufactured by Silicon Graphics, Inc. ("Silicon Graphics").


     Vital Images currently has two software products, VoxelView/_/ and Vitrea/_/, which provide clinicians with both two- and three-dimensional views inside the human body for use in clinical diagnosis and surgical planning. VoxelView/_/, Vital Images' first medical visualization product, received
510(k) marketing clearance from the U.S. Food and Drug Administration (the "FDA") in November 1995 and currently has approximately 350 user sites around the world. Vitrea/_/, an advanced version of Vital Images' technology for medical visualization applications, received 510(k) marketing clearance from the FDA in December 1996, and is currently expected to be commercially released in the second half of calendar 1997.


     Vital Images intends to offer Vitrea/_/ both as a software package and as an integrated software and hardware system to radiologists, surgeons and other care providers. Vitrea/_/ and the integrated Vitrea/_/ system are both designed for ready integration into hospital radiology networks. Vitrea(TM)'s primary feature is that it provides two- and three-dimensional viewing for routine diagnosis and surgical planning, without requiring the user to be trained in computer graphics techniques. A Vitrea(TM) user can view the image data in two or three dimensions using visualization settings stored within the system, and optimized for their specific clinical application. The user can interactively navigate around, or "fly through," the image, allowing the user to view clinically relevant anatomies and pathologies. Vital Images believes that no competitor has developed this interactive "fly through" capability based on volume rendering operating on a low-cost computer workstation. Vitrea(TM) also allows the user to capture views by taking "snapshots," which can be downloaded into customized reports for electronic transmission and archiving.

     Vital Images currently offers VoxelView/_/ as a visualization software package targeted at the academic and research segments of the medical imaging market, rather than the clinical market targeted for Vitrea/_/. Like Vitrea/_/, VoxelView/_/ employs interactive volume rendering to manipulate and display imaging data from a wide variety of medical imaging sources. While
VoxelView/_/ currently offers more features and greater functionality than Vitrea/_/, its operation also requires the user to have more training and expertise in computer graphics than are required to use Vitrea/_/. Because Vitrea/_/ is targeted for clinical use, it has visualization settings stored within the software, employs a built-in clinical workflow and is for use in specific clinical visualization applications.

     Vital Images' business strategy is to continue to develop and sell medical visualization software and systems to end users and to seek opportunities to integrate its technologies into medical imaging equipment developed and marketed by other medical equipment manufacturers.

     Vital Images' principal offices are located at 3100 West Lake Street, Suite 100, Minneapolis, MN 55416. See "Business -- Facilities."

     VoxelView/_/, VoxelGeo/_/, Voxel Animator/_/ and Vitrea/_/ are trademarks of Vital Images. O2/_/ and OpenGL/_/ are trademarks of Silicon Graphics.

                            SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table presents summary financial data of Vital Images. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Information Statement. The summary financial data relates to Vital Images as it was operated as a wholly-owned subsidiary of Bio-Vascular, and is derived from the financial statements of Vital Images, including an allocation of certain general corporate overhead expenses of Bio-Vascular.

     The summary financial data set forth below may not be indicative of Vital Images' future performance, and does not necessarily reflect the financial position and results of operations of Vital Images had Vital Images operated as a separate, stand-alone entity during each of the periods presented.

                                                       FOR THE THREE MONTHS           FOR THE YEARS
                                                         ENDED JANUARY 31,          ENDED OCTOBER 31,
                                                       --------------------   -----------------------------
                                                        1997          1996      1996    1995 (1)     1994
                                                       ------        ------   --------  ---------  --------

STATEMENT OF OPERATIONS DATA:
  Revenue .......................................      $  152          143    $   882   $  2,894   $ 1,680
  Gross margin...................................         132          110        720      2,488     1,170
  Operating income (loss)........................        (882)        (704)    (2,545)       252    (1,254)
  Net income (loss)..............................        (754)        (705)    (2,546)       253    (1,261)

  Pro forma net loss per share (unaudited) (2)         $ (.16)                $  (.54)
  Pro forma average number of common
     shares outstanding (unaudited) (2)..........       4,750                   4,742

                                                       JANUARY 31,         OCTOBER 31,
                                                        1997 (3)       1996       1995
                                                      ------------   --------   --------
BALANCE SHEET DATA:
  Working capital (deficiency).....................      $  5,886     $  (258)  $  (144)
  Total assets.....................................        10,153         943       739
  Total equity.....................................         9,460         174       321

________________________

(1) Includes $1,500 of one-time license fee revenue, which contributed $1,322 to gross margin and operating income.

(2) The unaudited pro forma net loss per share is calculated for the three months ended January 31, 1997, and for the year ended October 31, 1996 based on the number of shares of Bio-Vascular Common Stock outstanding, adjusted for the one-for-two distribution ratio. Adjusted unaudited pro forma net loss per share for the three months ended January 31, 1997 and for the year ended October 31, 1996 is $(.21) and $(.73), respectively, and is based on the unaudited pro forma net losses of $979 for the three months ended January 31, 1997 and $3,446 for the year ended October 31, 1996. See " Unaudited Pro Forma Statements of Operations."

(3)  See "Capitalization" for the as adjusted equity as of the Distribution
     Date.

                                 INTRODUCTION

     On October 28, 1996, the Board of Directors of Bio-Vascular approved the Distribution, payable to holders of record of Bio-Vascular Common Stock at the close of business on the Record Date, of one share of Vital Images Common Stock for every two shares of Bio-Vascular Common Stock outstanding on the Record Date. As a result of the Distribution, 100% of the outstanding shares of Vital Images Common Stock will be distributed to holders of Bio-Vascular Common Stock on a pro-rata basis. Certificates representing shares of Vital Images Common Stock will be mailed to Bio-Vascular shareholders on the Mailing Date. Holders of Bio-Vascular Common Stock will receive cash in lieu of any fractional share of Vital Images Common Stock.


     Vital Images was incorporated in Iowa in September 1988 and was reincorporated in Minnesota in April 1997. In May 1994, Vital Images was acquired by Bio-Vascular in a tax-free merger and has been a wholly-owned subsidiary of Bio-Vascular since that time.

     Following the Distribution, the business of Bio-Vascular will consist of the Surgical Business, which has historically been conducted solely by Bio-Vascular and involves the development, manufacturing and marketing of proprietary specialty medical products for use in thoracic, cardiac, neuro and vascular surgery.

     Shareholders of Bio-Vascular with inquiries relating to the Distribution should contact Bio-Vascular's Vice President of Finance and Chief Financial Officer, M. Karen Gilles, at 2575 University Avenue, St. Paul, Minnesota 55114, telephone (612) 603-3700. After the Distribution Date, shareholders of Vital Images with inquiries relating to the Distribution or Vital Images should contact Vital Images' Vice President, Finance and Chief Financial Officer, Gregory S. Furness, at 3100 West Lake Street, Suite 100, Minneapolis MN 55416, telephone (612) 915-8000.


                                 RISK FACTORS

     Shareholders of Bio-Vascular should carefully consider and evaluate all of the information set forth in this Information Statement, including the risk factors listed below. Vital Images also cautions readers that, in addition to the historical information included herein, this Information Statement includes certain forward-looking statements and information that are based on management's beliefs as well as on assumptions made by, and upon information currently available to, management. When used in this Information Statement, the words "expect," "anticipate," "intend," "plan," "believe," "seek" and "estimate" or similar expressions are intended to identify such forward-looking statements. However, this Information Statement also contains other forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions, including, but not limited to, the following risk factors, which could cause Vital Images' future results and shareholder values to differ materially from those expressed in any forward-looking statements made by or on behalf of Vital Images. Many of such factors are beyond Vital Images' ability to control or predict. Readers are cautioned not to put undue reliance on forward-looking statements. Vital Images disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

HISTORICAL OPERATING LOSSES; UNCERTAIN PROFITABILITY PROSPECTS

     Vital Images had operating losses of $882,000 for the three months ended January 31, 1997, and $2,545,000 for the year ended October 31, 1996, and, with the exception of the fiscal year ended October 31, 1995, has incurred operating losses each year since 1990. While Vital Images had operating income of $252,000 for the year ended October 31, 1995, this income was entirely attributable to a one-time license fee payment of $1,500,000 received by Vital Images during that fiscal year as a result of granting a perpetual source code license for its gas and oil exploration software product, VoxelGeo. At January 31, 1997, Vital Images' accumulated deficit was $6,261,000. Vital Images will likely continue to incur operating losses in the near term given the early stage of the market for its medical visualization products, and there can be no assurance that Vital Images will be profitable at any time in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

TRANSITION TO MEDICAL VISUALIZATION BUSINESS; EARLY STAGE OF INDUSTRY AND
BUSINESS

     From its incorporation in 1988 until its acquisition by Bio-Vascular in 1994, Vital Images was focused on developing and supporting visualization software tools for use by engineers and researchers in a variety of imaging applications, including gas and oil exploration, microscopy and medical research. Since its acquisition in 1994, Vital Images has consolidated its focus and is now focused solely on developing, marketing and supporting visualization software packages and systems for routine clinical use in medical applications. While Vital Images has designed its Vitrea product in keeping with this refined focus, there can be no assurance that Vital Images will be successful in marketing Vitrea or any other product or that Vital Images will be successful in making the transition from developing software tools for a variety of technical applications to developing, marketing and supporting software packages or integrated solutions for direct clinical application by medical personnel.

     Additionally, the medical visualization industry in which Vital Images markets its products is still in an early stage. The early stage of the industry is attributable to the fairly recent availability of high performance computers at reduced prices, the recent adoption of industry standards for the generation, transmission and storage of medical imaging data, and changing medical practices. Although Vital Images believes that the recent advances in the affordability of high performance computers and in the development of industry standards for imaging data will provide opportunities for growth in the medical visualization industry, given the uncertainties associated with the early stage of the industry, there can be no assurance that the industry will continue to develop in the manner anticipated by Vital Images. Accordingly, there can be no assurance that the medical visualization industry will provide growth opportunities for Vital Images and its volume rendering software products or that Vital Images' business strategies and focus on volume rendering technology will be successful as the medical visualization industry continues to evolve.

     Although Vital Images has received FDA clearance to market VoxelView and Vitrea for use as clinical diagnostic and surgical planning tools, there can be no assurance of meaningful revenue from these early stage products in the near term. The success of Vital Images' products will depend on its ability to successfully commercialize and market its products, the ability and willingness of physicians to use two- and three-dimensional imaging software in clinical diagnosis, surgical planning, patient screening, and other diagnosis and treatment protocols, and the ability of Vital Images to differentiate its volume rendering software from competing products employing surface rendering or other technologies. There can be no assurance that Vital Images will be able to succeed in its efforts to further develop, commercialize, and achieve market acceptance for VoxelView or Vitrea, or for any other product. See "Business-- General," "--Technology," "--Industry Background," "--Markets" and "-- Competition."

ABSENCE OF CONTINUING BIO-VASCULAR FUNDING; NEED FOR ADDITIONAL CAPITAL

     Prior to the Distribution, Vital Images participated in Bio-Vascular's centralized funding and cash management, and cash requirements of Vital Images were provided by Bio-Vascular. Following the Distribution, Bio-Vascular will no longer provide such funds to finance Vital Images' operations or for any other purposes. Accordingly, in anticipation of the Distribution, Bio-Vascular agreed to assign to Vital Images $10,000,000 in cash, cash equivalents and marketable securities, effective November 1, 1996, and to contribute all intercompany debt owed by Vital Images as of that date to the capital of Vital Images. Subsequently, Bio-Vascular's Board of Directors determined, effective as of the Distribution Date, to make such additional capital contributions to Vital Images as necessary to bring Vital Images' cash, cash equivalents and marketable securities balances to a combined $10,000,000 and to contribute any additional intercompany debt owed by Vital Images on the Distribution Date. If Vital Images' operations progress as anticipated, of which there can be no assurance, Vital Images believes that the capital contribution made by Bio-Vascular, together with cash flows from operations, should be sufficient to satisfy its cash requirements for at least the next two years. The timing of Vital Images' future capital requirements, however, will depend on a number of factors, including the ability of Vital Images to successfully commercialize and market its products; the ability and willingness of physicians to use two- and three-dimensional imaging software in clinical diagnosis, surgical planning, patient screening and other diagnosis and treatment protocols; the impact of competition in the medical visualization business; the ability of Vital Images to differentiate its volume rendering software from competing products employing surface rendering or other technologies; and the ability to enhance existing products and develop new products on a timely basis. To the extent that Vital Images' operations do not progress as anticipated, additional capital will be required sooner. There can be no assurance that any required additional capital will be available on acceptable terms, or at all, and the failure to obtain any such required capital would have a material adverse effect on Vital Images' business. See "Financing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

HIGHLY COMPETITIVE INDUSTRY; RISK OF TECHNOLOGICAL OBSOLESCENCE

     Vital Images faces intense competition in its Medical Visualization Business. While the industry is in a relatively early stage, its development to date has been characterized by rapid innovation and technological change. Vital Images expects technology to continue to develop rapidly, and Vital Images' success will depend to a large extent on its ability to maintain a competitive position with its volume rendering technology. There can be no assurance that Vital Images will be able to compete effectively in the marketplace or that products developed by its competitors will not render its products obsolete or non-competitive. Similarly, there can be no assurance that Vital Images' competitors will not succeed in developing or marketing products that are viewed as providing superior clinical performance or are less expensive relative to Vital Images' products currently marketed or to be developed. Companies competing with Vital Images in the medical visualization industry include large, established manufacturers of medical imaging equipment. In addition to having significantly greater capital and staff resources for research and development that are critical to success in the rapidly changing medical visualization industry, such companies also have well-established marketing and distribution networks and may have a competitive advantage in marketing visualization tools as an integrated part of their imaging products. Additionally, Vital Images faces competition from other entities, such as picture archive and communication systems ("PACS") vendors, hospital, radiology and clinical systems suppliers and internal development projects sponsored by hospital radiology departments. There can be no assurance that Vital Images will be able to compete effectively with such manufacturers or competing entities. See "Business--Technology," "-- Industry Background" and "--Competition."

DEPENDENCE ON SINGLE PLATFORM

     Vital Images' primary product offerings, VoxelView and Vitrea, are designed to run on workstations manufactured and sold by Silicon Graphics. Additionally, Vital Images' strategy includes the sale of its Vitrea software as part of an integrated system including Silicon Graphics' hardware. Although Vital Images has entered into a reseller agreement with Silicon Graphics for purchase and resale of Silicon Graphics workstations, this agreement is terminable by either party at will on 30 days' notice. While Vitrea is also capable of running on other types of hardware, Vitrea's performance on other hardware is currently reduced relative to its performance when operated on Silicon Graphics workstations. In addition, other workstations capable of running Vitrea may be significantly more expensive than those manufactured and sold by Silicon Graphics. Accordingly, Vital Images' ability to market its products is dependent to a significant degree on the availability of Silicon Graphics workstations and their use and acceptance by Vital Images' customers. To the extent that Silicon Graphics workstations become unavailable to Vital Images or that end-users of Vital Images' products utilize platforms manufactured by other companies, Vital Images may encounter difficulty in marketing its products. In any such event, Vital Images may be required to engage in substantial research and development and sales and marketing efforts, at potentially significant expense, to reconfigure and remarket its products to run at optimal performance levels on workstations other than those manufactured by Silicon Graphics. There can be no assurance that end-users of Vital Images' products will not determine to use platforms other than those currently compatible with Vital Images' products, and any such use could have a material adverse effect on Vital Images' business, financial condition and results of operations. See "Business--Products and Product Development."

UNCERTAIN PROTECTION FOR INTELLECTUAL PROPERTY; POSSIBLE CLAIMS OF OTHERS

     Although Vital Images has filed a patent application with respect to certain aspects of its technology, it generally does not rely on patent protection with respect to its products and technologies. Instead, Vital Images relies primarily on a combination of trade secret and copyright law, employee and third-party nondisclosure agreements and other protective measures to protect intellectual property rights pertaining to its products and technologies. There can be no assurance, however, that these measures will provide meaningful protection of Vital Images' trade secrets, know-how or other intellectual property in the event of any unauthorized use, misappropriation or disclosure or that others will not independently develop similar technologies or duplicate any technology developed by Vital Images. In addition, to the extent that any patents are applied for, there can be no assurance that such applications will result in issued patents or, if issued, that such patents will be held to be valid or will otherwise be of value. While Vital Images does not believe that its products and technologies infringe any existing patents or intellectual property rights of third parties, there can be no assurance that such infringement does not exist. The costs of defending an intellectual property claim could be substantial and could adversely affect Vital Images, even if it were ultimately successful in defending any such claims. If Vital Images' products or technologies were found to infringe the rights of a third party, Vital Images could be required to pay significant damages or license fees or cease production, which could have a material adverse effect on Vital Images' business. See "Business--Intellectual Property."

PRODUCT LIABILITY RISK; LIMITED INSURANCE COVERAGE

     The manufacture and sale of products used in the practice of medicine entail significant risk of product liability claims. While Vital Images currently maintains $2,000,000 of product liability insurance, there can be no assurance that these coverage limits will be adequate to protect Vital Images from any liabilities it might incur in connection with sales of its products or that Vital Images will be able to maintain this level of coverage in the future. In addition, in order to compete in the medical visualization industry, Vital Images will have to maintain a steady pace of new product rollouts and updates or enhancements of existing products. Accordingly, Vital Images may require increased product liability coverage as additional products and updates come to the marketplace. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of such claims against Vital Images in excess of Vital Images' insurance coverage could have a material adverse effect on its business.

DEPENDENCE ON KEY EMPLOYEES

     Vital Images will depend upon the active participation of Dr. Vincent Argiro, its founder and Executive Vice President and Chief Technology Officer, and Andrew M. Weiss, its President and Chief Executive Officer. Loss of the services of either of these individuals could have a material adverse effect on Vital Images' future business. Furthermore, Vital Images' success as an independent company will depend on its ability to enhance and develop markets for its current products as well as to introduce new products to the marketplace. This success will depend largely on its ability to attract and retain other qualified scientific and management personnel. Vital Images competes for such personnel with other companies, academic institutions, government entities and organizations, many of which have substantially greater capital resources and research and development capabilities than Vital Images. There can be no assurance that Vital Images will be successful in recruiting or retaining such personnel, and the inability of Vital Images to recruit and retain such personnel would have a material adverse effect on Vital Images' business. See "Management."

TRANSITION TO INDEPENDENT COMPANY

     Vital Images has not operated as a stand-alone company since its acquisition by Bio-Vascular in May 1994 and, following the Distribution, Bio-Vascular will be under no duty to provide assistance to Vital Images except as described in the Distribution Agreement and Transition Services Agreement. There can be no assurance that Vital Images will be able successfully to manage its transition to an independent company or to operate and develop its business and manage its growth opportunities without the financial and managerial assistance provided by Bio-Vascular since the acquisition. See "Relationship Between Bio-Vascular and Vital Images After the Distribution" and "Business."

GOVERNMENT REGULATION

     Vital Images' products are subject to regulation by the FDA and by comparable agencies in foreign countries. In the United States, the FDA regulates the development, introduction, manufacturing, labeling and recordkeeping procedures for medical devices, including medical visualization software and systems. The process of obtaining marketing clearance from the FDA for new products and new applications for existing products can be time-consuming and expensive. All of the products currently marketed by Vital Images have received marketing clearance from the FDA pursuant to 510(k) pre-market notifications filed with the assistance of Bio-Vascular. There can be no assurance, however, that clearance will be granted with respect to future products or enhancements or that FDA review will not involve delays that would adversely affect Vital Images' ability to market such future products or enhancements. In addition, there can be no assurance that future products or enhancements will not be subject to the more lengthy and expensive pre-market approval ("PMA") process with the FDA.

     Even if regulatory approvals to market a product are obtained from the FDA, these approvals may entail limitations on the indicated uses of the product. Product approvals by the FDA can also be withdrawn due to failure to comply with regulatory standards or the occurrence of unforeseen problems following initial approval. The FDA could also limit or prevent the distribution of Vital Images' products and has the power to require the recall of such products. FDA regulations depend heavily on administrative interpretation, and there can be no assurance that future interpretations made by the FDA or other regulatory bodies will not adversely affect Vital Images. The FDA, various state agencies or foreign regulatory agencies may inspect Vital Images and its facilities from time to time to determine whether Vital Images is in compliance with various regulations relating to specification, development, documentation, validation, testing, quality control and product labeling. A determination that Vital Images is in violation of such regulations could lead to imposition of civil penalties, including fines, product recalls or product seizures and, in extreme cases, criminal sanctions.

     Vital Images intends to market its products both domestically and internationally. International regulatory bodies have established varying regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. The inability or failure of Vital Images to comply with the varying regulations or the imposition of new regulations could restrict its ability to sell its products internationally and could thereby adversely affect Vital Images' business. See "Business--Governmental Regulation."

LIMITATIONS ON THIRD-PARTY REIMBURSEMENT

     Vital Images' products are purchased by hospitals, clinics and other users, which bill various third party payors, such as government health programs, private health insurance plans, managed care organizations and other similar programs, for the health care goods and services provided to their patients. Payors may deny reimbursement if they determine that a product used in a procedure was not used in accordance with established payor protocol regarding cost-effective treatment methods or was used for an unapproved indication. Third party payors are increasingly challenging the prices charged for medical services and, in some instances, have put pressure on service providers to lower their prices or reduce their services. Vital Images is unable to predict what changes will be made in the reimbursement methods used by third party healthcare payors. There can be no assurance that procedures in which Vital Images' products are used will be considered cost effective by third party payors, that reimbursement for such procedures will be available or, if available, that payors' reimbursement levels will not adversely affect Vital Images' ability to sell its products on a profitable basis. In addition, there have been and may continue to be proposals by legislators, regulators and third party payors to curb further these costs in the future. Failure by hospitals and other users of Vital Images' products to obtain reimbursement from third party payors, changes in third party payors' policies towards reimbursement for procedures using Vital Images' products or legislative action could have a material adverse effect on Vital Images' business. See "Business--Third Party Reimbursement and Cost Containment."

INTERNATIONAL OPERATIONS

     Vital Images sells its products to international customers as well as domestic customers. Because foreign markets may be influenced by factors that are different from those prevailing in the United States, there can be no assurance that Vital Images' products will be accepted in international markets or that Vital Images will be able to compete successfully in such markets. International sales are also subject to certain political and economic risks, including political instability, currency controls, trade restrictions, regulatory requirements, exchange rate fluctuations and changes in import and export regulations, any of which could have a material adverse effect on Vital Images' business. See "Business --Marketing, Distribution and Customer Support" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Foreign Currency Transactions."

ABSENCE OF PUBLIC MARKET FOR THE VITAL IMAGES COMMON STOCK

     There has never been a public market for Vital Images Common Stock. While it is expected that a "when-issued" trading market will develop on or about the Record Date, until the Vital Images Common Stock is fully distributed and an orderly trading market develops, the prices at which trading in Vital Images Common Stock occurs may fluctuate significantly. In addition, there can be no assurance that an active trading market in Vital Images Common Stock will develop or be sustained in the future. In the event trading does occur, the prices at which shares of the Vital Images Common Stock trade will be determined by the marketplace and may be influenced by many factors, including, among others, Vital Images' performance and prospects, the depth and liquidity of the market for Vital Images Common Stock, investor perception of Vital Images, its business and the medical visualization industry, Vital Images' dividend policy, general financial and other market conditions, and domestic and international economic conditions. In addition, financial markets, including the Nasdaq SmallCap Market, have experienced extreme price and volume fluctuations that have affected the market price of many stocks and that, at times, could be viewed as unrelated or disproportionate to the operating performance of such companies. Such fluctuations have also affected the share prices of many newly public issues and of medical technology companies. Such volatility and other factors may have a materially adverse effect on the market price for shares of Vital Images Common Stock.

POSSIBILITY OF SUBSTANTIAL SALES OF VITAL IMAGES COMMON STOCK

     The planned Distribution will involve the distribution on the Distribution Date of an aggregate of approximately _______ shares of Vital Images Common Stock to the shareholders of Bio-Vascular as of the Record Date, representing all of the issued and outstanding shares of Vital Images Common Stock as of that date. Substantially all of such shares of Vital Images Common Stock will be eligible for immediate resale in the public market. Neither Bio-Vascular nor Vital Images is able to predict whether substantial amounts of Vital Images Common Stock will be sold in the open market following the Distribution. Any sales of substantial amounts of Vital Images Common Stock in the public market, or the perception that such sales might occur, whether as a result of the Distribution or otherwise, could materially adversely affect the market price of Vital Images Common Stock. See "The Distribution--Listing and Trading of Vital Images Common Stock."

CERTAIN ANTI-TAKEOVER CONSIDERATIONS

     Vital Images' Articles authorize the Board of Directors, without any action by shareholders, to establish the rights and preferences of up to 5,000,000 shares of undesignated preferred stock. Vital Images is also subject to certain "anti-takeover" provisions of the Minnesota Business Corporation Act. In addition, Vital Images has adopted a Shareholder Rights Plan (the "Rights Agreement") designed to protect Vital Images and its shareholders from unsolicited attempts or inequitable offers to acquire Vital Images. These measures may, in certain circumstances, deter or discourage takeover attempts and other changes in control of Vital Images not approved by its Board of Directors. As a result, Vital Images' shareholders may lose opportunities to dispose of their shares at the higher prices typically available in takeover attempts or that may be available under a merger proposal. In addition, these measures may have the effect of permitting Vital Images' current directors to retain their positions and place them in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of Vital Images' business. See "Description of Capital Stock -- Preferred Stock" and "-- Certain Limited Liability, Indemnification and Anti-Takeover Provisions" and "Rights Agreement."


EFFECTS OF DELISTING FROM NASDAQ SMALLCAP MARKET.


Vital Images has applied for quotation of its Common Stock on the Nasdaq SmallCap Market. There can be no assurance, however that Vital Images will be able to maintain the qualification standards for listing of Vital Images Common Stock on the Nasdaq SmallCap Market. Under current Nasdaq listing requirements, inclusion on the Nasdaq SmallCap Market will require Vital to have at least two active market makers in Vital Images Common Stock, total assets of $2 million, capital and surplus of $1 million, a minimum bid price for Vital Images Common Stock of $1.00 per share, 300 holders of Vital Images Common Stock and 100,000 shares of Vital Images Common Stock held by non-affiliates, having a market value of $200,000 or more. Recently, the Board of Directors of Nasdaq approved more stringent listing and maintenance requirements that, if approved by the Securities and Exchange Commission, would make it more difficult for Vital Images to maintain its listing on the Nasdaq SmallCap Market. In the event that Vital Images is unable to maintain such listing, trading, if any, in Vital Images Common Stock would thereafter be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets" or the National Association of Securities Dealers' "Electronic Bulletin Board." Consequently, the liquidity of Vital Images Common Stock would likely be impaired, not only in the number of shares that could be bought and sold, but also through delays in the timing of the transactions, and reduction in security analysts and the news media coverage, if any, of Vital Images. As a result, prices for shares of Vital Images Common Stock may be lower than might otherwise prevail.


APPLICABILITY OF "PENNY STOCK RULES"


     Federal regulations under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") regulate the trading of so-called "penny stocks" (the "Penny Stock Rules"), which are generally defined as any security not listed on a national securities exchange or Nasdaq, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. In addition, equity securities listed on Nasdaq which are priced at less than $5.00 are deemed penny stocks for the limited purpose of Section 15(b)(6) of the Exchange Act. Therefore, if, during the time in which Vital Images Common Stock is quoted on the Nasdaq SmallCap Market, it is priced below $5.00 per share, trading of Vital Images

Common Stock will be subject to the provisions of Section 15(b)(6) of the Exchange Act which make it unlawful for any broker-dealer to participate in a distribution of any penny stock without the consent of the Securities and Exchange Commission if, in the exercise of a reasonable care, the broker-dealer is aware of or should have been aware of the participation of a previously sanctioned person. In such event, it may be more difficult for broker-dealers to sell Vital Images Common Stock and holders of Vital Images Common Stock may therefore have difficulty in selling their shares in the future in the secondary trading market.


     In the event that the Vital Images Common Stock is not listed on, or is delisted from the Nasdaq SmallCap Market due to the failure to meet the maintenance requirements or other relevant criteria, trading, if any, of Vital Images Common Stock would be subject to the full range of the Penny Stock Rules. Under these rules, broker-dealers must take certain steps prior to selling a "penny stock," which steps include: (i) obtaining financial and investment information from the investor; (ii) obtaining a written suitability questionnaire and purchase agreement signed by the investor; and (iii) providing the investor a written identification of the shares being offered and the quantity of the shares. If the Penny Stock Rules are not followed by the broker-dealer, the investor has no obligation to purchase the shares. Accordingly, delisting from the Nasdaq SmallCap Market and the application of the comprehensive Penny Stock Rules may make it more difficult for broker-dealers to sell Vital Images Common Stock and purchasers of the shares of Vital Images Common Stock in the Offering may have difficulty in selling their shares in the future in the secondary trading market.

DIVIDEND POLICY

     The payment and amount of cash dividends on Vital Images Common Stock after the Distribution will be subject to the discretion of Vital Images' Board of Directors. It is currently contemplated that Vital Images will not pay cash dividends on the Vital Images Common Stock in the foreseeable future. Vital Images' dividend policy will be reviewed by Vital Images' Board of Directors at such future times as may be appropriate, and payment of dividends on Vital Images Common Stock will depend upon Vital Images' financial position, capital requirements, profitability and such other factors as Vital Images' Board of Directors deems relevant.

TAX CONSEQUENCES

     Bio-Vascular has received an opinion from its tax advisor to the effect that it appears that there is substantial authority for viewing the Distribution as a non-taxable transaction for Bio-Vascular and its shareholders for federal income tax purposes. Bio-Vascular has not requested, and does not anticipate requesting, a ruling from the Internal Revenue Service with respect to the federal income tax consequences of the Distribution. Because no ruling will be received, and because the opinion of Bio-Vascular's tax advisor is based only on a "substantial authority" standard, there can be no assurance that the Distribution will qualify as a tax-free transaction. See "The Distribution-- Certain Federal Income Tax Consequences."

CHANGES IN TRADING PRICES OF BIO-VASCULAR COMMON STOCK

     After the Distribution, Bio-Vascular expects that the Bio-Vascular Common Stock will continue to be listed for trading on the Nasdaq National Market. As a result of the Distribution, the trading prices of Bio-Vascular Common Stock may be significantly lower than the trading prices of Bio-Vascular Common Stock immediately prior to the Distribution. The combined trading prices of Bio-Vascular Common Stock and Vital Images Common Stock after the Distribution may be less than, equal to, or greater than, the trading prices of Bio-Vascular Common Stock immediately prior to the Distribution.

                               THE DISTRIBUTION

REASONS FOR THE DISTRIBUTION

     The Board of Directors of Bio-Vascular believes that the Distribution will accomplish a number of important business objectives relating to the divergent business interests and needs of the Surgical Business conducted by Bio-Vascular and the Medical Visualization Business conducted by Vital Images.

     Bio-Vascular initially acquired Vital Images in an effort to grow its business through the Medical Visualization Business. Following the merger, however, Bio-Vascular experienced success in the development of its tissue technology in its Surgical Business to a greater degree and sooner than had been anticipated. As a result of these developments, levels of financial and management resources that were not anticipated at the time of the merger are currently required by both the Surgical Business and the Medical Visualization Business in order to maximize their respective technologies and growth opportunities. The distribution and marketing channels of the two businesses also began to diverge in a manner that was not previously anticipated. Due to the diverging evolution of each business, a lack of synergy between the Surgical Business and the Medical Visualization Business has become apparent to Bio-Vascular's Board of Directors.

     The Distribution is intended to separate the divergent Surgical Business and the Medical Visualization Business, each having its own distinct financial, investment and operating characteristics, so that each can adopt strategies and pursue objectives more appropriate to its specific business than is possible with Vital Images operating as a wholly-owned subsidiary of Bio-Vascular. Bio-Vascular's Board believes that the Distribution will better enable management of each company to concentrate attention and financial resources on research and development and management of growth in each of their respective core businesses, without regard to the corporate objectives, policies, challenges and investment criteria of the other. Bio-Vascular's Board of Directors also believes that, following the Distribution, each business will be better able to focus on the distinct distribution and marketing channels, particularly as Vital Images seeks to develop a direct sales channel for its Vitrea product in the United States and a dealer network for Vitrea in Europe and Asia.

     Vital Images' status as a separate public company after the Distribution will also allow investors to better evaluate the performance and investment characteristics and the future prospects of the Medical Visualization Business, which may currently be overlooked by the investing community as a result of the recent developments and growth in the Surgical Business. By separating the Medical Visualization Business from the Surgical Business and allowing investors to establish a separate valuation for each, Bio-Vascular's Board of Directors believes that greater potential for increasing the long-term value to current Bio-Vascular shareholders will result. As a public company following the Distribution, Vital Images would also have greater ability to raise capital and effect acquisitions or strategic relationships by issuing its own securities.

     Finally, as a separate company, Vital Images will be able to develop incentive-based compensation programs that are keyed directly to its earnings and performance. The Board of Directors of Bio-Vascular believes that such programs should enhance Vital Images' ability to attract, motivate and retain key employees for the further development and growth of the Medical Visualization Business.

MANNER OF EFFECTING THE DISTRIBUTION

     The general terms and conditions relating to the Distribution are set forth in a Distribution Agreement, dated as of ______________, 1997, between Bio-Vascular and Vital Images (the "Distribution Agreement").

     Bio-Vascular will effect the Distribution on the Distribution Date by delivering all of the outstanding shares of Vital Images Common Stock to the Distribution Agent for distribution to the shareholders of record of Bio-Vascular Common Stock on the Record Date. The Distribution will be made on the basis of one share of Vital Images Common Stock for each two shares of Bio-Vascular Common Stock held on the Record Date. The actual total number of shares of Vital Images Common Stock to be distributed will depend on the number of shares of Bio-Vascular Common Stock outstanding on the Record Date. Based upon the ___________ shares of Bio-Vascular Common Stock outstanding on ________________, 1997, approximately _______________ shares of Vital Images
Common Stock would be distributed to Bio-Vascular shareholders in the Distribution. The shares of Vital Images Common Stock will be fully paid and non-assessable, and the holders thereof will not be entitled to preemptive rights. See "Description of Capital Stock. -- Common Stock." The shares of Vital Images Common Stock will also be distributed with certain attached preferred stock purchase rights. See "Rights Agreement." Certificates representing shares of Vital Images Common Stock will be mailed to Bio-Vascular shareholders on the Mailing Date.

     No holder of Bio-Vascular Common Stock will be required to pay any cash or other consideration for the shares of Vital Images Common Stock to be received in the Distribution, to surrender or exchange any shares of Bio-Vascular Common Stock, or to take any other action in order to receive the shares of Vital Images Common Stock to which they are entitled in the Distribution.

     No certificates or scrip representing fractional shares of Vital Images Common Stock will be issued to Bio-Vascular shareholders as a part of the Distribution. The Distribution Agent will aggregate all fractional shares of Vital Images Common Stock otherwise issuable in the Distribution into whole shares and sell them in the open market at then-prevailing prices on behalf of shareholders who would otherwise be entitled to receive such fractional share interests. Such persons will receive instead a cash payment in the amount of their pro rata share of the total sale proceeds, net of any commissions incurred in connection with such sales. Such sales are expected to be made on, or as soon as practicable after, the Distribution Date.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Bio-Vascular has received an opinion from Coopers & Lybrand L.L.P. ("Coopers & Lybrand") to the effect that (i) it appears that there is substantial authority for viewing the Distribution as a tax-free transaction qualifying under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) the following discussion insofar as it relates to statements of tax law or conclusions thereunder is correct and complete in all material respects.

     The opinion of Coopers & Lybrand received by Bio-Vascular represents only the best judgment of Coopers & Lybrand, and is not binding on the Internal Revenue Service (the "IRS"). Additionally, the opinion of Coopers & Lybrand is limited insofar as it speaks only to the existence of "substantial authority" for viewing the Distribution as non-taxable under Section 355 of the Code. An opinion as to "substantial authority" is determined by an objective analysis of current tax law and an application of such law to the facts. In its opinion, Coopers & Lybrand indicates that, according to regulations promulgated under the Code, this standard is less stringent than a "more likely than not" standard, which is met when there is a greater than fifty percent likelihood of a position being upheld, but more stringent than a "reasonable basis" standard, which, if satisfied, will generally prevent imposition of penalties if a position is determined to be incorrect. Accordingly, the opinion of Coopers & Lybrand is qualified by the "substantial authority" standard, and there can be no reliance upon the opinion expressed by Coopers & Lybrand other than as limited by such standard.

     Bio-Vascular has not requested, and does not anticipate requesting, a ruling from the IRS with respect to the federal income tax consequences of the Distribution. Because no ruling will be received, and because the opinion of Coopers & Lybrand is based only on a "substantial authority" standard, there can be no assurance that the Distribution will qualify as a tax-free transaction.

     Consequences of Qualification as a Tax-Free Distribution. The discussion set forth below may not be applicable to certain Bio-Vascular shareholders who, among other limitations, received their shares of Bio-Vascular Common Stock as compensation, who are not citizens or residents of the United States or who are otherwise subject to special treatment under the Code. Subject to such special circumstances that may apply to certain Bio-Vascular shareholders, the Distribution will have the following federal income tax consequences if treated as non-taxable under Section 355 of the Code:

          (1) A Bio-Vascular shareholder will not recognize any income, gain or loss upon the receipt of Vital Images Common Stock which is received by such shareholder as a result of the Distribution, although income and gain or loss will be recognized in connection with any cash received in lieu of fractional shares, as described below.

          (2) A Bio-Vascular shareholder's tax basis in the Bio-Vascular Common Stock with respect to which Vital Images Common Stock is received will be apportioned between such shareholder's Bio-Vascular shares and the shares of Vital Images Common Stock received by such shareholder (including any fractional shares of Vital Images Common Stock deemed received) in proportion to the relative fair market values of Bio-Vascular and Vital Images on the Distribution Date.

          (3) A Bio-Vascular shareholder's holding period for Vital Images Common Stock received in the Distribution will include the period during which such shareholder held the Bio-Vascular Common Stock with respect to which the Vital Images Common Stock is distributed.

          (4) A Bio-Vascular shareholder who receives cash in lieu of a fractional share of Vital Images Common Stock as a result of the sale of such fractional share by the Distribution Agent will be treated as if such fractional share of Vital Images Common Stock had been received by the Bio-Vascular shareholder as part of the Distribution and then sold by such shareholder for cash. Accordingly, such shareholder will recognize gain or loss equal to the difference between the cash so received and the amount of tax basis allocable (as described above) to such fractional share of Vital Images Common Stock. Such gain or loss will be capital gain or loss if such fractional share of Vital Images Common Stock would have been held by such shareholder as a capital asset.

     Current United States Treasury regulations require that each Bio-Vascular shareholder who receives shares of Vital Images Common Stock pursuant to the Distribution attach a statement to such shareholder's federal income tax return for the taxable year in which the Distribution occurs, providing certain information with respect to the applicability of Section 355 of the Code to the Distribution. In a Tax Sharing and Indemnification Agreement between the parties (discussed below), Bio-Vascular has represented that it will provide each Bio-Vascular shareholder as of the Record Date information necessary to comply with this requirement.

     Consequences of Failure to Qualify as a Tax-Free Distribution. If the Distribution ultimately were determined not to qualify as a tax-free transaction pursuant to Section 355 of the Code, the following federal income tax consequences would result:

          (1) Each Bio-Vascular shareholder would be considered to have received a distribution in an amount equal to the fair market value, when distributed, of the shares of Vital Images Common Stock received by such shareholder plus the amount of any cash received in lieu of fractional shares of Vital Images Common Stock. Such a distribution would be taxed as a dividend to such shareholder to the extent of Bio-Vascular's current or accumulated earnings and profits for federal income tax purposes (which current earnings and profits, if any, will be increased by any gain recognized by Bio-Vascular as a result of the Distribution (as discussed below)). To the extent that the aggregate fair market value of the shares of Vital Images Common Stock distributed exceeds such earnings and profits, such excess would be treated first as a non-taxable reduction in the tax basis of a shareholder's Bio-Vascular Common Stock to the extent of such tax basis, and thereafter as short-term or long-term capital gain, provided the Bio-Vascular Common Stock is held by the shareholder as a capital asset.

          (2) A Bio-Vascular shareholder's tax basis in the shares of Vital Images Common Stock received in the Distribution would equal the fair market value of the Vital Images Common Stock on the date such shares are distributed to the Bio-Vascular shareholder, and the shareholder's holding period for the shares of Vital Images Common Stock will begin on such date. In such event, a Bio-Vascular shareholder's tax basis in such shareholder's Bio-Vascular Common
     Stock would not be affected by the Distribution, unless, as described above, the amount of the Distribution exceeds the current and accumulated earnings and profits of Bio-Vascular and is treated as non-taxable reduction in tax basis. Upon a subsequent sale of the shares of Vital Images Common Stock, a shareholder will recognize gain or loss measured by the difference between the amount realized on such sale and the shareholder's tax basis in the shares of Vital Images Common Stock sold.

          (3) Bio-Vascular would recognize gain in an amount equal to the difference between the fair market value of the shares of Vital Images Common Stock distributed and Bio-Vascular's basis in the shares of Vital Images Common Stock. Any such gain to Bio-Vascular may be offset by available net operating losses, if any, and such gain could have a limited impact in the calculation of Bio-Vascular's alternative minimum tax liability, because net operating losses cannot be used to offset completely alternative minimum taxable income. However, Bio-Vascular does not expect that significant net operating losses would be available to offset any such gain.

     THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO SHAREHOLDERS WHO RECEIVED THEIR SHARES OF BIO-VASCULAR COMMON STOCK THROUGH THE EXERCISE OF AN OPTION OR OTHERWISE AS COMPENSATION, WHO ARE NOT CITIZENS

OR RESIDENTS OF THE UNITED STATES OR WHO ARE OTHERWISE SUBJECT TO SPECIAL TREATMENT UNDER THE CODE. THE OPINION OF COOPERS & LYBRAND IS NOT BINDING ON THE IRS. ALL SHAREHOLDERS MUST CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

LISTING AND TRADING OF VITAL IMAGES COMMON STOCK

     Vital Images has filed an application to list the Vital Images Common Stock, and it is expected that the Vital Images Common Stock will be traded, on the Nasdaq Small Cap Market under the symbol "VTAL." Based on the number of holders of record of Bio-Vascular Common Stock as of ________, 1997, Vital Images is expected initially to have approximately 1,250 shareholders of record after the Distribution.

     A "when-issued" trading market in the Vital Images Common Stock is expected to develop on or about the Distribution Date. The term "when-issued" means trading in shares prior to the time certificates are actually available or issued. Prices at which shares of the Vital Images Common Stock may trade on the when-issued basis or after the Distribution cannot be predicted, if such trading occurs at all.

     Shares of Vital Images Common Stock distributed to Bio-Vascular shareholders will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of Vital Images under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed to be affiliates of Vital Images after the Distribution will generally include individuals or entities that control, are controlled by, or are under common control with, Vital Images, and may include certain officers and directors of Vital Images as well as principal shareholders of Vital Images. Persons who are affiliates of Vital Images will be permitted to sell their shares of Vital Images Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 thereunder.


              RELATIONSHIP BETWEEN BIO-VASCULAR AND VITAL IMAGES
                            AFTER THE DISTRIBUTION

     For purposes of governing certain of the ongoing relationships between Bio-Vascular and Vital Images after the Distribution and providing for an orderly transition of Vital Images to a separate publicly-held company, Bio-Vascular and Vital Images have entered into or will enter into various agreements and relationships, including those described in this section regarding the manner and effect of the Distribution, certain transition services, employee benefits, tax and indemnification matters, and other matters relating to the Distribution. Each of these agreements is intended to set forth, on an arms-length basis, the agreement of the parties with respect to each of these matters. The agreements summarized in this section are included as exhibits to the Registration Statement on Form 10, of which this Information Statement forms a part, and the following summary is qualified in its entirety by reference to the agreements as filed.

DISTRIBUTION AGREEMENT


     Bio-Vascular and Vital Images have entered into a Distribution Agreement, which generally provides for, among other things, certain pre-Distribution actions of the parties, the manner of effecting the Distribution, certain indemnification rights and procedures, access to books and records and insurance matters. Because Bio-Vascular and Vital Images have separately conducted the Surgical Business and the Medical Visualization Business, the Distribution Agreement does not contemplate either entity transferring or retaining any assets or property, other than the contribution to Vital Images' capital by Bio-Vascular.


     Pursuant to the Distribution Agreement, Vital Images has been reincorporated as a Minnesota corporation, and has taken other necessary corporate actions in anticipation of its transition to an independent public company. In anticipation of the Distribution, Bio-Vascular agreed to assign to Vital Images $10,000,000 in cash, cash equivalents and marketable securities effective November 1, 1996, and to contribute the intercompany debt owed by Vital Images as of that date of approximately $3,100,000 to the capital of Vital Images and has, effective as of the Distribution Date, agreed to make such additional capital contributions as are necessary to bring Vital Images' cash, cash equivalents and marketable securities balances to a combined total of $10,000,000 and to contribute any additional intercompany debt owed by Vital Images on the Distribution Date. It is currently anticipated that the amount of additional intercompany debt to be contributed on the Distribution Date will be approximately $100,000.


     The Distribution Agreement also sets forth all of the material conditions precedent to the Distribution, which are: (i) receipt by Bio-Vascular of an opinion of its tax advisors as to certain tax considerations in connection with the Distribution; (ii) receipt of any material approvals and consents necessary to consummate the Distribution; (iii) existence of no order, injunction or decree restraining, prohibiting or preventing the consummation of the Distribution; (iv) effectiveness of the Registration Statement on Form 10; (v) receipt of a favorable response from the Securities and Exchange Commission to a "no-action" letter request filed by Bio-Vascular; and (vi) occurrence of no other event or development that, in the judgment of Bio-Vascular's Board of Directors, would have a material adverse effect on Bio-Vascular or its shareholders. The Distribution is subject to satisfaction or waiver of each of these material conditions and certain other conditions set forth in the Distribution Agreement. With respect to the condition set forth in (ii), above, neither Bio-Vascular nor the Company is aware of any material consents or approvals necessary to consummate the Distribution. However, the Distribution Agreement may be terminated, and the Distribution abandoned, at any time prior to the Distribution Date by, and in the sole discretion of, Bio-Vascular.

     Under the Distribution Agreement, each of the parties has agreed to indemnify the other against certain claims relating to or arising out of their respective businesses on the Distribution. Additionally, each of Bio-Vascular and Vital Images has agreed that it will not take, or permit any of its affiliates to take, any action after the Distribution Date that could reasonably be expected to prevent the Distribution from qualifying as a tax-free distribution pursuant to Section 355 of the Code or any other transaction contemplated by the Distribution Agreement that is intended by the parties to be tax-free from failing to so qualify. In addition, each of Bio-Vascular and Vital Images has agreed that it will not take, or permit any of its affiliates to take, any action after the Distribution Date that could reasonably be expected to have a material adverse impact on the known tax consequences to the other party (except that each party may take any actions in the ordinary course or in connection with any tax audit or filing).

     Currently, Bio-Vascular has issued and outstanding warrants to purchase an aggregate of 90,000 shares of Bio-Vascular Common Stock. Pursuant to the Distribution Agreement, Bio-Vascular and Vital

Images have agreed that, in connection with the Distribution, Vital Images will assume its proportionate share of obligations represented by such warrants such that, after the Distribution, each warrant will be exerciseable for shares of both Bio-Vascular Common Stock and shares of Vital Images Common Stock, according to the Distribution Ratio. The Distribution Agreement provides that, upon notice to Bio-Vascular of the exercise of such warrants, Bio-Vascular will promptly provide notice thereof to Vital Images, and Vital Images will promptly thereafter issue to the exercising holder of the warrant the appropriate number of shares of Vital Images Common Stock. Vital Images will be entitled to receive a pro rata portion of the exercise price, with such pro rata portion to be established by allocating the exercise price of the warrants between the Vital Images Common Stock and the Bio-Vascular Common Stock issuable upon exercise of the warrants in accordance with their average per share price for the five consecutive trading days following the Distribution Date.

     Finally, the Distribution Agreement provides for the allocation of benefits under existing insurance policies between Bio-Vascular and Vital Images, grants each of Bio-Vascular and Vital Images access to certain records and information in the possession of the other, imposes certain confidentiality obligations on each, and provides that, except as otherwise set forth therein or in any related agreement, Bio-Vascular and Vital Images will each pay its own costs and expenses in connection with the Distribution.

EMPLOYEE BENEFITS AGREEMENT

     To address certain employee and employee benefits matters in connection with the Distribution, Bio-Vascular and Vital Images have entered into an Employee Benefits Agreement. Pursuant to the Employee Benefits Agreement, Vital Images will retain or assume, as the case may be, sole responsibility as employer for all employees of Vital Images as of the Distribution Date, and will cause any Vital Images employee that is then a party to any employment, change in control or other employment-related agreement with Bio-Vascular to terminate such agreement effective as of the Distribution Date.

     Bio-Vascular currently provides benefits to its employees and employees of Vital Images under the Bio-Vascular 401(k) Retirement Plan and Trust (the "Bio-Vascular 401(k) Plan"), Incentive Stock Option Plan (the "Incentive Plan"), 1992 Directors' Option Plan (the "Director Plan"), 1995 Stock Incentive Plan (the "1995 Plan") and Employee Stock Purchase Plan (the "Purchase Plan"). Options to purchase Bio-Vascular Common Stock are also currently outstanding pursuant to stand-alone grants and pursuant to obligations under Vital Images' 1990 Management Incentive Stock Option Plan (the "1990 Plan") and 1992 Stock Option Plan (the "1992 Plan"), as such obligations were assumed by Bio-Vascular in connection with the 1994 merger between Bio-Vascular and Vital Images. Bio-Vascular has also made awards of shares of restricted Bio-Vascular Common Stock to employees of Bio-Vascular and Vital Images under the 1995 Plan and as stand-alone awards. Pursuant to the Employee Benefits Agreement, Bio-Vascular and Vital Images have agreed to adjust each existing Bio-Vascular employee benefit or award in the following manner:

     [_]  401(k) Plan.  The Employee Benefits Agreement provides that Vital
          -----------
          Images will establish and administer a new plan named the Vital Images 401(k) Retirement Plan and Trust (the "Vital Images 401(k) Plan"), which will provide benefits under the Vital Images 401(k) Plan to all Vital Images employees who, immediately prior to the Distribution Date, were participants in, or otherwise entitled to benefits under, the Bio-Vascular 401(k) Plan. All Vital Images employees who wish to participate in the Vital Images 401(k) Plan will be required to enroll in the Vital Images 401(k) Plan in accordance with its terms. As soon as practicable after the Distribution Date, the Employee Benefits Agreement requires Bio-Vascular to cause the trustees of the Bio-Vascular 401(k) Plan to transfer to the trustee or other funding agent of the Vital Images 401(k) Plan the amounts (in cash, securities, other property, plan loans, or a combination thereof) acceptable to the administrator or trustee of the Vital Images 401(k) Plan representing the account balances of all Vital Images employees, former employees or beneficiaries thereof.

     [_]  Outstanding Bio-Vascular Options.  Pursuant to the Employee Benefits
          --------------------------------
          Agreement, Bio-Vascular and Vital Images have agreed that each unexercised option to purchase Bio-Vascular Common Stock outstanding as of the Record Date ("Existing Bio-Vascular Options") will be adjusted to reflect the Distribution (an "Adjusted Bio-Vascular Option"), and that each holder of a Bio-Vascular Option will also be granted an option to purchase Vital Images Common Stock in connection with the Distribution (a "Vital Images Option").

          The exercise price and number of shares covered by each Adjusted Bio-Vascular Option, as well as the exercise price and number of shares covered by each Vital Images Option, will be determined according to a formula provided in the Employee Benefits Agreement that is based on the relative fair market trading values of Bio-Vascular Common Stock and the Vital Images Common Stock during the first five trading days following the Distribution Date. Pursuant to the formula provided in the Employee Benefits Agreement, these adjustments will be made in such a manner so that the aggregate "intrinsic value," or difference between fair market value and exercise price, of the Adjusted Bio-Vascular Option and Vital Images Option will equal the pre-Distribution intrinsic value of the Bio-Vascular Option with respect to which the adjustment and grant were made.

          In connection with the grant of Vital Images Options, Vital Images has adopted certain option plans intended to "mirror" the provisions of the Incentive Plan (the "Incentive Adjustment Plan"), the Director Plan (the "Director Adjustment Plan") and the 1995 Plan (the "1995 Adjustment Plan"). In order to ensure that each Vital Images Option is granted without any additional benefit not provided by the Existing Bio-Vascular Option with respect to which it is granted, Vital Images Options will be granted under the terms of the corresponding "mirror" plan or, if applicable, under the terms of the 1990 Plan or the 1992 Plan, or pursuant to an identical non-plan award agreement.

          It is anticipated that each person who is a Bio-Vascular employee or a Vital Images employee immediately prior to the Distribution Date will continue in such respective employment. While Bio-Vascular's option plans generally restrict an optionees' right to exercise an option following termination of employment, the Employee Benefits Agreement provides that the terms of the Incentive Plan, Director Plan and 1995 Plan, as well as the Incentive Adjustment Plan, Director Adjustment Plan, 1995 Adjustment Plan, 1990 Plan and 1992 Plan, and each non-plan award agreement, will be modified to provide for continued exercisability of the Adjusted Bio-Vascular Options or Vital Images Options so long as the optionee remains in the employment of Bio-Vascular or Vital Images, as the case may be, following the Distribution.

          Certain Existing Bio-Vascular Options are currently intended to qualify as "incentive stock options" ("ISO's") under the Code. However, continued ISO status requires that the optionee be employed by the grantor (or a parent or subsidiary of the grantor) and that the option generally be exercised within three months after an optionee's termination. Because the Distribution will terminate the affiliation between Bio-Vascular and Vital Images, employees of Vital Images holding Adjusted Bio-Vascular Options, as well as employees of Bio-Vascular holding Vital Images Options, will lose any claim to ISO status for such options three months after the Distribution Date. Such options will thereafter be treated as a "non-qualified" option.

          Bio-Vascular and Vital Images believe that neither the grant of the Vital Images Options nor the adjustments resulting in the Adjusted Bio-Vascular Options should result in the recognition of taxable income by Bio-Vascular or Vital Images or their respective optionees. However, there can be no assurance that such recognition will not occur. Each holder of an outstanding Bio-Vascular Option is urged to consult with his or her own tax advisor.

     [_]  Purchase Plan.  The Purchase Plan enables participating Bio-Vascular
          -------------
          employees to purchase, on the last day of each Offering Period (as defined in the Purchase Plan), Bio-Vascular Common Stock at the lesser of (i) 85% of the fair market value on the first day of the applicable Offering Period or (ii) 85% of the fair market value on the last day of such Offering Period. The purchase price is collected by means of employee salary and wage deferrals. The Purchase Plan provides that the right to participate terminates immediately upon the date the participant ceases employment with Bio-Vascular or any qualifying subsidiary. Any contributions collected prior to the date of termination are paid to the participant in cash.


          Pursuant to the Employee Benefits Agreement, the Purchase Plan will continue in full force and effect in accordance with its terms. The Employee Benefits Agreement provides that participants under the Purchase Plan will be eligible to participate in the Distribution and receive shares of Vital Images Common Stock only to the extent that, by operation of the Purchase Plan or otherwise, they are shareholders of record on the Record Date; provided, however, that participants who are entitled to receive shares of Bio-Vascular Common Stock under the Purchase Plan as of the Record Date but who have not yet been mechanically recorded as shareholders of record as of the Record Date will be treated as shareholders of record for purposes of the Distribution. The Employee Benefits Agreement also provides for certain adjustments to the Offering Price (defined in the Purchase
          Plan) during the Offering Period in which the Distribution occurs in order to reflect the effect of the Distribution, and provides that Vital Images will establish an Employee Stock Purchase Plan for Vital Images employees, with offerings commencing July 1, 1997.


     [_]  Non-Vested Restricted Stock Awards.  Pursuant to the Employee Benefits
          ----------------------------------
          Agreement, each award of restricted Bio-Vascular Common Stock that is outstanding as of the Record Date will be entitled to participate in the Distribution even though such award has not vested, and each holder thereof will receive, according to the Distribution Ratio, an award of restricted Vital Images Common Stock. No fractional shares of Vital Images Common Stock, or cash in lieu thereof, will be issued with respect to any shares of restricted Bio-Vascular Common Stock in the Distribution. The Employee Benefits Agreement provides that the restrictions on shares of restricted Bio-Vascular Common Stock and Vital Images Common Stock granted to a Bio-Vascular employee will be identical to the restrictions underlying such employee's shares of restricted Bio-Vascular Common Stock prior to the Distribution, and the restrictions on shares of restricted Bio-Vascular Common Stock and Vital Images Common Stock granted to any Vital Images employee will pertain to continued employment by Vital Images, and will otherwise mirror the restrictions on such Vital Images employee's shares of restricted Bio-Vascular Common Stock prior to the Distribution. As of March 4, 1997 there were 42,646 shares of non-vested restricted Bio-Vascular Common Stock outstanding. Accordingly, it is anticipated that approximately 21,323 shares of restricted Vital Images Common Stock will be awarded in connection with the Distribution.

     The Employee Benefits Agreement also provides for the continuation of medical, dental and other welfare plans by Bio-Vascular and Vital Images for the benefit of their respective employees following the Distribution, and for the allocation of liability for, and obligations to indemnify against, any employment-related claims brought against Bio-Vascular or Vital Images, or both companies jointly.

TAX SHARING AGREEMENT

     Bio-Vascular and Vital Images have entered into a Tax Sharing Agreement (the "Tax Sharing Agreement"), providing for their respective obligations concerning various tax liabilities and related matters. The Tax Sharing Agreement provides that Bio-Vascular will pay and indemnify Vital Images, with respect to all federal, state, local and foreign income, franchise and similar taxes relating to Bio-Vascular for any taxable period ending on or before the Distribution Date. Bio-Vascular has also generally agreed to pay all other taxes (other than those which are imposed solely on Vital Images) that are payable in connection with the Distribution and the transactions related to the Distribution, the liability for which arises on or before the Distribution Date. The Tax Sharing Agreement provides that Vital Images will pay and indemnify Bio-Vascular with respect to all federal, state, local and foreign income, franchise and similar taxes relating to Vital Images for all taxable periods ending on, before or after the Distribution Date. Further, the Distribution Agreement provides for cooperation with respect to certain tax matters, including the preparation of income tax returns, the exchange of information, the handling of tax controversies, and the retention of records which may affect the income tax liability of either party.

TRANSITION SERVICES AGREEMENT

     It is the intent of Vital Images to operate as an entity completely separate from Bio-Vascular as soon as practicable. Until such time, however, Vital Images will be dependent on Bio-Vascular to provide certain corporate transition services. In order to govern the terms and conditions of such services, Bio-Vascular and Vital Images have entered into a Transition Services Agreement, pursuant to which Bio-Vascular has agreed to provide Vital Images with certain transitional support services in the areas of accounting, financial, human resources and regulatory affairs, all of which constitute areas in which Bio-Vascular has generally provided services to Vital Images since the May 1994 merger. Generally, no services are expected to be provided beyond six months following the Distribution Date, and after such time Vital Images expects to provide such services on its own behalf or enter into arrangements with third parties to obtain such services. Accordingly, the Transition Services Agreement expressly provides that such services are transitional in nature, and sets the term of such services for a period of six months following the Distribution Date, subject to extension thereafter upon mutual written agreement of the parties. The cost associated with the services to be provided by Bio-Vascular will either be a fixed dollar amount based on the estimated cost to Bio-Vascular of providing such services, or an amount to be determined pursuant to a formula based on the actual services provided. Vital Images believes that the amounts to be paid to Bio-Vascular for services under the Distribution Agreement will not exceed the amounts that would have to be paid for the services if provided by third parties.

                                   FINANCING

INITIAL CAPITAL CONTRIBUTION BY BIO-VASCULAR

     Prior to the Distribution, Vital Images participated in Bio-Vascular's centralized funding and cash management, and cash requirements of Vital Images were provided by Bio-Vascular. Following the Distribution, Bio-Vascular will no longer provide such funds to finance Vital Images' operations or for any other purposes. Accordingly, in anticipation of the Distribution, Bio-Vascular agreed to assign to Vital Images $10,000,000 in cash, cash equivalents and marketable securities, effective November 1, 1996, and to contribute all intercompany debt owed by Vital Images as of that date to the capital of Vital Images. Subsequently, Bio-Vascular's Board of Directors determined, effective as of the Distribution Date, to make such additional capital contributions to Vital Images as necessary to bring Vital Images' cash, cash equivalents and marketable securities balances to a combined $10,000,000 and to contribute any additional intercompany debt owed by Vital Images on the Distribution Date.

NEED FOR ADDITIONAL FINANCING

     If Vital Images' operations progress as anticipated, of which there can be no assurance, Vital Images believes that the capital contribution made by Bio-Vascular, together with cash flows from operations, should be sufficient to satisfy its cash requirements for at least the next two years. The timing of Vital Images' future capital requirements, however, will depend on a number of factors, including the ability of Vital Images to successfully commercialize and market its products; the ability and willingness of physicians to use two- and three-dimensional imaging software in clinical diagnosis, surgical planning, patient screening and other diagnosis and treatment protocols; the impact of competition in the medical visualization business; the ability of Vital Images to differentiate its volume rendering software from competing products employing surface rendering or other technologies; and the ability to enhance existing products and develop new products on a timely basis. To the extent that Vital Images' operations do not progress as anticipated, additional capital may be required sooner. There can be no assurance that any required additional capital will be available on acceptable terms, or at all, and the failure to obtain any such required capital would have a material adverse effect on Vital Images' business.

                                CAPITALIZATION

     Set forth below is the capitalization of Vital Images as of January 31, 1997 and on an as adjusted basis to give effect to the Distribution and certain anticipated capital contributions as if the Distribution and such capital contributions had occurred on January 31, 1997. The balance sheet data and the as adjusted balance sheet data set forth below should be read in conjunction with the financial statements set forth elsewhere in this Information Statement.

     The as adjusted data may not reflect the capitalization of Vital Images in the future or as it would have been had Vital Images been a separate, independent public company on January 31, 1997.


                                                                     JANUARY 31, 1997
                                                            --------------------------------
                                                              HISTORICAL       AS ADJUSTED
                                                              ----------       -----------
Debt obligations......................................                --                 --

Equity:
Preferred stock, $.01 par value, 5,000,000 shares
 authorized, no shares issued and outstanding
 (no shares, as adjusted).............................                --                 --
Common stock, $.01 par value, 1,000 shares
 authorized, issued and outstanding (4,749,751
 shares issued and outstanding, as adjusted) (1)......       $        10       $     47,498
Additional paid-in capital (2)........................        13,003,047         14,955,559
Deferred compensation.................................          (431,250)          (431,250)
Net investment by Bio-Vascular (3)                             3,162,004          3,162,004
Accumulated deficit...................................        (6,260,998)        (6,260,998)
Unrealized marketable securities                                 (13,125)           (13,125)
 holding loss.........................................       -----------        -----------

          Total equity................................         9,459,688         11,459,688
                                                             -----------        -----------

          Total capitalization........................       $ 9,459,688        $11,459,688
                                                             -----------        -----------


_______________________


(1) Based on 9,499,502 shares of Bio-Vascular Common Stock issued and outstanding as of January 31, 1997. Does not include an estimated 647,000 shares of Vital Images Common Stock anticipated to be issuable related to stock options to be granted in connection with the Distribution, of which an estimated 400,000 shares of Vital Images Common Stock are anticipated to be subject to options that will be immediately exerciseable as of the Distribution Date. Does not include 45,000 shares of Vital Images Common Stock subject to warrants to be issued by Vital Images in connection with the Distribution pursuant to the anti-dilution provisions of outstanding warrants to purchase Bio-Vascular Common Stock.


(2) Reflects the estimated total capital contribution of $12,000,000 to be made by Bio-Vascular to Vital Images to bring Vital Images' cash, cash equivalents and marketable securities balances to a combined total of $10,000,000 as of the Distribution Date. In anticipation of the Distribution, Bio-Vascular agreed to assign to Vital Images $10,000,000 in cash, cash equivalents and marketable securities, effective November 1, 1996, and to contribute all intercompany debt owed by Vital Images as of that date. Actual cash, cash equivalents or marketable securities contributed at the Distribution Date may be more or less than the $2,000,000 estimated additional amount.


(3) Reflects the contribution to capital of the intercompany balance due from Vital Images to Bio-Vascular. The intercompany balance represents the net amount historically received from Bio-Vascular which were advanced to fund Vital Images' product in development activities. Vital Images had no demonstrated ability or commitment to repay these advances. After the distribution, the net investment by Bio-Vascular will be reclassified by Vital Images as additional paid-in capital.

                                DIVIDEND POLICY

     Vital Images has not declared or paid any cash dividends on its Common Stock since its inception, and the Board of Directors presently intends to retain all earnings for use in the business for the foreseeable future.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following selected financial data of Vital Images is derived from Vital Images' financial statements and notes thereto. The selected financial data for each of the fiscal years in the five-year period ended October 31, 1996 is derived from the audited financial statements of Vital Images. The information set forth below should be read in conjunction with Vital Images' financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this Information Statement.

                                                FOR THE
                                              THREE MONTHS
                                               ENDED OR AT                             FOR THE YEAR ENDED OR AT
                                                JANUARY 31,                   OCTOBER 31,                        DECEMBER 31,
                                        ----------------------------  ------------------------------------  ----------------------
                                          1997(1)         1996(1)     1996(1)      1995(1)     1994(1)(2)   1993(2)(3)   1992 (3)
                                        ------------   -------------  ---------  ------------  -----------  -----------  ---------
STATEMENT OF OPERATIONS:
Revenue................................     $   152          $ 143     $   882     $2,894 (4)    $ 1,680      $ 1,696    $  1,826
Gross margin...........................         132            110         720      2,488 (4)      1,170        1,022       1,086

Operating expenses:
Selling, general and administrative....         569            507       1,805        879          1,098        1,085       1,275
Research and development...............         445            307       1,460      1,357          1,255          745         519
Acquisition costs......................          --             --          --         --             71           --          --
                                            -------          -----     -------  ---------        -------      -------    --------

Operating income (loss)................        (882)          (704)     (2,545)       252 (4)     (1,254)        (808)       (708)

Net income (loss).......................    $  (754)         $(705)    $(2,546)    $  253        $(1,261)     $  (821)   $   (714)

Pro forma net loss
  per share (unaudited) (5)............       $(.16)                     $(.54)
                                              =====                      =====

Pro forma average number of
  common shares outstanding
  (unaudited) (5)......................       4,750                      4,742

BALANCE SHEETS:
Working capital (deficiency)...........     $ 5,886                    $  (258)    $ (144)       $     4      $  (108)   $     43
Total assets...........................      10,153                        943        739            855        1,061       1,137
Short and long-term debt...............                                     --         --             --          118         218
Preferred stock........................          --                         --         --             --          537          --
Equity.................................       9,460                        174        321            343          402         485

________________________

(1) Reflects Vital Images' results as a wholly-owned subsidiary of Bio-Vascular. Vital Images was merged with Bio-Vascular in May 1994 in a transaction accounted for as a pooling-of-interests. Results of operations include allocations of general corporate overhead.

(2) Due to the merger in May 1994, Vital Images' fiscal year-end was changed to October 31, effective as of October 31, 1994. Accordingly, the Statements of Operations for fiscal 1994 and 1993 both include results of Vital Images for November and December of 1993. Vital Images' revenues were $379 and the net loss was $45 during this two-month period.

(3) Reflects Vital Images' results of operations as a separate company prior to its merger with Bio-Vascular.

(4) Includes $1,500 of one-time license fee revenue, which contributed $1,322 to gross margin and operating income.

(5) The unaudited pro forma net loss per share is calculated for the three months ended January 31, 1997, and for the year ended October 31, 1996 based on the number of shares of Bio-Vascular Common Stock outstanding, adjusted for the one-for-two distribution ratio. Adjusted unaudited pro forma net loss per share for the three months ended January 31, 1997 and for the year ended October 31, 1996 is $(.21) and $(.73), respectively, and is based on the unaudited pro forma net losses of $979 for the three months ended January 31, 1997 and $3,446 for the year ended October 31, 1996. See " Unaudited Pro Forma Statements of Operations."

                 UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

     The following unaudited pro forma statements of operations for the three months ended January 31, 1997, and for the year ended October 31, 1996, present the results of operations of Vital Images as if the separation of Vital Images from Bio-Vascular had occurred on the first day of the applicable period.

     The unaudited pro forma statements of operations are based on the statements of Vital Images and are adjusted to reflect additional corporate expenses as a stand-alone company. The unaudited pro forma statements of operations do not purport to represent what Vital Images' results of operations actually would have been if the separation had occurred on the first day of the applicable period. The unaudited pro forma statements of operations are based on assumptions that Vital Images believes are reasonable and should be read in conjunction with Vital Images' financial statements and accompanying notes thereto included elsewhere in this Information Statement.

                                        FOR THE THREE MONTHS ENDED
                                             JANUARY 31, 1997                FOR THE YEAR ENDED OCTOBER 31, 1996
                                  ---------------------------------------   -------------------------------------------
                                                                  PRO                                          PRO
                                  HISTORICAL   ADJUSTMENTS       FORMA       HISTORICAL   ADJUSTMENTS         FORMA
                                  -----------  ------------  ------------   ------------  ------------   --------------
Revenue.........................   $ 152,493                  $    152,493   $   882,126                   $     882,126
Cost of revenue.................      20,909                        20,909       162,286                         162,286
                                   ---------                   -----------   -----------                   -------------
    Gross margin................     131,584                       131,584       719,840                         719,840

Operating expenses:
Selling, general and
    administrative..............     568,683     $ 183,000 (1)     751,683     1,805,522      $730,000 (1)     2,535,522
Research and development........     445,358        42,000 (1)     487,358     1,459,490       170,000 (1)     1,629,490
                                   ---------   -----------      -----------   -----------   -----------    --------------
    Operating loss..............    (882,457)     (225,000)     (1,107,457)   (2,545,172)     (900,000)       (3,445,172)

Other income, net...............     129,132                       129,132           923         --    (2)           923
                                   ---------   -----------     -----------   -----------   -----------     -------------
Loss before income taxes........    (753,325)     (225,000)       (978,325)   (2,544,249)     (900,000)       (3,444,249)
Income tax provision                     500                           500         1,500                           1,500
                                   ---------   -----------     -----------   -----------   -----------     --------------

    Net loss....................   $(753,825)  $  (225,000)    $  (978,825)  $(2,545,749)  $  (900,000)      $(3,445,749)
                                   =========   ===========     ===========   ===========   ===========     =============

Pro forma adjusted net loss
    per share...................                               $      (.21)                                $        (.73)
                                                               ===========                                 =============
Pro forma average number of
    common shares outstanding...                                 4,750,000                                     4,742,000
                                                               ===========                                 =============

___________________________

(1) Represents the additional estimated costs expected to be incurred by Vital Images on a prospective basis, including the incremental costs associated with Vital Images' status as a public company, such as additional executive salaries, audit fees, directors' and officers' insurance, annual meetings, printing fees and directors' fees. A portion of such costs are included in the historical financial statements of Vital Images. Incremental costs are estimated as follows:

                                           THREE MONTHS
                                              ENDED           YEAR ENDED
                                         JANUARY 31, 1997  OCTOBER 31, 1996
                                         ----------------  ----------------
Executive compensation.................       $125,000          $500,000
Audit and legal........................         40,000           160,000
Shareholder relations..................         40,000           160,000
Directors' and officers' insurance.....         13,000            50,000
Annual directors' fees and expenses....          7,000            30,000
                                              --------          --------
                                              $225,000          $900,000
                                              ========          ========

(2) Does not include an allocation of interest income based on the ratio of cash, cash equivalents and marketable securities to be contributed to Vital Images over total investment assets. Under Bio-Vascular's investment strategies, interest income associated with this $10,000,000 to be contributed was approximately $550,000 for the year ended October 31, 1996, which may not have been the same, had such funds been maintained and invested by Vital Images. As cash, cash equivalents and marketable securities totaling $10,000,000 were assigned to Vital Images effective November 1, 1996, results for the three months ended January 31, 1997, do reflect investment earnings.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS



GENERAL OVERVIEW


     Vital Images is engaged in the business of developing, marketing and supporting medical visualization software and systems for use in clinical diagnosis and surgical planning.

     Vital Images was founded in 1988 by Vincent Argiro, Ph.D. and was acquired by Bio-Vascular in May 1994 in a tax-free merger that was accounted for as a "pooling of interests." Historically, Vital Images was engaged in developing and marketing three-dimensional, volume rendering visualization software for various disciplines and industries, but principally for gas and oil exploration, microscopy and medical research. The acquisition by Bio-Vascular provided financial and management resources to Vital Images and enabled Vital Images to leverage these resources and focus its efforts on medical applications for its technologies. Accordingly, by the fall of 1994, Vital Images discontinued its efforts in the microscopy market. Concurrently, Vital Images invested in the development and refinement of its VoxelGeo product for gas and oil exploration and culminated these activities with the licensing of the VoxelGeo source code in July 1995. In exchange for the license, Vital Images received a one-time license fee of $1,500,000 and future royalty payments expected to begin in calendar 1997. Any royalties will cease at the earlier of January 1, 2001, or at such time as the aggregate royalties received equal $2,000,000. There can be no assurance, however, that the amount of royalties, if any, that will be received pursuant to this license arrangement will aggregate to $2,000,000. After granting this license, Vital Images was able to focus all of its resources on the development of its visualization products for medical applications, including clinical diagnosis, screening and surgical planning.

     In October 1995, Vital Images hired Andrew M. Weiss as President and Chief Executive Officer, naming Dr. Argiro, who was serving as President of Vital Images at that time, as Executive Vice President and Chief Technology Officer. In November 1995 Vital Images received 510(k) marketing clearance from the FDA to market its three-dimensional visualization software product, VoxelView, for use in clinical diagnosis and surgical planning in concert with computed tomography ("CT") or magnetic resonance imaging ("MRI") data. This event marked Vital Images' entrance into the field of clinical applications for its technologies.

     In December 1995, Vital Images assessed its business strategy and determined that to optimize its dedicated participation in the medical field, it needed to create a new business model based on the development, marketing and support of integrated software and hardware solutions for medical visualization. As a result, Vital Images began development of a new product family of advanced visualization products for routine clinical use and began to build the necessary sales, marketing and support resources.


     During 1996, Vital Images hired a Vice President of Sales and two field sales representatives dedicated to the hospital market and began building its development, quality and customer support teams. Vital Images also began pursuing OEM relationship opportunities based on its new technology and entered into a relationship with a leading ultrasound scanner company, Advanced Technology Laboratories, Inc. See "Business -- Marketing, Distribution and Customer Support." Vital Images is currently finalizing Vitrea, the first product in its new product family. Vitrea, which combines Vital Images' proprietary expertise in advanced volume rendering with a built-in workflow designed for clinical use, received FDA marketing clearance in December 1996. Vital Images currently expects to release Vitrea commercially in the second half of calendar 1997.

     On October 28, 1996, the Bio-Vascular Board of Directors approved the spin-off of Vital Images, which will result in the distribution of all of the Vital Images' Common Stock to Bio-Vascular shareholders on a pro rata basis. The decision to spin-off Vital Images occurred because, strategically and financially, the timing and circumstances were right to separate Bio-Vascular's Surgical and Medical Visualization Businesses for the long-term benefit of its shareholders, and because of the belief that both businesses would benefit by being able to adopt strategies and pursue objectives appropriate to its specific business, focus on their distinct distribution and marketing channels, be recognized and evaluated by the financial community as separate and distinct businesses, and implement more focused incentive compensation arrangements that are tied more directly to results of operations of each respective business.

     In the Distribution, Bio-Vascular shareholders will receive one share of Vital Images Common Stock for every two shares of Bio-Vascular Common Stock owned as of the Record Date. In anticipation of the Distribution, Bio-Vascular agreed to assign to Vital Images $10,000,000 in cash, cash equivalents and marketable securities, effective November 1, 1996, and to contribute all intercompany debt owed by Vital Images as of that date. Subsequently, Bio-Vascular's Board of Directors determined, effective as of the Distribution Date, to make such additional capital contributions to Vital Images as necessary to bring Vital Images' cash, cash equivalents and marketable securities balances to a combined $10,000,000 and to contribute any additional intercompany debt owed by Vital Images on the Distribution Date.

COMPARISON OF THE THREE MONTHS ENDED JANUARY 31, 1997, WITH THE THREE MONTHS ENDED JANUARY 31, 1996

     Revenue increased 7% to $152,000 from $143,000.

     The gross margin percentage increased to 86% from 77%, primarily due to the elimination of existing royalty obligations on software, which were satisfied on May 24, 1996. Vital Images' business strategy is currently to focus on the sale of Vitrea and its Vitrea system, consisting of Vitrea software and third party hardware and peripherals, designed to offer end users an integrated visualization system. Vital Images receives only a nominal discount in purchasing the third party hardware and peripheral components of the Vitrea system and expects that its gross margin on the resale of these system components will approximate the discount. As a result, as Vitrea systems increase as a proportion of Vital Images' product mix, Vital Images expects that overall gross margin percentages will decrease. This forward looking statement will be influenced primarily by resale gross margins on the proprietary and third party components of the Vitrea system and on Vital Images' anticipated product mix and any deviation from Vital Images' expectations regarding future resale gross margins and product mix could cause actual results to differ.

     Selling, general and administrative expense increased 12% to $569,000 from $507,000. General and administrative expense incurred in the three months ended January 31, 1996, included hiring costs related to the employment of Mr. Weiss during that period. The absence of these expenses in the three months ended January 31, 1997 resulted in a decrease in general and administrative expense of $100,000 between these periods. Selling expense increased by $125,000 as a result of increased marketing activity and the employment of additional sales personnel, including a Vice President of Sales during the entire three months ended January 31, 1997, compared to only one month during the quarter ended January 31, 1996. It is expected that selling expense will continue to increase as Vital Images builds a direct sales force as the primary distribution channel for its products in the United States and develops the marketing materials to support these direct marketing efforts.

     Research and development expense increased 45% to $445,000 from $307,000, due to the expenses associated with hiring of additional personnel intended to increase Vital Images' development capabilities. Software development costs incurred are expensed until the point that technological feasibility and proven marketability of the product are established.

     These increased expenses attributable to the continuing development of Vital Images' management team and infrastructure resulted in an operating loss of $882,000 for the three months ended January 31, 1997, compared an operating loss of $704,000 for the three months ended January 31, 1996.

     Other income, consisting primarily of interest income, was $129,000 for the three months ended January 31, 1997, compared to other expense of $1,000 for the three months ended January 31, 1996. Interest on the $10,000,000 in cash, cash equivalents and marketable securities assigned by Bio-Vascular to Vital Images effective November 1, 1996 provided the basis for the interest income during the three months ended January 31, 1997.

COMPARISON OF THE YEAR ENDED OCTOBER 31, 1996, WITH THE YEAR ENDED OCTOBER 31, 1995


     In fiscal 1994, Vital Images began the process of focusing its resources on medical visualization software and systems. This process involved Vital Images' exit from its other markets, microscopy and geoscience. See "Overview", above. As a result, Vital Images' year to year revenue, excluding the $1.5 million one-time source code license fee for Voxel Geo received in 1995, has declined. The following table outlines revenue sources over the last three years and is illustrative of the initial effect of this change in focus on revenue. Vital Images believes that its focus on medical visualization software and systems will be of long-term benefit to its shareholders. This forward looking statement is based on Vital Images' assessment of the relative size of each market opportunity, available resources, knowledge base and collaborative alliances.


                                               OCTOBER 31,
     REVENUE BY CATEGORY               1996       1995         1994
     -------------------             --------  -----------   ---------
     Medical.......................  $667,000   $  467,000  $  428,000
     Geoscience....................    59,000      627,000     736,000
     Microscopy....................    93,000      243,000     440,000
     Other.........................    63,000       57,000      76,000
                                     --------   ----------  ----------

     Revenue Before
       Source Code License Fee.....   882,000    1,394,000   1,680,000

     Source Code License Fee.......        --    1,500,000          --
                                     --------   ----------  ----------

       Total Revenue...............  $882,000   $2,894,000  $1,680,000

     Revenue decreased $2,012,000, or 70%, to $882,000, from $2,894,000, comparing 1996 revenue to 1995 revenue. However, revenue from medical visualization increased 43% to $667,000, from $467,000. The increase in revenue from medical visualization is a result of Vital Images' changed focus. In addition to focusing some effort on additional sales of VoxelView, much of Vital Images' efforts and resources have been directed toward the development of more clinically powerful and practice-oriented medical visualization software to answer the evolving needs of medical practice. For 1996, the only revenue Vital Images received from the geoscience and microscopy markets was maintenance revenue of $93,000 and $59,000, respectively. For 1995, geoscience revenue was $2,127,000 and included a $1,500,000 one-time license fee for the VoxelGeo source code, while microscopy revenue was $243,000.

     The gross margin percentage decreased to 82% from 86%, due to the mix of products and services.

     Selling, general and administrative expense doubled, increasing $926,000 to $1,805,000, from $879,000. General and administrative expense increased by $460,000 and selling expense increased $466,000. The ongoing costs of additions to personnel, including the employment of Mr. Weiss in October 1995 and a Vice President of Sales in January 1996, the associated increase in business activity and the development of marketing materials and an expansion of marketing activities, accounted for these increases.

     Research and development expense increased 8% to $1,459,000, from $1,357,000, due to expenses associated with additional personnel hired to increase Vital Images' development capabilities.

     Due to the expenses associated with its business and technological development activities, and due to lower revenue as a result of its more defined market focus, Vital Images reported an operating loss of $2,545,000 for the year ended October 31, 1996. This compares to operating income of $252,000 in 1995, which resulted from the licensing of the VoxelGeo source code for a fee of $1,500,000 and its $1,322,000 contribution to operating income.

     As a wholly-owned subsidiary of Bio-Vascular during the presented years, the allocated tax provision was computed using the "separate return" method and represents state minimum taxes. Net operating losses, credits, and temporary differences which would otherwise have given rise to a deferred tax asset have been fully offset by a valuation allowance as the future ability of Vital Images to realize such losses, credits and deductions is not certain.

COMPARISON OF THE YEAR ENDED OCTOBER 31, 1995, WITH THE YEAR ENDED OCTOBER 31, 1994

     Revenue increased $1,214,000, or 72%, to $2,894,000, from $1,680,000, due primarily to the $1,500,000 one-time VoxelGeo source code license fee received in the fourth quarter of 1995. Geoscience revenue increased by 189% and medical revenue, representing sales of Vital Images' software for use primarily as a research tool, increased by 10%. Revenue from microscopy decreased by 45%.

     The gross margin percentage increased to 86% from 70%, due to the positive impact of the VoxelGeo source code license transaction. The 1994 product mix was different from that of 1995 and included contract development work which has relatively lower gross margins and lowered the overall gross margin percentage.

     Selling, general and administrative expense decreased $219,000 to $879,000, from $1,098,000. General and administrative expense increased by $39,000 primarily due to costs related to the employment of Mr. Weiss. Selling expense decreased $258,000. The decrease in selling expense was primarily the result of a marketing agreement signed late in 1994, under which CogniSeis Development, Inc. assumed all responsibility for marketing VoxelGeo.

     Research and development expense increased 8% to $1,357,000, from $1,255,000 due to expense associated with additional development personnel hired in the last quarter of 1995.

     Vital Images had 1995 operating income of $252,000, which was primarily attributable to the one-time license for the VoxelGeo source code which contributed $1,322,000 to operating income. Vital Images had an operating loss for 1994 of $1,254,000.

LIQUIDITY AND CAPITAL RESOURCES


     At October 31, 1996, Vital Images had no cash, owed approximately $3,100,000 in intercompany debt, and participated in Bio-Vascular's centralized funding and cash management. When Bio-Vascular acquired Vital Images on May 24, 1994, Vital Images had only $286,000 in cash. Within a month, Vital Images had effectively used their cash and Bio-Vascular began financing their activities, recording cash advanced as intercompany debt. The advances of cash had no payment requirements and were interest free, as Vital Images had, substantially, no ability to repay these advances. Bio-Vascular conducted the investing activities and continued to finance the activities of Vital Images. In anticipation of the Distribution, on November 1, 1996, Bio-Vascular agreed to assign to Vital Images $10,000,000 in cash, cash equivalents and marketable securities and to contribute all intercompany debt existing on that date. As a result, at January 31, 1997, Vital Images had $9,033,000 in cash, cash equivalents and marketable securities. The intercompany balance is included in equity as net investment by Bio-Vascular. Subsequent to November 1, 1996, Bio-Vascular's Board of Directors determined, effective as of the Distribution Date, to make such additional capital contributions as necessary to bring Vital Images' cash, cash equivalents and marketable securities balances to a combined $10,000,000 and to contribute any additional intercompany debt existing on that date.

     If Vital Images' operations progress as anticipated, of which there can be no assurance, Vital Images believes that the capital contribution made by Bio-Vascular should be sufficient to satisfy its cash requirements for at least the next two years. The timing of Vital Images' future capital requirements, however, will depend on a number of factors, including the ability of Vital Images to launch successfully its Vitrea product line; the ability and willingness of physicians to use three-dimensional imaging software in clinical diagnosis, surgical planning patient screening and other diagnosis and treatment protocols; the impact of competition in the medical visualization business; and the ability to enhance existing products and develop new products on a timely basis. To the extent that Vital Images' operations do not progress as anticipated, additional capital will be required sooner. There can be no assurance that any required additional capital will be available on acceptable terms or at all, and the failure to obtain any such required capital would have a material adverse effect on Vital Images' business.

     Cash used by operating activities in the three months ended January 31, 1997 and 1996 was $660,000 and $759,000, respectively. Vital Images invested $176,000 and $61,000 in equipment during the three months ended January 31, 1997 and 1996, respectively, primarily on computer hardware and peripherals.

     Vital Images has no material commitments at this time other than facility leases and expected employment contracts, but will be using cash in the near term as it continues to develop the infrastructure to support its business and the development of the market for its products.

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

INFLATION

     Management believes inflation has not had a material effect on Vital Images' operations or on its financial condition.

FOREIGN CURRENCY TRANSACTIONS

     Substantially all of Vital Images' foreign transactions are negotiated, invoiced and paid in U.S. dollars. Fluctuations in currency exchange rates in other countries may therefore reduce the demand for Vital Images' products by increasing the price of Vital Images' products in the currency of the countries in which the products are sold.

NEW ACCOUNTING STANDARD

     The Financial Accounting Standards Board (FASB) has issued Statement No. 123, "Accounting for Stock-Based Compensation." In fiscal 1997, Vital Images intends to adopt the disclosure provisions of the Statement, while continuing to account for options and other employee stock-based compensation using the intrinsic value based method.

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

                                   BUSINESS

GENERAL

     Vital Images is engaged in the business of developing, marketing and supporting medical visualization software and systems for use in clinical diagnosis and surgical planning. Medical visualization software involves the application of computer graphics and image processing technologies to data supplied by standard medical imaging equipment, such as computed tomography ("CT") scanners, magnetic resonance imaging ("MRI") devices, positron emission tomography ("PET") scanners and ultrasound scanning equipment. By applying these technologies to medical imaging data, Vital Images' products allow clinicians to create both two- and three-dimensional views inside the human body and to "fly through" these images to support their clinical diagnosis and surgical planning.

     Vital Images was incorporated in 1988 and has pioneered the use of computer-based visualization software and, in particular, three-dimensional visualization software based on "volume rendering" of imaging data. Initially, Vital Images focused on developing powerful visualization software tools for use by engineers and researchers in a variety of imaging applications, including oil and gas exploration, microscopy and medical research.

     In 1994, Vital Images was acquired by Bio-Vascular in a tax-free merger accounted for as a "pooling of interests." The acquisition by Bio-Vascular provided financial and management resources to Vital Images and enabled Vital Images to leverage these resources and focus its efforts on medical applications for its technologies. By the fall of 1994, Vital Images discontinued its efforts in the microscopy market and, in July of 1995, granted an exclusive source code license for its VoxelGeo product for gas and oil exploration to CogniSeis Development, Inc. In exchange for this license, Vital Images received a one-time license fee of $1,500,000 and future royalty payments expected to begin in calendar 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General Overview."


     Vital Images' current products include its VoxelView and Vitrea medical visualization software. VoxelView, Vital Images' first medical visualization product, received 510(k) marketing clearance from the FDA in November 1995 and currently has approximately 350 user sites around the world. Vitrea, an advanced version of Vital Images' technology for medical visualization applications, received 510(k) marketing clearance from the FDA in December 1996 and is expected to be released commercially in the second half of calendar 1997. Vital Images intends to offer Vitrea both as a software package and as part of an integrated software and hardware system to radiologists, surgeons and other care providers. Vitrea and the integrated Vitrea(TM) system are both designed for ready integration into hospital radiology networks.

TECHNOLOGY

     The core technologies underlying Vital Images' products are based on a visualization technique known as "volume rendering." Volume rendering is an advanced technique for displaying two- or three-dimensional views on a computer monitor that has significant advantages over the alternative technique, known as "surface rendering," in that it permits the direct display of imaging data without mathematical modeling and allows interactive control of the level of "transparency" of the data. By comparison, surface rendering requires the creation of artificial surfaces based on imaging data, and the usefulness of the resulting visual image is largely dependent on where these surfaces are "set" by the clinical technician. Volume rendering is not dependent on the creation of artificial surfaces and allows visualization of varying

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

components that might otherwise be eliminated from a surface rendered image due to surface approximation.

     Traditionally, volume rendering has largely been overlooked by visualization companies because the computer power necessary to perform volume rendering is, in general, significantly more intensive than the requirements for surface rendering. Vital Images' experience with volume rendering has its basis in the efforts of Dr. Argiro, who developed three-dimensional visualization software using volume rendering as an aid in his research while pursuing a doctoral degree in developmental neuroscience. While other researchers focused on optimizing their work within the constraints of surface rendering, Dr. Argiro focused on accelerating the performance of volume rendering on standard computer platforms. As a result of his work, he developed expertise in accelerated volume rendering, which forms the core of Vital Images' volume rendering technology.

     As the performance of standard computer platforms continues to increase while the relative cost of such performance continues to decrease, Vital Images believes that volume rendering will be a more accessible imaging solution for routine clinical applications.

STRATEGY

     Vital Images' overall strategy is to continue to develop and market leading edge medical visualization software and systems to end users, and to seek opportunities to integrate its technologies into medical imaging equipment developed and marketed by other medical device manufacturers. Vital Images intends to leverage its core competencies in volume rendering, computer graphics, network technologies and medical applications and to continue to pursue collaborative partnerships with leading medical institutions as it seeks to develop further its product offerings.


     In the near term, Vital Images expects to concentrate its efforts on the development and sale of advanced radiology visualization systems, consisting of third party workstations and Vital Images' proprietary visualization software. These workstations are expected to provide accelerated two- and three-dimensional visualization capabilities for clinical diagnosis, screening and surgical planning. As this strategy is advanced, Vital Images expects to continue to add additional clinical value to these integrated systems, including additional "pre-set" parameters for visualization of certain anatomical structures, in order to establish a leading edge position in the clinical application of its products. Vital Images also plans to migrate its technology to increasingly cost-effective computers and operating environments, leveraging personal computer and Internet technologies. As these technologies evolve, the demand for integrated radiology workstations is expected to increase, extending to primary care physicians, surgeons and other care providers. In addition, Vital Images plans to offer elements of its software technologies or complete customized software solutions to manufacturers of diagnostic and medical imaging devices for integration into their systems. Although Vital Images expects to focus its marketing efforts primarily on Vitrea, VoxelView, and any successor product, will continue to be offered to the medical marketplace.

     Over the next one to three years, Vital Images also plans to leverage its visualization technologies into clinical applications in surgery and cancer treatment through the development, acquisition or licensing of related treatment technologies. Vital Images believes that the surgery and cancer treatment markets are natural product line extensions for its visualization technologies.

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

INDUSTRY BACKGROUND

     Medical practices in the areas of diagnostic imaging, surgery and cancer treatment have changed dramatically over the past 20 years, due in part to the introduction of a variety of new imaging, visualization, computer, networking, catheter and navigation technologies. The result has been the rapid adoption and increased use of CT, MRI, PET and ultrasound devices and the incorporation of new physician-care practices based on the imaging information provided by these devices.

     Each of these modalities captures data that provides a two- or three-dimensional image of the inside of the human body. These images have traditionally been viewed as a series of two-dimensional cross-sectional slices on x-ray-type film. As computer and networking technologies improved, companies began offering systems that provided for the electronic storage and transmission of these images and allowed clinicians to view these images on a computer screen. The first of these systems visualized the slice of data on a computer monitor and then, more recently, began to permit viewing and manipulation of the data as a single, three-dimensional image. As a result, the medical visualization industry today involves the visualization, manipulation, analysis and communication of medical images in two and three dimensions.

     While the market for medical imaging devices in the United States and other industrialized countries is generally mature, the medical visualization industry and the markets for medical visualization products have historically lagged the imaging market due to the lack of industry standards for the generation, transmission and storage of medical imaging data and to computer cost and performance considerations.

     During the past five years, a number of technical and cost barriers to the growth of the medical visualization industry and the picture archive and communication systems ("PACS") industry have begun to erode. In particular, the medical industry has embraced an image transmission and archiving standard called DICOM3, promulgated by the American College of Radiology and the National Electronic Manufacturer's Association. This standard permits imaging, visualization, networking and archiving equipment and systems from different vendors to work cooperatively within a single network. In addition, the cost-to-performance ratio of computer products used in visualization and PACS have improved dramatically, bringing the prices for medical visualization capabilities and PACS within the grasp of many healthcare providers. Vital Images believes that the increasing acceptance of industry standards such as DICOM3 and the improvements in the cost-to-performance ratio for clinical workstations will support continued market growth in the medical visualization and PACS industries.

     Vital Images also expects that a number of other trends and innovations in medical imaging and visualization will support growth in the medical visualization industry, such as

          [_] higher levels of resolution, or image quality, being provided by medical imaging devices, allowing higher quality visualization results;


          [_] increasing numbers of images or "slices" being provided by medical imaging devices, making the viewing of printed images on x-ray film, rather than in a visualization system, logistically impractical and expensive; and

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

          [_] increasing clinical acceptance of electronic visualization as teaching institutions rely more heavily on computer technology and as DICOM-compliant PACS networks and imaging systems become standard in radiology departments.

     Vital Images believes that the increased use of medical visualization technologies and of PACS will improve medical practices and clinical and economic outcomes in the fields of diagnostic radiology, surgery and oncology. More specifically, Vital Images believes that:

          [_] increased use of medical visualization technology has the potential to improve radiologists' ability to determine anatomical positions and pathologies and enhance their ability to communicate their findings to fellow clinicians, referring physicians and patients;

          [_] advanced visualization may enhance surgeons' abilities to plan and perform surgery by supplying them with improved, three-dimensional visual information about the position of structures in the surgical field;

          [_] visualization may enhance oncologists' ability to isolate and plan radiation therapy treatment and follow up on its effectiveness by providing realistic, three-dimensional views of the treatment area; and

          [_] the integration of these clinical disciplines through electronic visualization, networking and the Internet has the potential to provide the opportunity for greater cross-discipline coordination due to increased speed, access to three-dimensional visual information, and the resulting ability to perform consultative, interactive planning and examination on computer workstations.

MARKETS

     Vital Images participates in the developing medical visualization system market. The medical visualization system market has several segments, each at its respective stage of maturity and with its own level of market penetration. The medical visualization system market interrelates with a number of other markets such as the diagnostic imaging equipment market, the PACS market and the hospital and clinical information systems markets.

     Medical visualization systems have applications in diagnostic screening and radiology, remote diagnosis and consultation (e.g., telemedicine), surgical assessment, planning, navigation and follow-up, cancer assessment and radiation and chemotherapy treatment planning, and medical education. The customers for these applications include radiology, surgery and oncology departments of hospitals and research centers, diagnostic imaging and screening centers, outpatient surgery centers and physician groups.

     As discussed above, the overall market for medical visualization systems is in its early stages, as the related technology and products that define this market are relatively new and undergoing rapid change. Medical visualization system solutions for diagnostic radiology have existed for the past five years. However most have been expensive (over $100,000), slow, difficult to use, and of limited clinical application. The use of medical visualization systems to assist in surgical planning and navigation has only begun to emerge into clinical practice in the last three to five years, and primarily in applications such as biopsy guidance in neuroradiology. While medical visualization systems have also been used in these applications and to support cancer treatment planning in the past, Vital Images believes that perspective, three-dimensional volume rendering represents an untapped resource for practitioners in the diagnostic screening and radiology markets, the surgical planning, navigation and follow-up markets, and the cancer treatment markets.


     For the year ended October 31, 1996, one geoscience customer accounted for approximately 11% of Vital Images' sales, and for the year ended October 31, 1995, CogniSeis Development, Inc. accounted for approximately 62% of Vital Images' sales, due to the one-time license fee of $1,500,000 paid for VoxelGeo. Because Vital Images has changed its focus to medical applications for its imaging products, the loss of any geoscience customer is not expected to have a material adverse effect on Vital Images. See Notes to Financial Statements -
Note 10 "Major Customers and Geographic Data."

PRODUCTS AND PRODUCT DEVELOPMENT


     Vital Images' primary products include its initial medical visualization software product, VoxelView, as well as Vitrea, its new advanced medical visualization software product for clinical applications. It is expected that Vitrea will be commercially launched during the second half of calendar
1997.

     VoxelView received marketing clearance from the FDA in November 1995 for use as a clinical diagnostic and surgical planning device when used with CT and MRI medical imaging data. VoxelView is marketed primarily to medical researchers, although it is also used by radiologists and surgeons as a clinical diagnostic and planning tool. VoxelView's primary capability is the ability to provide volume rendered, three-dimensional views of human anatomy using three-dimensional image data sets from imaging devices such as CT and MRI scanners. VoxelView is a highly flexible tool, allowing the clinician or researcher interactively to control many visualization parameters, including brightness, contrast, color, transparency, shading, lighting, texture, reflectivity and orientation. However, the ability to control these visualization parameters limits the usefulness of VoxelView in the routine clinical setting, where an end user may be a skilled medical technician lacking expertise in computer graphics techniques.

     In December 1995, Vital Images assessed its business strategy and determined that to optimize its dedicated participation in the medical field it needed to create a new product to be offered as an integrated software and hardware solution for direct clinical application. The objective for this new product effort was to produce an easy-to-use, clinical tool to allow radiologists and other clinicians to use two- and three-dimensional visualization in their routine clinical processes. Unlike VoxelView, Vital Images set out to design this new product for users with clinical knowledge, rather than computer graphics expertise. Specifications for this new product, called Vitrea, were developed in early 1996, with coding beginning in late spring of that year. Vital Images submitted 510(k) documentation in September 1996 for Vitrea and was granted marketing clearance by the FDA in December 1996 for use as a clinical diagnostic and surgical planning device when used with CT and MRI medical imaging data.


     Vitrea capitalizes on Vital Images' experience in medical visualization and provides clinicians with an easy-to-use tool with which to diagnose and plan surgery, and represents Vital Images' most important step to date as a provider of a range of clinical tools for broad distribution to the medical visualization market. Vitrea's primary feature is that it provides two-and three-dimensional viewing for routine diagnosis and surgical planning, without requiring the user to be trained in computer graphics techniques and is thus designed for use in daily clinical routines. A Vitrea user can view the image data in two or three dimensions using visualization settings based on specific clinical applications stored within the system and then interactively navigate around, or "fly through," the image, allowing the user to view clinically relevant anatomies and pathologies. Vital Images believes that no competitor has developed this interactive "fly through" capability based on volume rendering operating on a low-cost computer workstation. Vitrea also allows the user to capture views by taking "snapshots," which can be downloaded into customized reports for electronic transmission and archiving.

     Vitrea conforms to the latest medical imaging and computer industry standards, such as Open GL computer graphics format and DICOM3.

     Once commercial marketing of Vitrea begins, Vital Images expects to offer Vitrea both as a software package and as a part of an integrated software and hardware system, consisting of Vitrea software installed on a Silicon Graphics O2 workstation. Pursuant to a reseller agreement between Vital Images and Silicon Graphics, Vital Images will purchase O2 workstation systems at a nominal discount, install its Vitrea software, and market the package as an integrated medical visualization solution, thereby implementing Vital Images' strategy to develop, market, sell and support an integrated visualization workstation. The reseller agreement between Vital Images and Silicon Graphics is terminable at will by either party upon 30 days' notice.

     In addition to its immediate clinical applications, Vitrea also incorporates a number of additional technological advances, making it adaptable to routine clinical use in surgical navigation and cancer treatment and for integration into diagnostic imaging equipment manufactured by other companies. In particular, Vitrea was written using advanced programming techniques, a modular, object-oriented design, C++ programming language, and a shared messaging structure. These characteristics make it easy to modify Vitrea to suit the clinical needs of surgical navigation and oncology, as well as allowing diagnostic equipment manufacturers to integrate Vitrea or its components into imaging system consoles and off-line review stations, thereby providing Vital Images with the opportunity to leverage the Vitrea development investment into new commercial areas.


     In licensing its products, Vital Images provides three months of no additional cost maintenance and support, and also offers support and maintenance contracts to its customers, as well as certain other services such as installation and training. Maintenance contracts for VoxelView have typically been offered to licensees on an annual basis, and provide for software updates, error correction, telephone support and other general maintenance services in exchange for an annual maintenance fee. In connection with the commercial release of Vitrea expected to take place in the second half of calendar 1997, Vital Images intends to market similar annual maintenance services for both the Vitrea software and the integrated Vitrea system, pursuant to which Vital Images will provide updates, error correction, telephone support and general maintenance services. Outside of these maintenance contracts, Vital Images is required by FDA regulation to provide certain levels of support to end users as a result of use of its products as medical devices. Maintenance contracts currently marketed or intended to be marketed by Vital Images do not include installation, training, testing and other services, whether on- or off- site, as such services are, or will be, charged separately by Vital Images.

     In August 1996, Vital Images entered into a product development agreement with Advanced Technologies Laboratories, Inc. ("ATL"), one of the leading ultrasound developers. Pursuant to this agreement, each party agreed to collaborate exclusively with the other for a period of five years in connection with the development of three-dimensional visualization products for medical diagnostic ultrasound imaging applications, provided that Vital Images may collaborate with other parties in connection with products to be used in multi-modality environments (i.e., environments that offer multiple imaging technologies and not just ultrasound imaging). ATL will reimburse Vital Images for certain product development costs and will have responsibility for obtaining regulatory approvals. Intellectual property developed jointly by the parties pursuant to this agreement will be jointly owned by both parties, each with the right to use or license such intellectual property.


     Vital Images spent $1,459,490, $1,356,578 and $1,254,946 on research and development efforts in each of the fiscal years ended October 31, 1996, 1995 and 1994, respectively.

COMPETITION

     The medical visualization systems market is immature, and the competition in this market is intense but fragmented, consisting of numerous types of competing businesses, each with their own focus and basis for their competitive position. Vital Images faces competition from five primary sources in the medical visualization market: (i) diagnostic imaging system suppliers; (ii) other visualization systems and software developers; (iii) PACS vendors; (iv) hospital, radiology and clinical systems suppliers; and (v) internal development projects sponsored by hospital radiology departments.

     The most significant sources of competition faced by Vital Images in the medical visualization business are the various diagnostic imaging systems suppliers, which are typically large, multinational companies, having far greater financial and research and development resources than Vital Images, and which also have well established sales and distribution networks for their products. These companies, including GE Medical Systems, Siemens Medical Systems, Inc. and Toshiba Medical Systems, are engaged in the business of developing and marketing medical imaging systems, such as CT and MRI equipment, and either offer, or will likely seek to offer, visualization capabilities integrated into their products in addition to the visualization capabilities typically provided as a part of the operator's console on the imaging equipment itself. This visualization capability may be internally developed by these companies, or may be licensed from independent vendors, such as Vital Images.

     In addition, Vital Images faces competition from companies developing other visualization technologies, such as electronic emulation of the traditional film/light box viewing methods, and surface rendering, three-dimensional visualization software designed to run on personal computers. PACS companies also often provide some visualization capability in addition to their image archiving and networking products. Vendors of hospital, clinical and radiology information systems have also diversified into the PACS and medical visualization product lines, either through internal development or business development. These companies, which may be large or small, attempt to offer an integrated system covering a full range of administrative, clinical and radiology information management capabilities to healthcare providers. Finally, many research and university healthcare institutions attempt to develop their own visualization systems. Some departments have in the past, and may in the future, attempt to secure FDA clearance for such systems, and to license such systems or technology for general commercial sale.


     Vital Images' competitive position is based on its ability to (i) provide differentiated medical visualization system products that operate in multi-vendor network and image source environments; (ii) provide clinical quality, three-dimensional, volume rendered images and interactive navigation on a low cost standard computer; (iii) integrate clinical knowledge from its collaborative clinical partners into its products; (iv) offer a "DICOM client" system which can operate on any DICOM network, independent of the imaging system and network provider; (v) serve both original equipment manufacturers ("OEM") and end-user customers through the development of a modular end-user system that can easily be segmented for OEM customers; and (vi) leverage its visualization technology across multiple clinical disciplines, including radiology, surgery and oncology.

MARKETING, DISTRIBUTION AND CUSTOMER SUPPORT

     Vital Images intends to market its products both as a software package and as part of an integrated software and hardware system to primary care physicians, radiologists, surgeons and medical researchers. Vital Images will market its products directly to end-user customers, such as hospitals and clinics, as well as to select diagnostic imaging companies, digital imaging equipment manufacturers and PACS companies for resale on either a Vital Images' branded or private label basis.

     In addition, Vital Images intends to market its products directly to OEMs on either a standard or customized basis. In connection with its OEM opportunities, Vital Images will either provide complete systems for resale by such OEMs or will provide elements of its technology for incorporation into the products and systems of such OEMs. Vital Images has already established an OEM relationship with ATL, pursuant to a sales and marketing agreement entered into in August 1996. Pursuant to this agreement, ATL has been granted exclusive world-wide rights to market products jointly developed by the parties for use in the medical diagnostic ultrasound market in return for royalty payments on such sales. ATL's exclusivity will continue from year to year for each product upon the attainment of agreed-upon market objectives.


     Vital Images intends to market its products both domestically and internationally. In the United States, Vital Images intends to market its products through its direct sales force as well as through OEMs and distributors. Internationally, Vital Images intends to market its products through OEMs, distributors and dealers. See Notes to Financial Statements - Note 10 "Major Customers and Geographic Data." for information regarding Vital Images' and export sales. As of January 31, 1997, Vital Images had two direct salespersons, one OEM customer and two distributors and dealers.

INTELLECTUAL PROPERTY

     Although Vital Images has filed a patent application with respect to certain of its technology, it generally does not rely on patent protection with respect to its products and technologies. Instead, Vital Images relies primarily on a combination of trade secret and copyright law, employee and third party nondisclosure agreements and other protective measures to protect intellectual property rights pertaining to its products and technologies. There can be no assurance, however, that these measures will provide adequate protection of Vital Images' trade secrets, know-how or other intellectual property from unauthorized use, misappropriation or disclosure, or that others will not independently develop similar technologies or duplicate technology developed by Vital Images. In addition, to the extent that any patents are applied for, there can be no assurance that such applications will result in issued patents or, if issued, that such patents will be held to be valid or will otherwise be of value.

     Competitors and potential competitors of Vital Images, many of which have substantially greater resources, may have applied for or obtained, or may in the future apply for or obtain, patents that could prevent, limit or interfere with the ability of Vital Images to manufacture and sell its products and technologies. Although Vital Images does not believe that its products and technologies infringe any existing patents or intellectual property rights of third parties, there can be no assurance that such infringement does not currently exist or will not exist in the future. The costs of defending an intellectual property claim could be substantial and could adversely affect Vital Images, even if it were ultimately successful in defending any such claims. If Vital Images' products or technologies were found to infringe the rights of a third party, Vital Images could be required to pay significant damages or license fees or cease production, which could have a material adverse effect on Vital Images' business.

     Because of the rapid pace of technological change in the medical visualization industry, Vital Images believes that patent, trade secret and copyright protection are less significant to its competitive position than factors such as the knowledge, ability and experience of its personnel; new product developments and enhancements; and ongoing, reliable product maintenance and support.

     Pursuant to a licensing agreement dated June 30, 1992 between Vital Images and Maharishi International University ("MIU"), MIU granted a perpetual, worldwide, exclusive source code license to certain volume rendering software developed by Dr. Argiro at MIU and used in Vital Images' VoxelView product. Royalty obligations of Vital Images pursuant to this agreement expired in May of 1996.


     Vitrea includes certain DICOM libraries that are owned by Duke University. This software, which allows Vital Images' products to interface with DICOM networks, is the subject of a licensing agreement that is currently being negotiated between Vital Images and Duke University. Vital Images currently expects to complete this agreement on terms that will be satisfactory to Vital Images prior to the first commercial shipment of Vitrea.

MANUFACTURING AND SERVICE

     As of February 1997, Vital Images' manufacturing capabilities were limited to the production, quality assurance and distribution of its VoxelView software, which is distributed on CD-ROM. With the launch of Vitrea planned for mid-1997, Vital Images is currently investing in additional capabilities to allow receipt of computer workstations, integration of the Vitrea software and testing and shipping of the integrated system to end users. In addition, Vital Images expects to add service capabilities, for integrating Vitrea workstations into customers' computer networks, configuring network requirements and validating operations on site.

     Vital Images relies primarily on its own software development as its core value added. Given the nature of software, there is no raw material as such. Vital Images sources its DICOM libraries from Duke University and the operating system for integrated computer workstations from other parties. In addition, Vital Images sources systems components, computers and computer peripherals from suppliers such as Silicon Graphics and Access Graphics, Inc.

GOVERNMENTAL REGULATION

     As medical devices, Vital Images' medical visualization products are subject to extensive and rigorous regulation by numerous governmental authorities, principally the FDA and corresponding foreign agencies. In the United States, the FDA administers the Federal Food, Drug and Cosmetics Act and amendments thereto contained in the Safe Medical Devices Act of 1990. These regulations classify medical devices as either Class I, II or III devices, which are subject to general controls, special controls or premarket approval requirements, respectively. All Class I and II devices, as well as some Class III devices marketed prior to the effective date of the Medical Device Amendments of 1976, can be cleared for marketing pursuant to a 510(k) pre-market notification establishing that the device is "substantially equivalent" to a device that was legally marketed prior to May 28, 1976, the date on which the Medical Device Amendments of 1976 became effective. The 510(k) pre-market notification must be supported by data establishing the claim of substantial equivalence to the satisfaction of the FDA. The process of obtaining a 510(k) clearance typically can take several months to a year or longer.

     If substantial equivalence cannot be established, or if the FDA determines that the device or the particular application for the device requires a more rigorous review, the FDA will require that the manufacturer submit a PMA application that must be carefully reviewed and approved by the FDA prior to sale and marketing of the device in the United States. The PMA application must contain the results of clinical trials, the results of all relevant prototype tests, laboratory and animal studies, a complete description of the device and its components, and a detailed description of the methods, facilities and controls used for manufacturing. In addition, the submission must include the proposed labeling, advertising literature and training methods, if applicable. The process of obtaining a PMA can be expensive, uncertain and lengthy, frequently requiring anywhere from one to several years from the date of FDA submission, if approval is obtained at all. Moreover, a PMA, if granted, may include significant limitations on the indicated uses for which a product may be marketed.

     Both of Vital Images' current products, VoxelView 2.5 and Vitrea, are classified as Class II medical devices and have received marketing clearance from the FDA as the result of 510(k) submissions. VoxelView 2.5 received marketing clearance in November 1995 for use as a clinical diagnostic and surgical planning device when used in concert with CT and MRI medical imaging data. Vitrea was cleared for marketing in December 1996 for clinical diagnosis and surgical planning in concert with CT and MRI medical imaging data, both as stand-alone software and as a part of the integrated Vitrea system. Although Vital Images has received marketing clearance for these products as Class II devices, there can be no assurance that future products or enhancements to existing products introduced by Vital Images will not be subject to the more rigorous PMA process, or that marketing clearance will be granted at all. Vital Images has no history of obtaining marketing clearance for its products as a company independent from Bio-Vascular, although Vital Images intends to develop an internal regulatory affairs capability following the Distribution.

     Vital Images will also increasingly become subject to regulation in those foreign countries in which it sells its products with regard to product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. Many of the regulations applicable to Vital Images' products in such countries are similar to those of the FDA, and the national health or social security organizations of certain of such countries may require Vital Images' products to be qualified before they can be marketed in those countries. To date, Vital Images has only had limited experience in complying with the regulatory requirements of foreign countries in which its products are marketed, and has not had such experience as an independent company from Bio-Vascular. Vital Images' ability to successfully market and sell its products internationally will depend in large part on its ability to comply with such foreign regulatory requirements.

     Vital Images is also subject to periodic inspections by the FDA, whose primary purpose is to audit Vital Images' compliance with good manufacturing practices ("GMP") established by the FDA and other applicable government standards. Strict regulatory action may be initiated in response to audit deficiencies or to product performance problems. Vital Images believes that its manufacturing and quality control procedures are in compliance with the requirements of the FDA regulations.

     The financial arrangements through which Vital Images markets, sells and distributes its products may be subject to certain federal and state laws and regulations in the United States with respect to the provision of services or products to patients who are Medicare or Medicaid beneficiaries. Violations of these laws and regulations may result in civil and criminal penalties, including substantial fines and imprisonment. In a number of states, the scope of these laws and regulations have been extended to include the provision of services or products to all patients, regardless of the source of payment, although there is variation from state to state as to the exact provisions of such laws or regulations. In other states, and, on a national level, several health care reform initiatives have been proposed which would have a similar impact. Vital Images believes that its operations and its marketing, sales and distribution practices currently comply in all respects with all current fraud and abuse and physician anti-referral laws and regulations, to the extent they are applicable. Although Vital Images does not believe that it will need to undertake any significant expense or modification to its operations or its marketing, sales and distribution practices to comply with federal and state fraud and abuse and physician anti-referral regulations currently in effect or proposed, financial arrangements between manufacturers of medical devices and other health care providers may be subject to increasing regulation in the future. Compliance with such regulations could adversely affect Vital Images' marketing, sales and distribution practices, and may affect Vital Images in other respects not presently foreseeable, but which could have an adverse impact on Vital Images' business, financial condition and results of operations.

THIRD PARTY REIMBURSEMENT AND COST CONTAINMENT

     Vital Images' products are purchased primarily by hospitals, clinics and other users which then bill various third party payors for the services provided to the patients. These payors, which include Medicare, Medicaid, private insurance companies and managed care organizations, reimburse part or all of the costs and fees associated with the procedures utilizing Vital Images' products. Medicare and Medicaid reimbursement for hospitals is based on a fixed amount for admitting a patient with a specific diagnosis. Because of this fixed reimbursement method, hospitals have incentives to use less costly methods in treating Medicare and Medicaid patients, and will frequently make capital expenditures to take advantage of less costly treatment technologies. Frequently, reimbursement is reduced to reflect the availability of a new procedure or technique and, as a result, hospitals are generally willing to implement new cost-saving technologies before these downward adjustments take effect. Likewise, because the rate of reimbursement for certain physicians who perform certain procedures has been and may in the future be reduced in the event of changes in the resource-based relative value scale method of payment calculation, physicians may seek greater cost efficiency in treatment to minimize any negative impact of reduced reimbursement. Any amendments to existing reimbursement rules and regulations which restrict or terminate the reimbursement eligibility (or the extent or amount of coverage) of medical procedures using Vital Images' products or the eligibility (or the extent or amount of coverage) of Vital Images' products could have an adverse impact on business.

     In response to the focus of national attention on rising health care costs, a number of changes to reduce costs have been proposed or have begun to emerge. There have been, and may continue to be proposals by legislators and regulators and third party payors to curb these costs. There has also been a significant increase in the number of Americans enrolling in some form of managed care plan, and over 80% of hospitals participate in or have agreements with HMOs. It has become a typical practice for hospitals to affiliate themselves with as many managed care plans as possible. Higher managed care penetration typically drives down the prices of healthcare procedures, which in turn places pressure on medical supply prices. This causes hospitals to implement tighter vendor selection and certification processes, by reducing the number of vendors used, purchasing more products from fewer vendors and trading discounts on price for guaranteed higher volumes to vendors. Hospitals have also sought to control and reduce costs over the last decade by joining group purchasing organizations or purchasing alliances. Vital Images cannot predict what continuing or future impact these practices, the existing or proposed legislation, or such third party payor measures may have on its future business.

FACILITIES


     Vital Images' principal offices, sales, marketing and operations, as well as some product development activities, are located in Minneapolis, Minnesota, where the Company currently occupies approximately 10,000 square feet under a lease that expires January 31, 2002. Under certain conditions, the lease may be terminated early on January 31, 2000. On September 1, 1997, Vital Images will increase its leased space to approximately 14,000 square feet. The base rent is currently $99,000 per year and will increase to $135,000 per year on September 1, 1997. In addition to the base rent, Vital Images pays its share of the operating expenses, property taxes and insurance premiums on the building. Vital Images is required to post a security deposit of up to $150,000 if, during the term of the lease, the aggregate balance of cash and marketable securities owned by Vital Images falls below $3,000,000 or its net worth falls below
$1,000,000.


     Some of Vital Images product development, quality engineering and customer support operations are conducted in facilities with approximately 9,000 square feet located in Fairfield, Iowa under a lease that expires on May 1, 2000 with an annual rent of approximately $80,000. Vital Images also pays the operating costs on the property.


     Vital Images considers its current facilities adequate for its current needs and believes that suitable additional space will be available as needed.

EMPLOYEES

     As of March 31, 1997, Vital Images had thirty-seven (37) employees, with twenty (20) involved in research and development, seven (7) in sales and marketing, five (5) in technical support functions and five (5) in administrative functions.

LEGAL PROCEEDINGS

     Vital Images is not engaged in any legal proceedings at this time.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information concerning the directors, director nominees and executive officers of Vital Images.


     As of the Distribution Date, Vital Images' Board of Directors (the "Board") will be comprised of six directors, as indicated in the table below. Of the individuals listed below, Messrs. Perkins and Strickland are currently directors of Bio-Vascular and Vital Images and will continue to serve as directors of both companies following the Distribution Date, although it is expected that Mr. Perkins will only serve as a director of Vital Images for a transitional period of approximately 12 to 18 months and will not seek reelection to the Board thereafter. Immediately prior to the Distribution Date, each of the director nominees named below will be elected to the Board of Vital Images. Each of the directors and director nominees named below will serve for a term expiring at the 1998 annual meeting of the shareholders of Vital Images and until such person's successor has been elected and qualified.

     It is expected that the current executive officers of Vital Images will continue to serve in their respective capacities following the Distribution Date.

     NAME                         AGE     POSITION AND OFFICES HELD
     ----                         ---     -------------------------
     Andrew. M. Weiss...........   40...  President, Chief Executive Officer and
                                          Director Nominee

     Richard W. Perkins.........   66...  Director

     Douglas M. Pihl............   58...  Director Nominee

     Edward E. Strickland.......   70...  Chairman of the Board and Director

     Sven A. Wehrwein...........   46...  Director Nominee

     Vincent Argiro, Ph.D. .....   41...  Executive Vice President, Chief
                                          Technology Officer and Director
                                          Nominee

     David A. Davis.............   42...  Vice President, Sales

     Gregory S. Furness.........   43...  Vice President, Finance, Chief
                                          Financial Officer, Treasurer and
                                          Secretary

     Jay D. Miller..............   37...  Vice President, Marketing and Business
                                          Development

     Andrew M. Weiss. Mr. Weiss was named Chief Executive Officer of Vital Images in March 1997, and has served as President of Vital Images and as a Vice President of Bio-Vascular since October 1995. In connection with the Distribution, it is expected that Mr. Weiss will resign as a Vice President of Bio-Vascular on or before the Distribution Date. From July 1994 until October 1995, Mr. Weiss served as Vice President of Sales and Marketing for Marquette Electronics, Inc., a medical device manufacturer. From January 1986 through June 1994, Mr. Weiss was employed by General Electric Company, a multi-national corporation with operations including medical device and medical imaging equipment manufacturing, serving as Marketing Manager of GE Capital - Vendor Financial Services from January 1994 through June 1994, as Marketing Programs Manager for GE Medical Systems - Americas from April 1992 through December 1993 and as Marketing Programs Manager for GE Medical Systems - Europe from January 1990 through March 1992.

     Richard W. Perkins. Mr. Perkins has served as President, Chief Executive Officer and a director of Perkins Capital Management, Inc., an investment management firm, since 1984. Mr. Perkins also serves on the Board of Directors of Bio-Vascular, LifeCore Biomedical, Inc., Children's Broadcasting Corporation, CNS, Inc., Nortech Systems, Inc., Garment Graphics, Inc., Discus Acquisition Corporation, Eagle Pacific Industries, Inc. and Quantech Ltd.

     Douglas M. Pihl. Mr. Pihl has been a private investor since August 1996. From May 1992 to August 1996, Mr. Pihl was the President and Chief Executive Officer of NetStar, Inc. Mr. Pihl has over 30 years of experience in the computer industry with extensive responsibility in design, product planning and management. From February 1989 to December 1990 he was Senior Vice President, Development for Apertus Technologies, Inc. (formerly Lee Data Corporation). From December 1987 until February 1989, Mr. Pihl was an independent consultant. He was Senior Vice President-Development of Lee Data Corporation ("Lee Data") from April 1979 until December 1987. Mr. Pihl was a founder in 1979 of Lee Data, Minneapolis, Minnesota, which then developed, manufactured and marketed computer peripheral products.

     Edward E. Strickland. Mr. Strickland has been an independent financial consultant since 1986. Mr. Strickland serves on the Board of Directors of Bio-Vascular, Communications Systems, Inc., Hector Communications, Inc., AVECOR Cardiovascular Inc., Quantech Ltd. and as Chairman of the Board of Reuter Manufacturing, Inc., formerly Green Isle Environmental Services, Inc. Mr. Strickland also served as a director of Vital Images prior to the May 1994 merger with Bio-Vascular.

     Sven A. Wehrwein. Mr. Wehrwein served as Chief Financial Officer of InStent Inc., an emerging medical device company, from June 1995 to August 1996. InStent was acquired by Medtronic, Inc. in June 1996. From July 1990 to December 1994, Mr. Wehrwein served as a Managing Director in the Corporate Finance Department of Wessels, Arnold & Henderson, a Minneapolis-based investment banking firm. Mr. Wehrwein served as a managing Director in the Corporate Finance Department of Drexel Burnham Lambert Securities Limited in London from 1989 to 1990. From 1984 through 1989, Mr. Wehrwein was a member of the Corporate Finance Department of Drexel Burnham Lambert Incorporated in New York, most recently as a Managing director. Mr. Wehrwein was a Vice President of Corporate Finance at Dean Witter Reynolds Inc. from 1980 to 1984 and served as an auditor with Coopers & Lybrand from 1976 to 1979. From January 1995 to May 1995 and from September 1996 to the present, Mr. Wehrwein has been an independent financial consultant. Mr. Wehrwein is a Certified Public Accountant and received his Masters of Management Degree from the Sloan School of Management at the Massachusetts Institute of Technology.

     Vincent Argiro. Dr. Argiro was appointed Executive Vice President and Chief Technology Officer of Vital Images in October 1995, and has served as a Vice President of Bio-Vascular since May 1994. In connection with the Distribution, it is expected that Dr. Argiro will resign as a Vice President of Bio-Vascular on or before the Distribution Date. Dr. Argiro served as a director of Bio-Vascular from May 1994 until March 1996. Following the acquisition of Vital Images by Bio-Vascular in May 1994, Dr. Argiro served as President of Vital Images until October 1995. Dr. Argiro, the founder of Vital Images, served as Chairman of the Board of Vital Images from 1988 until May 1994. From 1988 to 1990 and from

September 1991 to June 1992, Dr. Argiro also served as President of Vital Images. Prior to June 1992, Dr. Argiro served as an Associate Professor of Physiology at Maharishi International University in Fairfield, Iowa, where he conducted research in neuroscience and cell biology.

     David A. Davis. Mr. Davis was named Vice President, Sales of Vital Images in January 1996. Prior to his employment by Vital Images, Mr. Davis was employed by ATL Interspec Cardiology, serving as Vice President of Marketing from June 1993 until October 1995, and as Vice President of Sales from July 1991 until June 1993. Prior to 1991, Mr. Davis was employed by Advanced Technology Laboratories, Inc., a world leader in ultrasound imaging devices, and by GE Medical Systems, Inc.

     Gregory S. Furness. Mr. Furness was named Vice President, Finance Chief Financial Officer, Treasurer and Secretary of Vital Images in February 1997. From December 1987 to December 1996 Mr. Furness served as Executive Vice President and Chief Financial Officer of CAMAX Manufacturing Technologies, Inc., a computer-aided manufacturing software developer, which was acquired by Structural Dynamics Research Corporation in June 1996. Prior to December 1987, Mr. Furness was employed as Vice President, Finance and Chief Financial Officer of Mizar, Inc., and as an audit manager at Deloitte and Touche, LLP. Mr. Furness is a Certified Public Accountant.

     Jay D. Miller. Mr. Miller was named Vice President, Marketing and Business Development of Vital Images in February 1997. From 1989 until his employment by Vital Images, Mr. Miller was employed by GE Medical Systems, Inc. in positions of increasing responsibility in the marketing area, including serving as product manager for MRI imaging products and marketing manger for the cardiology market segment.

COMMITTEES OF THE BOARD OF DIRECTORS

     Following the Distribution Date, it is expected that the Board will establish an Audit Committee, a Compensation Committee and a Nominating Committee. Pursuant to the Bylaws of Vital Images, the Board may also establish other committees from time to time in its discretion.

     The Audit Committee is expected to consist of at least two outside directors and will, among other things, recommend the appointment of independent public accountants, review the scope of the annual audit and the engagement letter, review the independence of the independent accountants and review the findings and recommendations of the independent accountants and management's response. The Audit Committee will also review the internal audit and control functions of Vital Images and make recommendations for changes in the accounting systems, if so warranted.

     The Compensation Committee is also expected to be comprised of at least two outside directors and will determine compensation for the officers of Vital Images, provide for management continuity, and administer stock-based compensation plans and other performance-based compensation plans adopted by Vital Images.

     The Nominating Committee will act to select and recommend candidates to serve on the Board, who will be submitted for election at annual meetings of the shareholders of Vital Images. The Nominating Committee will also review and make recommendations to the Board concerning the composition and size of the Board and its Committees. The composition of the Nominating Committee will be determined by the Board at a later date, and is expected to consist of at least two directors.

COMPENSATION OF DIRECTORS

     Outside directors of Vital Images are expected to receive compensation of $250 for each Board meeting attended. In addition, all members of the Board are expected to be reimbursed for out of pocket expenses in connection with attending Board meetings. Committee members are not expected to receive any additional compensation by reason of their service on such committee(s).

DIRECTOR STOCK OPTION PLAN

     The Board of Directors and sole shareholder of Vital Images adopted the Vital Images, Inc. 1997 Director Stock Option Plan (the "Director Plan") prior to the Distribution Date, effective upon the consummation of the Distribution (the "Effective Date"). A maximum of 75,000 shares of Vital Images Common Stock is available for purchase upon the exercise of options granted or to be granted under the Director Plan, subject to adjustments in the event of any recapitalization, stock split, reverse stock split, stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event affecting the Common Stock. Shares to be delivered at the time a stock option is exercised shall be made available from authorized and unissued shares or treasury shares of Vital Images Common Stock. The Director Plan will be administered by Vital Images' Board of Directors. The Board of Directors will have the power to construe the Director Plan and to execute its terms in all respects, except that, with respect to automatic option grants, the Board of Directors has no authority or discretion as to persons eligible to receive options under the Director Plan or the number of shares covered by options granted under the Director Plan, which matters are specifically governed by provisions in the Director Plan.

     The Director Plan provides nonemployee directors of Vital Images (each an "Eligible Director") with automatic grants of stock options, and allows the Board of Directors to make additional discretionary option grants to any or all Directors. Each Eligible Director will automatically be granted an initial option to purchase 15,000 shares on the Effective Date, and Eligible Directors appointed or elected after the Effective Date will automatically be granted an initial option to purchase 15,000 shares under the Director Plan on the date of his or her initial election or appointment to the Board of Directors (in each case, an "Initial Grant"). On the third anniversary date of the date of the Initial Grant to each Eligible Director and on each successive third anniversary thereafter such Eligible Director will automatically receive an option under the Director Plan to purchase an additional 15,000 shares of Vital Images Common Stock. All options automatically granted under the Director Plan will expire eight (8) years after the date of grant. Each option granted under the Director Plan will be evidenced by an option agreement executed on behalf of Vital Images and by the Eligible Director to whom such option is granted. The exercise price per share for each option granted under the Director Plan (with the exception noted above) will be equal to 100% of the "fair market value" of a share of Vital Images' Common Stock on the date such option is granted. Options automatically granted under the Director Plan vest and become exerciseable as to one-third of the option shares on the first, second and third December 31 following the date of grant. Payment for the exercise price of options granted under the Director Plan may be made in cash, or in the discretion of the Board of Directors, by delivery of shares of Vital Images Common Stock having an aggregate fair market value on the date of exercise which is not less than the exercise price of the option, or by a combination thereof. The Director plan also permits the Board of Directors to make discretionary grants of stock options to one or more Directors in addition to the automatic option grants described above.

     Unless terminated by earlier action of the Board, the Director Plan will terminate on _____________, 2007, and no option can be granted under the Director Plan after such date. However, options outstanding upon termination of the Director Plan may continue to be exercised in accordance with their terms.

EXECUTIVE COMPENSATION

     The following table sets forth certain compensation information for Mr. Weiss, as the President and Chief Executive Officer of Vital Images, and each of the two other executive officers of Vital Images as of October 31, 1996 whose salary and bonus exceeded $100,000 in the fiscal year ended October 31, 1996. Information set forth in the table below reflects compensation paid to the named individuals for services rendered to Vital Images and/or of Bio-Vascular. All restricted stock award values and option award information set forth in the table relate to awards of, or options to purchase, shares of Bio-Vascular Common Stock.

                          SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION                            LONG TERM COMPENSATION
                                            -------------------                            ----------------------
                                                                             RESTRICTED           SHARES OF
                                                                            AWARD(S) OF          BIO-VASCULAR
         NAME AND                                          OTHER ANNUAL     BIO-VASCULAR         COMMON STOCK
         PRINCIPAL                                         COMPENSATION        COMMON             UNDERLYING         ALL OTHER
         POSITION            YEAR  SALARY ($)  BONUS ($)        ($)           STOCK (1)         OPTIONS (#)(2)    COMPENSATION(3)
---------------------------  ----  ----------  ---------  ---------------  --------------     ------------------  ---------------
Andrew M. Weiss              1996   $150,000    $50,000         [_]                [_]               231,064           $88,510
President and                1995      2,308     50,000         [_]                [_]                   [_]               [_]
Chief Executive              1994        [_]        [_]         [_]                [_]                   [_]               [_]
Officer(4)

Vincent Argiro,              1996   $105,000        [_]         [_]                [_]                   [_]               [_]
Ph.D.                        1995     79,800    $20,000         [_]                [_]                   [_]               [_]
Executive Vice               1994     29,403     50,000         [_]            $42,120(6)             21,000           $ 2,000
President and
Chief Technology
Officer(5)

David A. Davis               1996   $100,000    $40,000         [_]                [_]                20,000           $38,196
Vice President,              1995        [_]        [_]         [_]                [_]                   [_]               [_]
Sales (7)                    1994        [_]        [_]         [_]                [_]                   [_]               [_]

------------------------

(1) Restricted stock grants are valued at the market price on the date of grant regardless of whether such shares have vested. In connection with the Distribution, each holder of shares of restricted Bio-Vascular Common Stock will receive a number of restricted shares of Vital Images Common Stock according to the Distribution Ratio. To date, Bio-Vascular has not paid dividends on Bio-Vascular Common Stock, including shares of Bio-Vascular Common Stock subject to restricted stock grants.

(2) In connection with the Distribution, outstanding options to purchase Bio-Vascular Common Stock will be adjusted to reflect the Distribution, and the holder will be granted options to purchase Vital Images Common Stock as set forth in the Employee Benefits Agreement. See "Relationship Between Vital Images and Bio-Vascular Following the Distribution--Employee Benefits Agreement."

(3) "All Other Compensation" paid to Mr. Weiss and Mr. Davis in 1996 consisted entirely of relocation expenses reimbursed by Bio-Vascular. "All Other Compensation" paid to Dr. Argiro in 1994 consisted entirely of automobile expenses paid by Bio-Vascular.

(4) Mr. Weiss was named as a Vice President of Bio-Vascular and President of Vital Images in October 1995.

(5) Dr. Argiro's employment with Bio-Vascular commenced in May 1994 upon the acquisition of Vital Images by Bio-Vascular

(6) As of October 31, 1996, Dr. Argiro held an aggregate of 4,320 restricted shares of Bio-Vascular Common Stock, valued at $27,540 as of such date. Effective May 24, 1994, Dr. Argiro was granted an award of 12,960 shares of Bio-Vascular Common Stock, vesting in three equal installments of 4,320 shares on each successive May 24 following the date of grant.

(7)  Mr. Davis was named Vice President, Sales of Vital Images in January 1996.

GRANTS OF OPTIONS TO PURCHASE BIO-VASCULAR COMMON STOCK

     The following table discloses information regarding options to purchase Bio-Vascular Common Stock granted to Mr. Weiss and Mr. Davis during the fiscal year ended October 31, 1996. No options to purchase Bio-Vascular Common Stock were granted to Dr. Argiro during the fiscal year ended October 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS
                               -----------------

                        NUMBER OF
                      SHARES OF BIO-          PERCENT OF TOTAL
                      VASCULAR COMMON        OPTIONS GRANTED TO                                  MARKET
                     STOCK UNDERLYING           BIO-VASCULAR      EXERCISE OR                   PRICE ON
                          OPTIONS               EMPLOYEES IN       BASE PRICE   EXPIRATION      DATE OF
NAME                   GRANTED (#) (1)        FISCAL YEAR (2)        ($/SH)        DATE       GRANT ($/SH)
----                  ----------------        ---------------     ------------  ----------    ------------
Andrew M. Weiss          200,000 (3)              65.82             $10.000      10/25/07       $12.875
                          31,064 (4)              10.22              12.875      10/25/04        12.875
David A. Davis            20,000 (5)               6.58              11.375      01/02/05        11.375

____________________

(1) In connection with the Distribution, outstanding options to purchase Bio-Vascular Common Stock will be adjusted to reflect the Distribution, and the holder will be granted options to purchase Vital Images Common Stock as set forth in the Employee Benefits Agreement. See "Relationship Between Vital Images and Bio-Vascular Following the Distribution--Employee Benefits Agreement."

(2) Based on total options to purchase Bio-Vascular Common Stock granted to Bio-Vascular and Vital Images employees.

(3) Reflects a non-plan grant of options to Mr. Weiss on December 18, 1995, vesting in five annual installments of 40,000 on each successive October 25 thereafter, and expiring seven years from the date of vesting.

(4) Reflects a grant of options to Mr. Weiss pursuant to Bio-Vascular's 1988 Incentive Stock Option Plan (the "1988 Plan") on December 18, 1995, vesting in four annual installments of 7,766 on each successive October 25 thereafter. Under the 1988 Plan, a "change in control" occurs when (i) any person is or becomes the beneficial owner of securities of Bio-Vascular representing fifty percent (50%) or more of the combined voting power of Bio-Vascular's then outstanding securities; or (ii) the occurrence of a transaction requiring shareholder approval and involving the sale of all or substantially all of the assets of Bio-Vascular or the merger of Bio-Vascular with or into another corporation. Generally, upon termination of employment of an optionee under the 1988 Plan, options under the 1988 Plan which are exerciseable upon the date of termination will remain exerciseable for a period of time set forth in the 1988 Plan or the expiration of the term of the options, whichever is earlier; provided, however, that if the termination is for cause, options granted under the 1988 Plan may be canceled. For the purposes of the Distribution, optionees under the 1988 Plan who continue in the employment of Vital Images will not be considered "terminated" for the purposes of the 1988 Plan. See "Relationship Between Vital Images and Bio-Vascular Following the Distribution--Employee Benefits Agreement."

(5) Reflects a grant of options to Mr. Davis pursuant to the 1988 Plan, vesting in four annual installments of 5,000 on each successive January 2 thereafter, and expiring five years from the date of vesting. See note 4 above.

EXERCISES AND YEAR-END VALUES OF OPTIONS TO PURCHASE BIO-VASCULAR COMMON STOCK

     The following table shows, for Mr. Weiss and each other executive officer of Vital Images named in the Summary Compensation Table above, information regarding exercise of options to purchase Bio-Vascular Common Stock during the fiscal year ended October 31, 1996, and the value of all unexercised options to purchase Bio-Vascular Common Stock held by each such individual as of October 31, 1996.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                   SHARES OF BIO-
                      VASCULAR                         NUMBER OF SHARES OF BIO-VASCULAR      VALUE OF UNEXERCISED IN-THE-MONEY
                    COMMON STOCK                             COMMON STOCK UNDERLYING           OPTIONS TO PURCHASE BIO-VASCULAR
                     ACQUIRED ON          VALUE          UNEXERCISED OPTIONS AT FISCAL                COMMON STOCK AT
                      EXERCISE           REALIZED             YEAR END (#) (1)                   FISCAL YEAR END ($) (2)
                                                      ---------------------------------     ----------------------------------
NAME                     (#)               ($)        EXERCISEABLE       UNEXERCISEABLE     EXERCISEABLE        UNEXERCISEABLE
----               ----------------   -------------  -------------       --------------     ------------        --------------
Andrew M. Weiss         [_]                [_]          47,766               183,298           $     0             $     0
Vincent Argiro,         [_]                [_]          14,000                 7,000            43,750              21,875
 Ph.D.
David A. Davis          [_]                [_]             [_]                20,000                 0                   0

________________________

(1) In connection with the Distribution, outstanding options to purchase Bio-Vascular Common Stock will be adjusted to reflect the Distribution, and the holder will be granted options to purchase Vital Images Common Stock as set forth in the Employee Benefits Agreement. See "Relationship Between Vital Images and Bio-Vascular Following the Distribution--Employee Benefits Agreement."

(2) Based upon the market value of the underlying Bio-Vascular Common Stock as of October 31, 1996, less the exercise price.

CHANGE IN CONTROL AGREEMENTS

     Vital Images expects to enter into an agreement with each of the above-named officers in order to provide for certain benefits upon a "change in control" of Vital Images, as defined in such agreements.

Upon a change in control, such officer would be entitled to a lump sum cash payment equal to the officer's highest monthly compensation multiplied by a number not to exceed thirty-six (36), as well as employee welfare benefits then in effect for a period of not longer than thirty-six (36) months, if his employment with Vital Images is terminated for certain grounds and within a specific time period. Therefore, if such officer's employment with Vital Images is terminated for any reason other than death, cause, disability or retirement, or if he terminates his employment with Vital Images for good reason, and the termination occurs within the twelve month period beginning on the date of a change in control, or prior to a change in control if his termination was a condition of the change in control, such officer will receive change in control benefits. The agreements are also expected to incorporate standard confidentiality restrictions.

1997 STOCK OPTION AND INCENTIVE PLAN

     The Vital Images, Inc. 1997 Stock Option and Incentive Plan (the "Stock Incentive Plan") was adopted by the Board of Directors and sole shareholder of Vital Images prior to the Distribution Date and will become effective upon the consummation of the Distribution. The Stock Incentive Plan permits the granting of awards to employees, directors and consultants of Vital Images in the form of stock options, restricted stock, performance units, and stock bonuses. The Stock Incentive Plan currently provides that the Board of Directors may grant awards covering up to an aggregate of 675,000 shares of Vital Images Common Stock, subject to equitable adjustment in the event of a stock split, stock dividend, reduction or combination of shares, merger, consolidation, recapitalization or other similar transactions. The Stock Incentive Plan may be administered by the entire Board of Directors, or by a committee appointed by the Board. The Stock Incentive Plan initially will be administered by the Compensation Committee. The Stock Incentive Plan gives broad powers to the Compensation Committee to administer and interpret the Stock Incentive Plan, including the authority to select the individuals to be granted award and to prescribe the particular form and conditions of each award granted. Awards may be granted pursuant to the Stock Incentive Plan through _____________ 2007. The Stock Incentive Plan may be terminated earlier by the Board of Directors in its sole discretion.

     Stock options granted under the Stock Incentive Plan may be "incentive stock options" meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options which do not meet the requirements of Section 422. The Stock Incentive Plan provides that the exercise price of all incentive and non-qualified stock options granted under the Stock Incentive Plan must be at least 100% and 85%, respectively, of the fair market value of Vital Images Common Stock at the date of grant. Full payment for the shares (which may be made, in the Board's discretion in whole or in part, in shares of Common Stock valued at the fair market value on the date the option is exercised) must be made at the time the option is exercised. Restricted Stock granted under the Stock Incentive Plan shall be subject to conditions and restrictions as may be specified by the Compensation Committee. Generally, participants will have the rights and privileges of a shareholder as to the shares of restricted stock, including the right to vote, except that the restricted stock shall remain in the custody of Vital Images until all restrictions have lapsed, and none of the shares representing the restricted stock may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the period of restrictions determined by the Compensation Committee. Upon the satisfaction of the conditions and the lapsing of restrictions applicable to restricted stock awards, Vital Images shall deliver to the participant a stock certificate for the number of shares of restricted stock granted, free of all such restrictions. Under the Stock Incentive Plan, the Compensation Committee may also grant performance units and stock bonuses entitling the recipient to receive an amount of cash or a number of shares of Common Stock upon the achievement of performance or other goals. No awards have been granted under the Stock Incentive Plan.

STOCK PURCHASE PLAN

The Vital Images, Inc. 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan") was adopted by the Board of Directors and sole stockholder of Vital Images prior to the Distribution, and will become effective upon the consummation of the Distribution. The Stock Purchase Plan permits eligible employees to make voluntary contributions through payroll deductions to be used to purchase stock from Vital Images. The Stock Purchase Plan consists of periodic offerings, with the first such offering planned to begin on July 1, 1997. Each offering under the Stock Purchase Plan will be for a period of three months (an "Offering Period"). An employee may elect to have up to a maximum of 10% deducted from his or her regular salary for purposes of purchasing shares under the Stock Purchase Plan. The price at which the employees shares are purchased will be the lower of (a) 85% of the closing price of the Common Stock of Vital Images on the day that an Offering Period commences under the Stock Purchase Plan, or (b) 85% of the closing price of the Vital Images Common Stock on the day that such Offering Period terminates. With certain exceptions, all employees of Vital Images who work at least 20 hours per week, including officers and directors who are employees, are eligible to participate in the Stock Purchase Plan. The Stock Purchase Plan provides for the issuance of up to 250,000 shares of Common Stock, and will be administered by the Board of Directors of Vital Images, or by the Compensation Committee. No shares have been issued under the Stock Purchase Plan.

OTHER STOCK OPTION PLANS


     In connection with the issuance of Vital Images Options with respect to Existing Bio-Vascular Options, Vital Images has adopted the 1995 Adjustment Plan, the Incentive Adjustment Plan and the 1992 Director Adjustment Plan. Each of these plans is intended to mirror the provisions of a corresponding Bio-Vascular option plan. As each Bio-Vascular option plan generally provides for the termination of options following termination of employment, each of such mirror plans has been modified to provide that the Distribution will not cause a termination of any Vital Images employee for the purposes of such plans, and that options held by Vital Images employees following the Distribution will remain exerciseable following the Distribution, so long as such employees remain employed by Vital Images or any subsidiary. Similar modifications to the 1990 Plan and the 1992 Plan have also been adopted by Vital Images with respect to Bio-Vascular employees. Awards of options under these plans, as well as pursuant to certain non-plan award agreements, will be made in connection with the Distribution. It is intended that the 1995 Adjustment Plan, the Incentive Adjustment Plan and the Director Adjustment Plan, as well as the 1992 Plan and the 1990 Plan, will not be utilized to grant options to purchase Vital Images Common Stock other than in connection with the Distribution. See "Relationship Between Vital Images and Bio-Vascular Following the Distribution--Employee Benefits Agreement."

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to the shares of Vital Images Common Stock beneficially owned by each person expected to be the beneficial owner of more than 5% of the outstanding shares of such stock as of the Distribution Date, based on information which has been obtained from Bio-Vascular's records, and a review of statements filed with the Securities and Exchange Commission pursuant to Sections 13(d) and 13(g) of the Exchange Act with respect to Bio-Vascular Common Stock and received by Bio-Vascular prior to February 15, 1997.


    NAME AND ADDRESS                        NUMBER OF SHARES
    OF BENEFICIAL OWNER                   BENEFICIALLY OWNED (1)   PERCENT OF CLASS (2)
    -------------------                   ----------------------   --------------------
    Perkins Capital Management, Inc. (3)         397,350                8.4%
    730 East Lake Street
    Wayzata, MN  55391-1769

_________________

(1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person or members of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group.

(2) Assumes approximately 4,750,000 shares of Vital Images Common Stock outstanding as of the Distribution Date, based upon 9,499,502 shares of Bio-Vascular Common Stock outstanding as of February 15, 1997.

(3) Based upon a Schedule 13G filed as of January 22, 1997 with the Securities and Exchange Commission with respect to beneficial ownership of Bio-Vascular Common Stock. Excludes shares expected to be beneficially owned by Mr. Perkins, a director of Vital Images and the controlling shareholder of Perkins Capital Management, Inc., a registered investment advisor ("PCM"). Of the 397,350 shares anticipated to be held for the account of clients of PCM for which beneficial ownership is expected to be disclaimed by PCM (the "PCM Shares"), PCM is expected to have sole investment power with regard to all such shares and sole voting power over 36,200 of such shares.

                      BENEFICIAL OWNERSHIP OF MANAGEMENT

     The following table sets forth information with respect to the shares of Vital Images Common Stock which are expected to be beneficially owned as of the Distribution Date, by (i) each director and director nominee of Vital Images;
(ii) each executive officer of Vital Images named in the Summary Compensation table above; and (iii) by all directors and executive officers as a group, based upon each such person's respective beneficial ownership of Bio-Vascular Common Stock as of February 15, 1997. The table includes shares of Vital Images Common Stock that are expected to be deemed beneficially owned by each such person in connection with the treatment of options to purchase Bio-Vascular Common Stock and restricted shares of Bio-Vascular Common Stock in the Distribution. See "Relationship Between Vital Images and Bio-Vascular Following the Distribution-- Employee Benefits Agreement."

     NAME AND ADDRESS OF                          NUMBER OF SHARES     PERCENT OF
     BENEFICIAL OWNER (1)                      BENEFICIALLY OWNED (2)   CLASS (3)
     --------------------                      ----------------------  -----------
     Andrew M. Weiss (4)                                23,883               *

     Richard W. Perkins (5)                             82,375             1.7%

     Douglas M. Pihl                                       500               *

     Edward E. Strickland (6)                           87,475             1.8%

     Sven A. Wehrwein                                        0               -

     Vincent Argiro, Ph.D. (7)                         230,850             4.9%

     David A. Davis (8)                                  2,500               *

     All directors and executive officers              427,083             8.9%
     as a group (7 persons) (4)(5)(6)(7)(8)

__________________

     * = Less than 1%


(1) Unless otherwise indicated, the address of each such person is 3100 West Lake Street, Suite 100, Minneapolis, MN 55416.

(2) Shares not outstanding but deemed beneficially owned by virtue of the right of a person or members of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group.

(3) Assumes 4,750,000 shares of Vital Images Common Stock outstanding, based on 9,499,502 shares of Bio-Vascular Common Stock outstanding as of February 15, 1997.

(4) Represents shares that Mr. Weiss has the right to acquire within 60 days upon the exercise of options.

(5) Includes 2,500 shares held by the Perkins Foundation, 39,250 shares held by various trusts of which Mr. Perkins is the sole trustee, and 28,125 shares held by Quest Venture Partners, of which Mr. Perkins is a 40% partner.
     Also includes 12,500 shares Mr. Perkins has the right to acquire within 60 days upon the exercise of options. Excludes the 397,350 PCM Shares. Mr. Perkins disclaims beneficial ownership of the PCM Shares.

(6) Includes 22,500 shares Mr. Strickland has the right to acquire within 60 days upon the exercise of options.

(7) Includes 7,000 shares that Dr. Argiro has the right to acquire within 60 days upon the exercise of options.

(8) Represents shares that Mr. Davis has the right to acquire within 60 days upon the exercise of options.


             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Following the Distribution, Bio-Vascular will continue to have a relationship with Vital Images as a result of the Distribution Agreement and the Transition Services Agreement. Except as contemplated by the Distribution Agreement, the Transition Services Agreement or as otherwise described in this Information Statement, Bio-Vascular and Vital Images will cease to have any material contractual relationships with each other. See "Relationship Between Bio-Vascular and Vital Images After the Distribution."

                         DESCRIPTION OF CAPITAL STOCK

     The Articles provide that the authorized capital stock of Vital Images consists of 25,000,000 shares, of which 20,000,000 shares is Common Stock and 5,000,000 shares is preferred stock. The following summary of the terms and provisions of Vital Images' capital stock does not purport to be complete and is qualified in its entirety by reference to the Articles and applicable law.

COMMON STOCK

     Upon the Distribution, and based upon the ownership of Bio-Vascular shares, it is anticipated that there will be approximately _____________ shares of Vital Images Common Stock issued and outstanding, held of record by ____ shareholders. The holders of Vital Images Common Stock are entitled to one vote for each share on all matters submitted to a vote of shareholders and may not cumulate votes for the election of directors. Accordingly, the owners of a majority of the shares of Vital Images Common Stock outstanding will have the power to elect all of the directors. Each share of outstanding Vital Images Common Stock is entitled to participate equally in any distribution of net assets made to the shareholders in liquidation, dissolution or winding up of Vital Images and is entitled to participate equally in dividends as and when declared by the Board of Directors. There will be no redemption, sinking fund, conversion or preemptive rights with respect to the shares of Vital Images Common Stock. All shares of Vital Images Common Stock will have equal rights and preferences.

PREFERRED STOCK

     Upon the Distribution, no shares of preferred stock will be issued or authorized by the Board of Directors for issuance other than the Series A Junior Preferred Stock authorized in connection with the Rights Agreement. See "Rights Agreement." Under the governing Minnesota law and Vital Images' Articles, no action by Vital Images' shareholders is necessary, and only action of the Board of Directors is required, to authorize the issuance of any of the shares of preferred stock. The Board of Directors is empowered to establish, and to designate the name of, each other class or series of the shares of preferred stock and to set the terms of such shares (including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences). Accordingly, the Board of Directors, without shareholder approval, may issue shares of preferred stock with terms (including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences) that could adversely affect the voting power and other rights of holders of the Vital Images Common Stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the Vital Images Common Stock until the Board of Directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things, restricting dividends on the Vital Images Common Stock, diluting the voting power of the Vital Images Common Stock, impairing the liquidation rights of the Vital Images Common Stock and delaying or preventing a change in control of Vital Images. Other than any potential issuance of the Series A Junior Preferred Stock pursuant to the Rights Agreement, Vital Images has no present plans to issue any shares of preferred stock.

CERTAIN LIMITED LIABILITY, INDEMNIFICATION AND ANTI-TAKEOVER PROVISIONS

     Article X of Vital Images' Articles, and Article VI, Section 1 of Vital Images' By-Laws, provide that Vital Images will indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as permitted by Minnesota Statutes Section 302A.521 as enacted and amended.

     Section 302A.521 of the Minnesota Business Corporation Act provides that a Minnesota business corporation shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Vital Images pursuant to the foregoing provisions, Vital Images has been informed that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

     As a Minnesota corporation, Vital Images is subject to the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act may deny shareholders the receipt of a premium on their Vital Images Common Stock and may also have a depressive effect on the market price of the Vital Images Common Stock. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a public Minnesota corporation form engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar of the Vital Images Common Stock will be American Stock Transfer & Trust Company.

                               RIGHTS AGREEMENT

     The Vital Images Common Stock distributed in the Distribution will be issued with Preferred Stock Purchase Rights ("Rights"). Each Right will entitle the registered holder to purchase from Vital Images at any time following the Rights Distribution Date (as defined below) one one-thousandth of a share (a "Preferred Stock Fraction") of Vital Images' Series A Junior Preferred Stock, par value $.01 per share (the "Preferred Stock"), or a combination of securities and assets of equivalent value, at a purchase price of $____ per Preferred Stock Fraction (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of _________, 1997 between Vital Images and ________________, as Rights Agent (the "Rights Agreement"). The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Rights Agreement, which is filed as an exhibit to the Registration Statement on Form 10, of which this Information Statement forms a part.

     Initially, the Rights will be evidenced by Vital Images Common Stock certificates, and no separate Rights Certificates will be distributed. The Rights will separate from the Vital Images Common Stock and will be distributed to the holders thereof on the "Rights Distribution Date," which shall be the close of business on the tenth business day following the first to occur of the following: (i) a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Vital Images Common Stock, other than as a result of a Permitted Offer, as defined (the "Stock Acquisition Date"); (ii) the announcement (or such later date as the Board of Directors, acting by a majority of the Continuing Directors, may determine) of a tender offer or exchange offer (other than a Permitted Offer, as defined) that would result in a person or group beneficially owning 15% or more of the outstanding Vital Images Common Stock; or (iii) a determination by the Board that a Person is an Adverse Person, and that such Person, alone or together with its affiliates and associates, has become the beneficial owner of a substantial amount of Vital Images Common Stock (which amount shall in no event be less than the greater of 10% of Vital Images Common Stock then outstanding or the sum of .001% and the largest percentage of the outstanding shares of Vital Images' Common Stock then known by the Company to be beneficially owned by any person (with certain exceptions)) and (A) such beneficial ownership by such Person is intended to cause Vital Images to repurchase the Vital Images Common Stock beneficially owned by such Person or to cause pressure on Vital Images to take action or enter into a transaction or series of transactions intended to provide such Person with short-term financial gain under circumstances where the Board determines that the best long-term interests of Vital Images and its shareholders would not be served by taking such action or entering into such transaction or series of transactions at that time or (B) such beneficial ownership is causing or reasonably likely to cause a material adverse impact including, but not limited to, impairment of relationships with customers or impairment of Vital Images' ability to maintain its competitive position.

     A "Permitted Offer" means a tender or exchange offer which is for all outstanding Vital Images Common Stock at a price and on terms determined, prior to the purchase of shares under such tender or exchange offer, by the Board at a time when a majority of the members of the Board are Continuing Directors to be fair to the Vital Images shareholders and otherwise in the best interests of Vital Images and its shareholders (other than the Person or any affiliate or associate thereof on whose behalf the offer is being made).

     A "Continuing Director" is (i) any person who is a member of the Board of Directors, while such person is a member of the Board of Directors, who is not an Acquiring Person or an Adverse Person, or an affiliate or associate of either of the foregoing, or a representative, nominee or designee of an Acquiring

Person or an Adverse Person or any such affiliate or associate, and who was a member of the Board prior to the date of the Rights Agreement, or (ii) any person who subsequently becomes a member of the Board of Directors, while such person is a member of the Board, who is not an Acquiring Person or an Adverse Person, or an affiliate or associate of either of the foregoing, or a representative, nominee or designee of an Acquiring Person, an Adverse Person or any such affiliate or associate, and whose initial nomination or initial election to the Board of Directors is recommended or approved by the Board at a time when a majority of the members of the Board are Continuing Directors.

     The Rights are not exerciseable until the Rights Distribution Date and will expire at the close of business on ____________, unless earlier redeemed or exchanged by Vital Images as described below (the earliest of all such dates, the "Expiration Date").

     If (i) a person or group, with certain exceptions, becomes the beneficial owner of more than 15% of the then outstanding Vital Images Common Stock, other than as a result of a Permitted Offer or (ii) the Board determines that a person is an Adverse Person (such events to be referred to as "Section 11(a)(ii) Events"), then each holder of a Right will thereafter have the right to receive, upon exercise, that number of Preferred Stock Fractions (or in certain circumstances, that number of shares of Vital Images Common Stock, cash, non-cash property or other securities of Vital Images) having a market value equal to two times the Exercise Price of the Right. The Rights, however, are not exerciseable following the occurrence of either of the events set forth above until such time as the Rights are no longer redeemable by Vital Images as set forth below. Notwithstanding any of the foregoing, following the occurrence of either of the events set forth above, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Adverse Person (or certain related persons and transferees) will be null and void.

     If at any time following the Stock Acquisition Date, other than pursuant to a Permitted Offer, (i) Vital Images is acquired in a merger or other business combination transaction in which Vital Images is not the surviving corporation or the Vital Images Common Stock is changed or exchanged or (ii) 50% or more of the Vital Images' assets or earning power is sold or transferred, (such events to be referred to as "Section 13 Events") each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive that number of shares of common stock of the acquiring company which equals the exercise price of the Right divided by one-half of the current market price of such common stock at the date of the occurrence of the event. The Section 11(a)(ii) Events and the Section 13 Events are collectively referred to as the "Triggering Events."

     At any time after the occurrence of a Section 11(a)(ii) Event, at the election of the Board, Vital Images may exchange the Rights (other than Rights which have become void), in whole or in part, at an exchange ratio of one Preferred Stock Fraction per Right (subject to adjustment).

     The Purchase Price payable and the number of Preferred Stock Fractions issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, split, combination, consolidation or reclassification of, the Preferred Stocks,
(ii) if all holders of any security of Vital Images are granted rights, options or warrants to subscribe for or purchase Preferred Stocks or convertible securities at less than the current market price of the Preferred Stocks, or
(iii) upon the distribution to holders of Preferred Stocks of evidences of indebtedness or assets (excluding quarterly cash dividends ) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustments in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. Vital Images will not be required to issue fractional Preferred Stocks other than fractions which are integral multiples of Preferred Stock Fractions (or, in the event of an appropriate election, shares of Vital Images Common Stock), and, in lieu of such fractional Preferred Stocks (or shares of Vital Images Common Stock, as the case may be), an adjustment in cash will be made based on the market price of the Preferred Stocks (or common stock, if appropriate) on the last trading date prior to the date of exercise.

     In general, at any time prior to the first to occur of (i) ten days following the Stock Acquisition Date, (ii) ten days after a person is determined to be an Adverse Person, or (iii) the Final Expiration Date, Vital Images, upon determination of the Board, may redeem the Rights in whole, but not in part, at a price of $.001 per Right (payable in cash, stock or other consideration deemed appropriate by the Board of Directors). Immediately upon redemption of the Rights, the Rights will terminate, and the only right of the holders of the Rights will be to receive the $.001 redemption price.

     The Preferred Stocks purchasable upon exercise of the Rights will be nonredeemable and junior to any other series of preferred stock Vital Images may issue (unless otherwise provided in the terms of such other stock). Each Preferred Stock will have a preferential quarterly dividend in an amount equal to 1,000 times the dividend declared on each share of Vital Images Common Stock, but in no event less than $100. In the event of liquidation, the holders of Preferred Stocks will receive a preferred liquidation payment equal to the greater of $1,000 per share, plus accrued dividends, or 1,000 times the payment made with respect to each share of Vital Images Common Stock. Each Preferred Stock will have 1,000 votes, voting together with the Vital Images Common Stock. In the event of any merger, consolidation or other transaction in which Vital Images Common Stock is exchanged, each Preferred Stock will be entitled to receive 1,000 times the amount and type of consideration received per share of Vital Images Common Stock. The rights of the Preferred Stocks as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Vital Images, including, without limitation, the right to vote or receive dividends. The creation of the Rights should not be taxable to shareholders. Shareholders may, however, depending upon the circumstances, recognize taxable income in the event that the Rights become exerciseable for Preferred Stocks (or other consideration) of Vital Images or for common stock of an acquiring company as set forth above.

     Prior to the Rights Distribution Date, the Board may adopt amendments to any of the provisions of the Rights Agreement (with certain exceptions), including amendments that modify the definition of Acquiring Person, change the Purchase Price or extend the Final Expiration Date. After the Rights Distribution Date, the provisions of the Rights Agreement may be amended by the Board to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding any Rights held by an Acquiring Person or Adverse Person that have become null and void under the Rights Agreement).

     One Right will be attached to each share of Vital Images Common Stock distributed in the Distribution so long as the Rights Agreement remains in effect and the Rights continue to remain attached to and trade with the shares of Vital Images Common Stock, Vital Images will issue one Right for each share of Vital Images Common Stock issued between the Record Date and any Rights Distribution Date, so that all outstanding shares of Vital Images Common Stock will have attached Rights. Based upon the ___________ shares of Bio-Vascular Common Stock outstanding on ________________, 1997 and the _______ shares of Bio-Vascular Common Stock reserved for issuance under outstanding warrants and options, Vital Images will initially reserve for issuance upon exercise of the Rights _______ Preferred Stocks.

     The Rights will have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Vital Images on terms not approved by Vital Images' Board. The Rights should not interfere with any merger or other business combination approved by Vital Images' Board because the Rights may be redeemed by Vital Images until the tenth day following the first public announcement that a person or group has become an Acquiring Person.

                            ADDITIONAL INFORMATION

     Vital Images has filed with the Commission a Registration Statement on Form 10 (the "Registration Statement", including any amendments or supplements thereto) under the Exchange Act with respect to the shares of Vital Images Common Stock being received by Bio-Vascular shareholders in the Distribution. This Information Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Information Statement as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Registration Statement and the exhibits thereto filed by Vital Images with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, 13th Floor, New York, New York 10048. Copies of such information can be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Website at http://www.sec.gov that contains reports, proxy and information statements, registration statements and other information that has been or will be filed by Vital Images. In addition, the Vital Images Common Stock is expected to be listed on the Nasdaq SmallCap Market. Reports, proxy statements and other information concerning Vital Images can be inspected and copied at the Public Reference Room of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                    Page(s)
                                                                                    -------
Report of Independent Accountants.....................................................  F-2

Balance Sheets as of January 31, 1997 and October 31, 1996 and 1995.................... F-3

Statements of Operations for the three months ended January 31, 1997 and 1996 and the years ended October 31, 1996, 1995 and 1994.................................... F-4

Statements of Equity for the three months ended January 31, 1997 and the years ended October 31, 1996, 1995 and 1994............................ F-5 and F-6

Statements of Cash Flows for the three months ended January 31, 1997 and 1996 and the years ended October 31, 1996, 1995 and 1994.................................... F-7

Notes to Financial Statements.................................................. F-8 to F-18

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders of Bio-Vascular, Inc.:

     We have audited the accompanying balance sheets of Vital Images, Inc. as of October 31, 1996 and 1995, and the related statements of operations, equity and cash flows for each of the three years in the period ended October 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vital Images, Inc. as of October 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended October 31, 1996, in conformity with generally accepted accounting principles.



COOPERS & LYBRAND L.L.P.


Minneapolis, Minnesota
December 16, 1996

                              VITAL IMAGES, INC.
                                BALANCE SHEETS

                                                                  JANUARY 31,    OCTOBER 31,   OCTOBER 31,
                                                                     1997           1996          1995
                                                                 -------------  ------------  ------------
                                                                  (UNAUDITED)
ASSETS
Current assets:
   Cash and cash equivalents...................................     $6,045,839   $        --   $        --
   Accounts receivable, net of an allowance for
    doubtful accounts of $10,400 at January 31, 1997
    and $48,800 and $20,000 at October 31, 1996................        131,564       190,807       234,032
    and 1995, respectively
   Prepaid expenses and other current assets...................        190,018        92,114        40,860
                                                                   -----------   -----------   -----------
       Total current assets....................................      6,367,421       282,921       274,892
Equipment and leasehold improvements, net......................        775,236       651,351       464,602
Patent costs, net..............................................         23,458         8,639            --
Marketable securities, long-term...............................      2,986,875            --            --
                                                                   -----------   -----------   -----------
       Total assets............................................    $10,152,990   $   942,911   $   739,494
                                                                   ===========   ===========   ===========

LIABILITIES AND EQUITY
Current liabilities:
   Accounts payable............................................         61,479        59,533        66,860
   Accrued expenses............................................        166,029       196,850       218,479
   Deferred revenues...........................................        253,697       285,027       133,511
                                                                   -----------   -----------   -----------
       Total current liabilities...............................        481,205       541,410       418,850
Deferred revenues..............................................        212,097       227,097            --
                                                                   -----------   -----------   -----------
       Total liabilities.......................................        693,302       768,507       418,850

Commitments (Note 8)

Equity:
   Common Stock: authorized, issued and
   outstanding shares of $.01 par value; 1,000
   in 1997, 1996 and 1995......................................             10            10            10
   Additional paid-in capital..................................     13,003,047     3,003,047     2,428,047
   Deferred compensation.......................................       (431,250)     (460,000)
   Net investment by Bio-Vascular, Inc.........................      3,162,004     3,138,520       854,011
   Accumulated deficit.........................................     (6,260,998)   (5,507,173)   (2,961,424)
   Unrealized marketable securities holding loss...............     (   13,125)           --            --
                                                                   -----------   -----------   -----------
       Total equity............................................      9,459,688       174,404       320,644
                                                                   -----------   -----------   -----------

          Total liabilities and equity.........................    $10,152,990   $   942,911   $   739,494
                                                                   ===========   ===========   ===========

   The accompanying notes are an integral part of the financial statements.

                              VITAL IMAGES, INC.
                           STATEMENTS OF OPERATIONS

                                               FOR THE THREE
                                               MONTHS ENDED
                                                JANUARY 31,             FOR THE YEARS ENDED OCTOBER 31,
                                          -----------------------   ---------------------------------------
                                             1997         1996          1996          1995          1994
                                          ----------   ----------   -----------    ----------   -----------
                                                (UNAUDITED)
License fee revenue.....................  $  106,889   $   73,819    $  605,196    $2,528,118    $1,296,152
Maintenance revenue.....................      45,604       69,048       276,930       365,536       383,623
                                          ----------   ----------   -----------    ----------   -----------
   Total revenue........................     152,493      142,867       882,126     2,893,654     1,679,775
Cost of revenue.........................      20,909       33,224       162,286       405,174       509,333
                                          ----------   ----------   -----------    ----------   -----------
   Gross margin.........................     131,584      109,643       719,840     2,488,480     1,170,442

Operating expenses:
Selling, general and administrative.....     568,683      506,565     1,805,522       879,473     1,098,104
Research and development................     445,358      306,792     1,459,490     1,356,578     1,254,946
Acquisition costs.......................          --           --            --            --        71,573
                                          ----------   ----------   -----------    ----------   -----------
   Operating income (loss)..............    (882,457)    (703,714)   (2,545,172)      252,429    (1,254,181)

Other income (expense), net.............     129,132         (791)          923         1,291           (11)
                                          ----------   ----------   -----------    ----------   -----------

Income (loss) before income taxes.......    (753,325)    (704,505)   (2,544,249)      253,720    (1,254,192)
Income tax provision....................         500          375         1,500         1,100         7,272
                                          ----------   ----------   -----------    ----------   -----------

   Net income (loss)....................  $ (753,825)   $(704,880)  $(2,545,749)   $  252,620   $(1,261,464)
                                          ----------   ----------   -----------    ----------   -----------

Pro forma net
 loss per share (unaudited).............  $     (.16)               $      (.54)
                                          ==========                ===========
Pro forma average number
 of common shares
 outstanding (unaudited)................   4,750,000                  4,742,000
                                          ==========                 ==========

   The accompanying notes are an integral part of the financial statements.

                               VITAL IMAGES, INC.
                              STATEMENTS OF EQUITY

                                                                                                     SERIES A
                                                                                                    CONVERTIBLE
                                                              COMMON STOCK                         PREFERRED STOCK
                                                     ---------------------------------    ---------------------------------
                                                     SHARES                     AMOUNT    SHARES                     AMOUNT
                                                     ------                     -------   ------                     -------
Balances at October 31, 1993.....................     1,347,525              $1,913,960    297,500                   $536,842
  Compensation expense...........................            --                      --        --                          --
  Merger with Bio-Vascular, Inc..................    (1,346,525)             (1,913,950)  (297,500)                  (536,842)
  Net amount received from Bio-Vascular..........            --                      --         --                         --
  Net loss.......................................            --                      --         --                         --
                                                      ---------               ---------   --------                  ---------
Balances at October 31, 1994.....................         1,000                      10         --                         --
  Net amount paid to Bio-Vascular................            --                      --         --                         --
  Net income.....................................            --                      --         --                         --
                                                      ---------               ---------   --------                  ---------
Balances at October 31, 1995.....................         1,000                      10         --                         --
  Issuance of stock option at below
    market price.................................            --                      --         --                         --
  Stock compensation.............................            --                      --         --                         --
  Net amount received from Bio-Vascular..........            --                      --         --                         --
  Net loss.......................................            --                      --         --                         --
                                                      ---------               ---------   --------                  ---------
Balances at October 31, 1996.....................         1,000                      10         --                         --
  Contribution of capital from Bio-Vascular
  (unaudited)....................................            --                      --         --                         --
  Stock compensation (unaudited).................            --                      --         --                         --
  Net amounts received from Bio-Vascular
  (unaudited)....................................            --                      --         --                         --
  Unrealized marketable securities holding
  loss (unaudited)...............................            --                      --         --                         --
  Net loss (unaudited)...........................            --                      --         --                         --
                                                      ---------               ---------   --------                  ---------
Balances at January 31, 1997 (unaudited).........         1,000               $      10         --                         --
                                                      =========               =========   ========                  =========


   The accompanying notes are an integral part of the financial statements.

                               VITAL IMAGES, INC.
                       STATEMENTS OF EQUITY - (CONTINUED)

                                                                                                                  UNREALIZED
                                                                                         NET                      MARKETABLE
                                                       ADDITIONAL                   INVESTMENT BY                 SECURITIES
                                                        PAID-IN      DEFERRED            BIO-        ACCUMULATED   HOLDING
                                                        CAPITAL    COMPENSATION     VASCULAR, INC.     DEFICIT       LOSS
                                                        -------    ------------     --------------     -------       ----
Balances at October 31, 1993.....................              --   $  (54,420)               --     $(1,952,580)         --
  Compensation expense...........................              --       31,675                --              --          --
  Merger with Bio-Vascular, Inc..................     $ 2,428,047       22,745                --              --          --
  Net amount received from Bio-Vascular..........              --           --        $1,099,970              --          --
  Net loss.......................................              --           --                --      (1,261,464)         --
                                                      -----------    ---------        ----------     -----------   ---------
Balances at October 31, 1994.....................       2,428,047           --         1,099,970      (3,214,044)         --
  Net amount paid to Bio-Vascular................                           --          (245,959)             --          --
  Net income.....................................              --           --                --         252,620          --
                                                      -----------    ---------        ----------     -----------   ---------
Balances at October 31, 1995.....................       2,428,047           --           854,011      (2,961,424)         --
  Issuance of stock option at below
    market price.................................         575,000     (575,000)               --              --          --
  Stock compensation.............................              --      115,000                --              --          --
  Net amount received from Bio-Vascular..........              --           --         2,284,509              --          --
  Net loss.......................................              --           --                --      (2,545,749)         --
                                                      -----------    ---------        ----------     -----------   ---------
Balances at October 31, 1996.....................       3,003,047     (460,000)        3,138,520      (5,507,173)         --
  Contribution of capital from Bio-Vascular
  (unaudited)....................................      10,000,000           --                --              --          --
  Stock compensation (unaudited).................              --       28,750                --              --          --
  Net amounts received from Bio-Vascular
  (unaudited)....................................              --           --            23,484              --          --
  Unrealized marketable securities holding
   loss (unaudited)..............................              --           --                --              --    $(13,125)
  Net loss (unaudited)...........................              --           --                --        (753,825)         --
                                                      -----------    ---------        ----------     -----------   ---------
Balances at January 31, 1997 (unaudited).........     $13,003,047    $(431,250)       $3,162,004     $(6,260,998)   $(13,125)
                                                      ===========    =========        ==========     ===========   =========

   The accompanying notes are an integral part of the financial statements.

                               VITAL IMAGES, INC.
                            STATEMENTS OF CASH FLOWS

                                                         FOR THE THREE MONTHS
                                                            ENDED JANUARY 31,               FOR THE YEARS ENDED OCTOBER 31,
                                                        --------------------------     -----------------------------------------
                                                             1997             1996          1996             1995           1994
                                                        ---------        ---------     ---------        ---------      ---------
                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).................................    $(753,825)      $(704,880)   $(2,545,749)        $252,620    $(1,261,464)
  Adjustments to reconcile net income
  (loss) to net cash  provided by
  (used in) operating activities:
   Depreciation and amortization....................       51,689          45,992        183,396          204,636        444,466
   Provision for uncollectible accounts.............        1,052           3,000         36,592           32,863             --
   Other............................................        4,555           1,573          1,073           (1,703)            --
   Non-cash compensation............................       28,750          16,324        115,000            8,375         23,300
   Changes in operating assets and liabilities:
     Accounts receivable............................       58,191          (2,100)         6,633          153,293       (181,427)
     Other current assets...........................       24,974          (2,028)       (51,255)          (6,059)       (30,423)
     Current liabilities............................      (28,875)       (110,122)       (28,956)         (50,731)       107,815
     Deferred revenues..............................      (46,331)         (6,812)       378,613          (41,320)      (134,841)
                                                       ----------      ----------     ----------       ----------     ----------
       Net cash provided by (used in)
        operating activities........................     (659,820)       (759,053)    (1,904,653)         551,974     (1,032,574)
                                                       ----------      ----------     ----------       ----------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of equipment and improvements...........     (175,575)        (60,613)      (375,047)        (307,718)      (230,814)
  Dispositions of fixed assets......................           --           3,330          3,830            1,703             --
  Additions to patents..............................      (14,819)             --         (8,639)              --             --
                                                       ----------      ----------     ----------       ----------     ----------
    Net cash used in investing activities...........     (190,394)        (57,283)      (379,856)        (306,015)      (230,814)
                                                       ----------      ----------     ----------       ----------     ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Received from (paid to) Bio-Vascular, Inc.........    6,896,053         816,336      2,284,509         (245,959)     1,099,970
  Payment on debt...................................           --              --             --               --       (123,521)
                                                       ----------      ----------     ----------       ----------     ----------
    Net cash provided by (used in)
     financing activities...........................    6,896,053         816,336      2,284,509         (245,959)       976,449
                                                       ----------      ----------     ----------       ----------     ----------

NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS...................................    6,045,839              --             --               --       (286,939)
CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD................................           --              --             --               --        286,939
                                                       ==========      ==========     ==========       ==========     ==========
CASH AND CASH EQUIVALENTS AT
  END OF PERIOD.....................................   $6,045,839              --             --               --             --
                                                       ==========      ==========     ==========       ==========     ==========

SUPPLEMENTAL DISCLOSURE:
  Cash paid for interest............................                                          --         $    984    $     6,848
                                                                                      ==========       ==========     ==========
  Acquisition of equipment under capital leases.....                                          --         $     --    $    12,049
                                                                                      ==========       ==========     ==========

   The accompanying notes are an integral part of the financial statements.

                              VITAL IMAGES, INC.
                        NOTES TO FINANCIAL STATEMENTS
                  (INFORMATION AS OF JANUARY 31, 1997 AND FOR
                    THE THREE MONTHS ENDED JANUARY 31, 1997
                            AND 1996 IS UNAUDITED)


(1)  BACKGROUND, BUSINESS DESCRIPTION AND BASIS OF PRESENTATION

 Background:

Vital Images, Inc. (the "Company") is a wholly-owned subsidiary of Bio-Vascular, Inc. On October 28, 1996, the Bio-Vascular Board of Directors approved a plan to separate Vital Images as an independent, publicly owned company. This transaction is to be effected through the distribution of shares of the Company to Bio-Vascular shareholders on or about April ___, 1997 (the "Distribution"). Shareholders will receive one share of the Company for each two shares of Bio-Vascular common stock held. The Company has attempted to structure the transaction as tax-free, but since no advance ruling will be sought from the Internal Revenue Service, no assurance can be made about the final tax treatment of the transaction. In anticipation of the Distribution, Bio-Vascular made a capital contribution to Vital Images of the intercompany debt due from Vital Images and assigned $10 million in cash, cash equivalents and marketable securities to Vital Images effective November 1, 1996. Subsequently, Bio-Vascular's Board of Directors agreed to make such additional capital contributions as are necessary to bring the Company's cash, cash equivalents and marketable securities balances to a combined total of $10 million effective as of the Distribution Date. Bio-Vascular and the Company will also enter into a number of agreements to facilitate the Distribution and the transition of the Company to an independent business.


On May 24, 1994, Bio-Vascular acquired Vital Images through a "stock for stock" exchange of 1,645,025 shares of Bio-Vascular Common Stock for the 1,645,025 shares of Vital Images common and Series A preferred stock then outstanding. The merger was accounted for under the "pooling-of-interests" method of accounting for financial reporting purposes.

 Business Description:

Vital Images, Inc. ("the Company") develops, markets and supports certain software products for interactive visualization and analysis of three-dimensional medical image data. The end users of Vital Images' software have been primarily researchers and innovators who have adapted the core technology to meet their needs. Vital Images is a leading developer of 3D volume rendering software for medical research, clinical diagnosis and screening and surgical planning. The Company's products, which are sold worldwide to hospitals, medical imaging centers and surgery centers, are intended to reduce invasive procedures, enhance visual information and produce fast results.

In December 1996, Vital Images received clearance from the FDA to market its new Vitrea 3D medical visualization system. The Vitrea system permits the user to visualize radiological images in two or three dimensions, and navigate or "fly through" them interactively. The Vitrea system, which consists of proprietary software from Vital Images, operates on the new Silicon Graphics O2 computer and will be marketed as an integrated visualization system.

                              VITAL IMAGES, INC.
                  NOTES TO FINANCIAL STATEMENTS -(CONTINUED)
                  (INFORMATION AS OF JANUARY 31, 1997 AND FOR
                    THE THREE MONTHS ENDED JANUARY 31, 1997
                            AND 1996 IS UNAUDITED)


 Basis of Presentation:

The financial statements reflect the assets, liabilities, revenues and expenses of the Company as it was operated as a wholly-owned subsidiary of Bio-Vascular. The Statements of Operations include an allocation of certain general corporate expenses of Bio-Vascular for administration, accounting, finance, human resources and regulatory functions. These allocations were based on estimates of personnel time and effort spent on the Company. Management believes these allocations were made on a reasonable basis. Corporate overhead allocations were $57,000, $44,000, $226,000, $66,000 and $79,000 for the three month periods ended January 31, 1997 and 1996, and for the years ended October 31, 1996, 1995 and 1994, respectively.

The Company's financing requirements are represented primarily by cash transactions with Bio-Vascular and are reflected in the "Net Investment by Bio-Vascular" equity account. Activity in the Net Investment by Bio-Vascular equity account relates to net cash received from Bio-Vascular through intercompany advances to fund the Company's operating deficits. These amount received from Bio-Vascular were considered to be capital contributions, as the Company did not have the ability to substantially repay these advances. In anticipation of the Distribution, Bio-Vascular made a capital contribution to Vital Images of the intercompany debt due from Vital Images and assigned $10 million in cash, cash equivalents and marketable securities, to Vital Images, effective November 1, 1996, consisting of approximately $3,000,000 of marketable securities and approximately $6,873,000 of cash and cash equivalents, along with the related accrued interest and unamortized premiums.

The financial information included herein is not necessarily indicative of the financial position, results of operations or cash flows of the Company in the future or what the financial position, results of operations or cash flows would have been if the Company had been a separate, independent company during the periods presented. (See Note 3 of the Notes to Financial Statements for the Unaudited Pro Forma Statements of Operations.)

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates:

The preparation of the Company's financial statements in conformity with generally accepting accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the
reporting periods.   Actual results could differ from those estimates.

 Cash and Cash Equivalents:

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company held no cash or cash equivalents as of October 31, 1996 and 1995. Cash equivalents at January 31, 1997, are primarily concentrated in one money market fund.

                              VITAL IMAGES, INC.
                  NOTES TO FINANCIAL STATEMENTS -(CONTINUED)
                  (INFORMATION AS OF JANUARY 31, 1997 AND FOR
                    THE THREE MONTHS ENDED JANUARY 31, 1997
                            AND 1996 IS UNAUDITED)


 Marketable Securities:

Investments having original maturities in excess of three months are classified as marketable securities. Investments are classified as short-term or long-term in the balance sheet based on their maturity date.

At January 31, 1997, all of the Company's marketable securities are classified as available-for-sale and all mature in two years or less. Available-for-sale investments are recorded at market value with unrealized holding gains and losses included as a separate component of equity.

 Equipment and Leasehold Improvements:

Equipment and leasehold improvements are stated at cost. Depreciation and amortization are computed using accelerated and straight-line methods over the estimated useful lives (generally three to seven years) or lease life. Major replacements and improvements are capitalized, and maintenance and repairs which do not improve or extend the useful lives of the respective assets are charged to operations. The asset and related accumulated depreciation or amortization accounts are adjusted for asset retirement or disposal with the resulting gain or loss shown in non-operating income.

 Revenue Recognition:

The Company recognizes software revenues upon shipment of the products. Revenue from maintenance contracts is generally deferred and recognized on a straight-line basis over the applicable maintenance contract period. Costs associated with maintenance revenues are charged to operations as incurred.

 Research and Development:

Research and development costs are expensed as incurred. Software development costs incurred in the research and development of new software products are expensed until the point that technological feasibility of the product is established. Similar consideration is given to proven marketability in evaluating net realizable value.


 Income Taxes:

The Company accounts for income taxes using the liability method. The liability method provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes (''temporary differences''). Temporary differences relate primarily to operating loss carryforwards and research and experimentation credit carryforwards.

As a wholly-owned subsidiary of Bio-Vascular, the Company has not filed separate federal income tax returns but rather is included in the federal income tax returns filed by Bio-Vascular. The Company's

                              VITAL IMAGES, INC.
                  NOTES TO FINANCIAL STATEMENTS -(CONTINUED)
                  (INFORMATION AS OF JANUARY 31, 1997 AND FOR
                    THE THREE MONTHS ENDED JANUARY 31, 1997
                            AND 1996 IS UNAUDITED)


allocated income tax provisions are based on the "separate return" method and consist solely of certain state minimum fees.

 Earnings (loss) per share:

Given the Company's historical capital structure as a wholly-owned subsidiary of Bio-Vascular and the changes therein to be effected by the spin-off of the Company from Bio-Vascular, historical earning per share amounts are not presented in the financial statements as they are not considered to be meaningful.

 Unaudited pro forma net loss per share:

Unaudited pro forma net loss per share is calculated as if the Distribution occurred at the beginning of each of the periods for which the unaudited pro forma net loss per share is presented and is based on the number of shares of Bio-Vascular stock outstanding, as adjusted for the distribution ratio of one share of the Company's Common Stock for each two shares of Bio-Vascular Common Stock held.

 Interim Periods:

The balance sheet at January 31, 1997, and the statements of operations and cash flows for the three month periods ended January 31, 1997 and 1996, and the statement of equity for the three month period ended January 31, 1997, together with the related notes, are unaudited, but in the opinion of management of the Company, include all adjustments (which consist only of accruals of a normal recurring nature) necessary to present fairly, in all materials respects, the financial position at January 31, 1997, and the results of operations and cash flows of the Company for the three month periods ended January 31, 1997 and 1996.

(3)  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

As a result of the Distribution, the Company believes that the following pro forma financial information is important to enable the reader to obtain a more meaningful understanding of the Company's results of operations. The pro forma financial information set forth below is for information purposes and may not be indicative of Vital Images' future performance, and does not necessarily reflect the results of operations of Vital Images had Vital Images operated as a separate, stand-alone entity during each of the periods presented.

                              VITAL IMAGES, INC.
                  NOTES TO FINANCIAL STATEMENTS -(CONTINUED)
                  (INFORMATION AS OF JANUARY 31, 1997 AND FOR
                    THE THREE MONTHS ENDED JANUARY 31, 1997
                            AND 1996 IS UNAUDITED)


                                        FOR THE THREE MONTHS ENDED
                                             JANUARY 31, 1997                FOR THE YEAR ENDED OCTOBER 31, 1996
                                  ---------------------------------------  ----------------------------------------

                                                                   PRO                                       PRO
                                  HISTORICAL     ADJUSTMENTS      FORMA     HISTORICAL     ADJUSTMENTS      FORMA
                                  ----------     -----------      -----     ----------     -----------      -----
Revenue..........................  $ 152,493                  $  152,493    $  882,126                     $ 882,126
Cost of revenue..................     20,909                      20,909       162,286                       162,286
                                   ---------                  ----------     ---------                     ---------
  Gross margin...................    131,584                     131,584       719,840                       719,840

Operating expenses:
Selling, general and
  administrative.................    568,683     $183,000 (1)    751,683     1,805,522   $730,000 (1)      2,535,522
Research and development.........    445,358       42,000 (1)    487,358     1,459,490    170,000 (1)      1,629,490
                                   ---------    ---------     ----------     ---------  ---------          ---------
  Operating loss.................   (882,457)    (225,000)    (1,107,457)   (2,545,172)  (900,000)        (3,445,172)

Other income, net................    129,132                     129,132           923         -- (2)            923
                                   ---------    ---------     ----------     ---------  ---------          ---------
Loss before income taxes.........   (753,325)    (225,000)      (978,325)   (2,544,249)  (900,000)        (3,444,249)
Income tax provision.............        500                         500         1,500                         1,500
                                   ---------    ---------     ----------     ---------  ---------          ---------

  Net loss.......................  $(753,825)   $(225,000)    $ (978,825)  $(2,545,749) $(900,000)       $(3,445,749)
                                   ---------    ---------     ----------     ---------  ---------          ---------

Pro forma net loss per share.....                             $     (.21)                                $      (.73)
                                                              ==========                                 ===========
Pro forma average number of
  common shares outstanding......                              4,750,000                                   4,742,000
                                                              ==========                                  ==========

(1) Represents the additional estimated costs expected to be incurred by Vital Images on a prospective basis, including the incremental costs associated with Vital Images' status as a public company, such as additional executive salaries, audit fees, directors' and officers' insurance, annual meetings, printing fees and directors' fees. A portion of such costs are included in the historical financial statements of Vital Images. Incremental costs are estimated as follows:


                                                          THREE MONTHS
                                                             ENDED           YEAR ENDED
                                                        JANUARY 31, 1997  OCTOBER 31, 1996
                                                        ----------------  ----------------
     Executive compensation..........................       $125,000          $500,000
     Audit and legal.................................         40,000           160,000
     Shareholder relations...........................         40,000           160,000
     Directors' and officers' insurance..............         13,000            50,000
     Annual directors' fees and expenses.............          7,000            30,000
                                                            --------          --------
                                                            $225,000          $900,000
                                                            ========          ========

(2) Does not include an allocation of interest income based on the ratio of cash, cash equivalents and marketable securities to be contributed to Vital Images over total investment assets. Under Bio-

                              VITAL IMAGES, INC.
                  NOTES TO FINANCIAL STATEMENTS -(CONTINUED)
                  (INFORMATION AS OF JANUARY 31, 1997 AND FOR
                    THE THREE MONTHS ENDED JANUARY 31, 1997
                            AND 1996 IS UNAUDITED)


     Vascular's investment strategies, interest income associated with this $10,000,000 to be contributed was approximately $550,000 for the year ended October 31, 1996, which may not have been the same, had such funds been maintained and invested by Vital Images. As cash, cash equivalents and marketable securities totaling $10,000,000 were assigned to Vital Images effective November 1, 1996, results for the three months ended January 31, 1997, do reflect investment earnings.


(4) SUPPLEMENTAL FINANCIAL STATEMENT INFORMATION


                                                                     JANUARY 31,      OCTOBER 31,    OCTOBER 31,
                                                                        1997             1996           1995
                                                                     -----------      -----------    -----------
Equipment and leasehold improvements:
     Furniture and fixtures..................................        $  148,932       $  120,618     $   66,453
     Computer equipment......................................         1,334,713        1,192,671      1,000,072
     Computer software.......................................           145,078          139,860        114,091
     Leasehold improvements..................................            23,048           23,048         23,048
     Less accumulated depreciation and amortization..........          (876,535)        (824,846)      (739,062)
                                                                     -----------      -----------    -----------
       Equipment and leasehold improvements, net.............        $  775,236       $  651,351     $  464,602
                                                                     ===========      ===========    ===========


Accrued expenses:
     Payroll, other employee benefits and related taxes......        $   97,656       $  108,302     $   76,733
     Royalties...............................................                --               --         78,294
     Research reimbursement, shareholder.....................                --               --         40,000
     Other...................................................            68,373           88,548         23,452
                                                                     -----------      -----------    -----------
       Total accrued expenses................................        $  166,029       $  196,850     $  218,479
                                                                     ===========      ===========    ===========



                                                                    FOR THE THREE
                                                                    MONTHS ENDED
                                                                     JANUARY 31,                FOR THE YEARS ENDED OCTOBER 31,
                                                            ---------------------------  -------------------------------------------
                                                              1997               1996      1996              1995             1994
                                                            --------          ---------  --------          --------         --------
Depreciation and amortization expense:
     Depreciation.....................................        51,689             45,992  $183,396          $160,176         $164,929
     Amortization of intangibles......................            --                 --        --            44,460           66,884
     Amortization of software
      development costs...............................            --                 --        --                --          212,653
                                                             -------            -------  --------          --------         --------
       Total depreciation and
        amortization expense..........................       $51,689            $45,992  $183,396          $204,636         $444,466
                                                             =======            =======  ========          ========         ========

                              VITAL IMAGES, INC.
                  NOTES TO FINANCIAL STATEMENTS -(CONTINUED)
                  (INFORMATION AS OF JANUARY 31, 1997 AND FOR
                    THE THREE MONTHS ENDED JANUARY 31, 1997
                            AND 1996 IS UNAUDITED)



 Non-Cash Financing Transactions:


Effective November 1, 1996, Bio-Vascular assigned approximately $3,000,000 of marketable securities to Vital Images, along with the related accrued interest and unamortized premium.

(5)  DEFERRED REVENUE

Deferred revenue consists of deferred maintenance contract revenue. Deferred revenue at January 31, 1997 and October 31, 1996, also includes amounts received from Advanced Technology Laboratories, Inc. ("ATL") in August 1996 to enter into an exclusive development agreement with Vital Images. The agreement with ATL is a five year agreement to co-develop Vital Images' 3D technology for use in ATL's ultrasound imaging systems.

The contract fee revenue of $300,000 received from ATL is being amortized on a straight-line basis over the five year term of the agreement. Unearned contract development amounts of $100,000, also received from ATL, are being recorded as an offset against research and development expense as development expenses are incurred relating to the ATL - Vital Images joint development agreement.

(6)  INCOME TAXES

The recorded income tax provision for each of the periods presented represents state minimum taxes. As of October 31, 1996, the Company has $1.6 million of net operating loss carryforwards subject to limitation under Section 382 of the Internal Revenue Code (IRC) due to the change in ownership. These carryforwards begin to expire in 2005. In addition, the Company has $237,000 of Research and Experimentation (R&E) credits, of which $137,000 are limited by IRC Section 383. These credits begin to expire in 2004. The deferred tax assets associated with the net operating losses and R&E credits have been totally offset by a valuation allowance as the future utilization of such losses and credits is uncertain.

(7) EQUITY

 Change in Authorized Shares:

The Company intends, prior to the Distribution Date, to increase the number of authorized shares of common stock of the Company from 1,000 shares to 20,000,000 shares. Additionally, a new class of preferred stock will be created with 5,000,000 shares authorized.

 Warrants:

In connection with a 1995 stock offering and issuance of Bio-Vascular Common Stock, Bio-Vascular issued to the underwriter warrants to purchase 90,000 share of Common Stock, at an exercise price of $16.375 per share. Pursuant to the Distribution Agreement with Bio-Vascular, Vital Images will assume its proportionate share of obligations represented by such warrants such that, after the Distribution Date,

                              VITAL IMAGES, INC.
                  NOTES TO FINANCIAL STATEMENTS -(CONTINUED)
                  (INFORMATION AS OF JANUARY 31, 1997 AND FOR
                    THE THREE MONTHS ENDED JANUARY 31, 1997
                            AND 1996 IS UNAUDITED)

each warrant will be exerciseable for shares of both Bio-Vascular Common Stock and Vital Images Common Stock according to the Distribution Ratio. These warrants are exerciseable until 1999.

 Stock Option Plans:

The Company has no stock options outstanding. The Company does intend to adopt stock option plans and grant options to Bio-Vascular option holders pursuant to the terms of an Employee Benefits Agreement between Bio-Vascular and the Company. While these grants will take place on the Distribution Date, the ultimate number of options granted and the associated exercise price is not presently determinable as, in accordance with Emerging Issues Task Force Issue No. 90-9, the actual number of options and exercise price is dependent on market conditions subsequent to the Distribution. The Company has also adopted a 1997 Stock Option and Incentive Plan and Director Stock Option Plan, and has reserved 675,000 and 75,000 shares, respectively, for issuance under such plans.

At January 31, 1997, options to purchase 1,293,720 Bio-Vascular shares are outstanding, and 797,552 are exerciseable.

  Rights Plan:


The Company intends, prior to the Distribution Date, to declare a dividend distribution of one Preferred Stock Purchase Right (Right) on each outstanding share of the Company's common stock. With certain exceptions, the Right will become exerciseable only in the event that an acquiring party accumulates 15% or more of the Company's common stock or a party announces an offer to acquire 15% or more of the Company's common stock. The Right will expire on ______________, if not previously redeemed or exercised. Each Right will entitle the holder to purchase one-tenth of a share of preferred stock at a price of $20.00. In addition, upon the occurrence of certain events, holders of the Right will be entitled to purchase for the exercise price, a number of preferred stock fractional interests having a then current market value of twice the exercise price or a defined number of shares of an acquiring entity's common stock at a then current market value of twice the exercise price. The Company will generally be entitled to redeem the Right at $.001 per Right at any time until the tenth day following the acquisition of 15% or more of the Company's common stock or the point at which the Company's Board of Directors determines that a person is an Adverse Person, as defined by the Rights Agreement.

 New Accounting Standard:

In October 1995, the Financial Accounting Standards Board issued Statement No. 123, Accounting for Stock-Based Compensation. In Fiscal 1997, the Company intends to adopt the disclosure provisions of the statement while continuing to account for options and other stock-based compensation using the intrinsic value-based method.

                              VITAL IMAGES, INC.
                  NOTES TO FINANCIAL STATEMENTS -(CONTINUED)
                  (INFORMATION AS OF JANUARY 31, 1997 AND FOR
                    THE THREE MONTHS ENDED JANUARY 31, 1997
                            AND 1996 IS UNAUDITED)


(8)  COMMITMENTS

 Operating Leases:


The Company leases office facilities in Fairfield, Iowa, under a non-cancelable operating lease expiring on May 31, 1997. The lease includes an option to renew for one three-year period. In February 1997, the Company entered into a new noncancelable operating lease in Minneapolis, Minnesota expiring January 31, 2002, with an option of early termination after three years on certain conditions. Total annual base rental expense for this new lease is approximately $99,000 per year. On September 1, 1997, the Company will increase its leased space in Minneapolis. Accordingly, its minimum annual lease payments will increase to $135,000 per year. The Company is also required to contribute to the cost of certain building improvements and operating costs. Total rent expense was $74,400, $74,340 and $92,385 for the years ended October 31, 1996, 1995 and 1994, respectively, and $18,585 for the three months ended January 31, 1997.

The lease on the Minneapolis facility also requires the Company to post a security deposit of up to $150,000 if, during the term of the lease, the aggregate balance of cash and marketable securities owned by the Company falls below $3,000,000 or its net worth falls below $1,000,000.

(9)  EMPLOYEE BENEFIT PLANS

 Salary Reduction Plan:

Prior to the Distribution, the Company's employees participated in Bio-Vascular's salary reduction plan, which qualifies under Section 401(k) of the Internal Revenue Code. Employee contributions are limited to 15% of their annual compensation, subject to annual limitations. At the discretion of the Board of Directors, Bio-Vascular may make matching contributions equal to a percentage of the salary reduction contribution or other discretionary amount. There have been no contributions to the plan by Bio-Vascular since its inception. The Company intends to adopt its own benefit plan.

 Employee Stock Purchase Plan:

Prior to the Distribution, the Company's employees participated in Bio-Vascular's Employee Stock Purchase Plan. The Company intends to adopt its own plan under which 250,000 shares of common stock will be reserved for future issuance. The Plan will be established to enable employees of the Company to invest in Company stock through payroll deduction. Shares of stock will be granted to employees at 85 percent of market value.

                              VITAL IMAGES, INC.
                  NOTES TO FINANCIAL STATEMENTS -(CONTINUED)
                  (INFORMATION AS OF JANUARY 31, 1997 AND FOR
                    THE THREE MONTHS ENDED JANUARY 31, 1997
                            AND 1996 IS UNAUDITED)

(10)   MAJOR CUSTOMERS AND GEOGRAPHIC DATA

                                                                                             PERCENTAGE
                                                                                                 OF
                                               SIGNIFICANT                      PERCENTAGE    ACCOUNTS
                                                CUSTOMER              SALES      OF SALES    RECEIVABLE
                                                --------              -----      --------    ----------
Year ended October 31, 1996.................   Mitsubishi             $98,992       11%           9%
                                               Chemical

Year ended October 31, 1995.................   CogniSeis           $1,781,558       62%          --
                                               Development, Inc.

Year ended October 31, 1994.................       --                      --       --           --

The Company's accounts receivable is generally concentrated with a small base of customers. As of January 31, 1997, four customers accounted for 63% of accounts receivable, while at October 31, 1996, five customers accounted for 69% of accounts receivable and at October 31, 1995, three customers accounted for 59% of accounts receivable.

Export sales amounted to 30%, 13%, and 39% of total sales for 1996, 1995 and 1994, respectively and 31% and 23% for the three months ended January 31, 1997 and 1996, respectively. Substantially all of the Company's export sales are negotiated, invoiced and paid in U.S. dollars. Export sales by geographic area are summarized as follows:


                                           JANUARY 31,                            OCTOBER 31,
                                   ------------------------       ------------------------------------------
                                    1997             1996           1996            1995              1994
                                   -------          -------       --------        --------          --------
Japan and Australia.............   $18,850          $26,259       $144,123        $210,425          $269,160
Europe..........................    27,640            6,473        111,166         114,672           359,468
Canada and Mexico...............     1,395              589          6,263          56,290            33,826

                              VITAL IMAGES, INC.
                  NOTES TO FINANCIAL STATEMENTS -(CONTINUED)
                  (INFORMATION AS OF JANUARY 31, 1997 AND FOR
                    THE THREE MONTHS ENDED JANUARY 31, 1997
                            AND 1996 IS UNAUDITED)


The following table sets forth the revenue of the Company by customer profile for the years ended October 31, 1996, 1995 and 1994. For the three month periods ended January 31, 1997 and 1996, revenues were primarily from Medical.

                                                     OCTOBER 31,
                                     -----------------------------------------
                                        1996            1995           1994
                                     -----------    -----------    -----------
                                          (IN THOUSANDS)
Medical..........................           $667         $  467         $  428
Geoscience.......................             59          2,127 (1)        736
Microscopy.......................             93            243            440
Other............................             63             57             76
                                            ----         ------         ------
                                            $882         $2,894         $1,680
                                            ====         ======         ======


(1) Includes $1,500 of one-time license fee revenue. The Company entered into a source code license agreement in August 1995 with CogniSeis Development, Inc. ("CogniSeis") granting it a worldwide, perpetual, exclusive license for use in oil and gas exploration applications. Under this agreement, CogniSeis became both the exclusive developer and marketer of VoxelGeo. Upon validation of the source code by CogniSeis, which occurred in _____________, 1995, the Company received the license fee payment. The Company has no remaining obligations under the license agreement. In exchange for this license, Vital Images also received future royalty payments expected to begin in calendar 1997. Any royalties will cease at the earlier of January 1, 2001 or at such time as the aggregate royalties received equal $2,000. There can be no assurance that royalties received under this agreement, if any, will aggregate to the $2,000 on or before January 1, 2001.

                                    PART II
                                    -------

                  ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS


(a) The financial statements filed as a part of this Registration Statement on Form 10 are listed on the Index to Financial Statements contained on page F-1 of the Information Statement forming a part hereof.


(b)  Exhibits to Registration Statement on Form 10:


Item No.  Description                                                             Method of Filing
--------  -----------                                                             ----------------
  10.1    Form of Distribution Agreement, to be dated effective
          as of _________, 1997 between Bio-Vascular, Inc. and
          Vital Images, Inc...................................................... Filed herewith electronically.

  10.2    Form of Employee Benefits Agreement, to be
          dated effective as of __________, 1997, between
          Bio-Vascular, Inc. and Vital Images, Inc............................... Filed herewith electronically.

 10.5     Incentive Stock Option Adjustment Plan................................. Filed herewith electronically.

 10.6     1990 Stock Option Plan................................................. Filed herewith electronically.

 10.12    1997 Director Stock Option Plan........................................ Filed herewith electronically.

 10.18    Joint Development Agreement dated August 14,
          1996 between Vital Images, Inc. and
          ATL Ultrasound, Inc.*.................................................. Filed herewith electronically.



______________
* Portions of such exhibit are subject to a request for confidential treatment filed with the Commission by the Registrant.

 23.1     Consent of Coopers & Lybrand L.L.P., dated
          April 18, 1997......................................................... Filed herewith electronically.

_____________________
* Portions of such exhibit are subject to a request for confidential treatment filed with the Commission by the Registrant.

                                   SIGNATURES


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Date:  April 18, 1997               VITAL IMAGES, INC.


                                    By:  /s/ Andrew M. Weiss
                                       ---------------------
                                       Andrew M. Weiss
                                       President and Chief Executive Officer

                               VITAL IMAGES, INC.
                       REGISTRATION STATEMENT ON FORM 10

                               INDEX TO EXHIBITS
                               -----------------


Item No.    Description                                                            Method of Filing
--------    -----------                                                            ----------------
   10.1     Form of Distribution Agreement, to be dated
            effective as of _________, 1997 between
            Bio-Vascular, Inc. and Vital Images, Inc.............................  Filed herewith electronically.

   10.2     Form of Employee Benefits Agreement, to
            be dated effective as of __________, 1997,
            between Bio-Vascular, Inc. and Vital Images, Inc.....................  Filed herewith electronically.

   10.5     Incentive Stock Option Adjustment Plan...............................  Filed herewith electronically.

   10.6     1990 Stock Option Plan...............................................  Filed herewith electronically.

   10.12    1997 Director Stock Option and Incentive  Plan.......................  Filed herewith electronically.

   10.18    Joint Development Agreement dated August 14, 1996 between
            Vital Images, Inc. and ATL Ultrasound, Inc.*.........................  Filed herewith electronically.

   23.1     Consent of Coopers & Lybrand L.L.P., dated
            April 18, 1997.......................................................  Filed herewith electronically.



_______________________
* Portions of such exhibit are subject to a request for confidential treatment filed with the Commission by the Registrant.

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